UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Penwest Pharmaceuticals Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Penwest Pharmaceuticals Co. (“Penwest common stock”)

(2)	Aggregate number of securities to which transaction applies:

31,966,889 shares of Penwest common stock, warrants to purchase 4,070,301 shares of Penwest common stock and 1,175,152 shares of Penwest common stock underlying outstanding stock options, each outstanding as of August 27, 2010

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (i) 31,966,889 shares of Penwest common stock multiplied by $5.00 per share, (ii) 1,175,152 shares of Penwest common stock underlying outstanding stock options with exercise prices less than $5.00 per share multiplied by $2.48 per share (which is the difference between $5.00 per share and the weighted average exercise price per share of the outstanding stock options as of August 27, 2010), and (iii) 4,070,301 shares of Penwest common stock underlying warrants with exercise prices less than $5.00 per share multiplied by $1.38 per share (which is the difference between $5.00 per share and the exercise price per share of the warrants). The filing fee was determined by multiplying $0.0000713 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$168,365,837.34

(5)	Total fee paid:

$12,004.48

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

  Penwest Pharmaceuticals Co.

2981 Route 22, Suite 2

Patterson, New York 12563

October 1, 2010

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of Penwest Pharmaceuticals Co. (“Penwest”) to be held on November 4, 2010, at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger of West Acquisition Corp. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), with and into Penwest (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of August 9, 2010 (as such agreement may be amended and in effect from time to time, the “Merger Agreement”), by and among Endo, Merger Sub, and Penwest, and the Plan of Merger (as described in the Merger Agreement). Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger.

Pursuant to the Merger Agreement, on August 20, 2010 Merger Sub commenced a cash tender offer to purchase all outstanding shares of Penwest common stock at a price of $5.00 per share, net to the sellers in cash, without interest and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase dated August 20, 2010, and the related Letter of Transmittal that were mailed to Penwest shareholders and filed by Endo and Penwest with the Securities and Exchange Commission (the “SEC”) on August 20, 2010. The offer reflected by such Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements thereto, is referred to herein as the “Offer.” On September 17, 2010, the Offer expired and on September 20, 2010, Merger Sub accepted for payment shares of Penwest common stock pursuant to and subject to the conditions of the Offer (the “Offer Closing”).

The Merger Agreement provides that following the Offer Closing and on the terms and subject to the conditions set forth in the Merger Agreement, including Penwest shareholder approval of the Merger and the Plan of Merger, Merger Sub will merge with and into Penwest in accordance with the Washington Business Corporation Act and the General Corporation Law of the State of Delaware and the separate corporate existence of Merger Sub will thereupon cease. If the Merger is completed, Penwest shareholders will be entitled to receive $5.00 in cash, without interest and less any required withholding taxes, for each share of Penwest common stock owned by them as of the date the Merger becomes effective. Following the completion of the Merger, Penwest will continue as an indirect wholly-owned subsidiary of Endo. A copy of the Merger Agreement (which includes the Plan of Merger) is filed as Appendix A hereto and is incorporated herein by reference.

After careful consideration, our board of directors unanimously determined that the Merger Agreement and the terms and conditions of the Merger are advisable, fair to and in the best interests of Penwest’s shareholders. Our board of directors has unanimously adopted and approved the Merger Agreement. Our board of directors unanimously recommends that you vote “FOR” the approval of the Merger and the Plan of Merger at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. The enclosed proxy statement provides detailed information about the Merger Agreement and the Merger. We encourage you to read this proxy statement carefully in its entirety.

Your vote is very important, regardless of the number of shares you own. The proposal to approve the Merger and the Plan of Merger must be approved by the holders of a majority of all the outstanding shares of Penwest common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, submit a proxy via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the Merger and the Plan of Merger. Only shareholders who owned shares of Penwest common stock at the close of business on September 24, 2010, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, please sign, date and return the enclosed proxy card in the postage-prepaid envelope, submit a proxy via the Internet or telephone or attend the special meeting and vote in person. Even if you plan to attend the meeting, we urge you to promptly submit a proxy for your shares via the Internet or telephone or by signing, dating and returning the enclosed proxy card.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Penwest.

Your vote is extremely important. If you have any questions or require any assistance in voting your shares, please call our proxy solicitor, Mackenzie Partners, Inc., toll-free at (800) 322-2885.

Very truly yours,

/s/ JENNIFER L. GOOD
JENNIFER L. GOOD
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Plan of Merger, passed upon the merits or fairness of the Merger or the Plan of Merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 1, 2010 and is being mailed to shareholders of Penwest on or about October 4, 2010.

PENWEST PHARMACEUTICALS CO.

2981 Route 22, Suite 2

Patterson, New York 12563

(845) 878-8400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held on November 4, 2010

To the Shareholders of Penwest Pharmaceuticals Co.:

Penwest Pharmaceuticals Co., a Washington corporation (“Penwest”), will hold a special meeting of shareholders on November 4, 2010, at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, to consider and vote upon a proposal to approve the merger of West Acquisition Corp. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), with and into Penwest (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of August 9, 2010 (as such agreement may be amended and in effect from time to time, the “Merger Agreement”), by and among Endo, Merger Sub, and Penwest, and the Plan of Merger (as described in the Merger Agreement). Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger.

Shareholders also will consider and act on any other matters that may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

The Board of Directors of Penwest has fixed September 24, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only record holders of Penwest common stock at the close of business on the record date are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting.

We urge you to complete, sign, date and return your proxy card as promptly as possible by mailing the card in the enclosed postage-prepaid envelope, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger and the Plan of Merger. If you fail to return your proxy card or fail to submit your proxy by Internet or telephone and do not vote in person at the special meeting, it will have the same effect as a vote against the approval of the Merger and the Plan of Merger. You may also submit a proxy by telephone by calling 1-866-540-5760 in the United States and from foreign countries or through the Internet at http://www.proxyvoting.com/ppco using the control number on your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

Under Washington law, if the Merger is completed, holders of Penwest common stock who did not vote in favor of approval of the Merger and the Plan of Merger will have certain rights under Chapter 23B.13 of the Washington Business Corporation Act (the “WBCA”) to dissent from the transaction and demand payment of the fair value of their shares. Penwest shareholders may perfect these rights by complying with the procedures set forth in Chapter 23B.13 of the WBCA. A copy of Chapter 23B.13 is attached as Annex C to the enclosed proxy statement.

The Merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement (which includes the Plan of Merger) is attached as Annex A to the proxy statement.

Patterson, New York

October 1, 2010

By Order of the Board of Directors,

/s/ FRANK P. MUSCOLO
Frank P. Muscolo
Corporate Secretary

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or submit a proxy by telephone by calling 1-866-0540-5760 in the United States and from foreign countries or through the Internet at http://www.proxyvoting.com/ppco. Giving your proxy now will not affect your right to vote in person if you attend the special meeting.

PENWEST PHARMACEUTICALS CO.

SPECIAL MEETING OF SHAREHOLDERS

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ANNEXES

Annex A—Agreement and Plan of Merger

Annex B—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex C— Chapter 23B.13 of the Washington Business Corporation Act

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Penwest Pharmaceuticals Co. In addition, we refer to Penwest Pharmaceuticals Co. as “Penwest,” to Endo Pharmaceuticals Holdings Inc. as “Endo” and to West Acquisition Corp. as “Merger Sub.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of Penwest shareholders and the proposed Merger (as defined below). These questions and answers may not address all questions that may be important to you as a Penwest shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in, or incorporate by reference into, this proxy statement.

The Proposed Merger

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of Penwest shareholders, or at any adjournments or postponements of the special meeting. This document contains important information about the Merger and the special meeting of shareholders, and you should read it carefully.

Pursuant to the Agreement and Plan of Merger, dated as of August 9, 2010 (as such agreement may be amended and in effect from time to time, the “Merger Agreement”), by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), West Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Endo (“Merger Sub”), and Penwest, Endo and Merger Sub recently completed an offer to purchase all outstanding shares of Penwest common stock (the “Offer”) at a price of $5.00 per share, net to the seller in cash, without interest (the “Offer Price”). You are receiving this proxy statement because you did not tender your shares of Penwest common stock in response to such offer. Under the terms of the Merger Agreement, shareholders who did not tender their shares are being solicited by Endo and Merger Sub to vote to approve the Merger and the Plan of Merger (as described in the Merger Agreement).

Q:	What will I receive for my shares of Penwest common stock in the Merger?

A:	As a result of the merger of Merger Sub with and into Penwest (the “Merger”), Penwest shareholders will be entitled to receive $5.00 in cash, without interest and less any required withholding taxes, for each share of our common stock they own as of the date the Merger becomes effective. For example, if you own 1,000 shares of our common stock, you will be entitled to receive $5,000 in cash, less any required withholding taxes, in exchange for your 1,000 shares.

Q:	What will the holders of Penwest stock options receive in the Merger?

A:	Each option to purchase shares of Penwest common stock that remains outstanding immediately before the closing of the Merger (the “Merger Closing”) will be cancelled immediately before the Merger Closing. In consideration for such cancellation, the holder of each such option will become entitled to receive an amount of cash equal to the product of (i) the number of shares of Penwest common stock subject to each such option, multiplied by (ii) the excess, if any, of (a) $5.00 over (b) the per-share exercise price under such option. That payment will be subject to reduction for any required withholding taxes. Stock options with per-share exercise prices greater than or equal to $5.00 will be cancelled without any payment being made in respect thereof. See “The Merger—Treatment of Stock Options Outstanding Under Our Stock Plans” beginning on page 53.

Q:	What will the holders of shares of restricted Penwest common stock receive in the Merger?

A:	All vested and unvested shares of our restricted stock will be treated in a manner consistent with the other shares of Penwest common stock and will be converted into the right to receive $5.00 per share in cash, less any required withholding taxes. See “The Merger—Treatment of Restricted Shares Outstanding Under Our Stock Plans” beginning on page 53.

Q:	What will the holders of warrants for Penwest common stock receive in the Merger?

A:	Each warrant to acquire shares of Penwest common stock will, at the Merger Closing, become a warrant to receive, subject to the conditions set forth therein, cash consideration in the amount that would have been payable with respect to the shares of Penwest common stock issuable upon exercise of the warrant if such warrant had been exercised immediately prior to the Merger. At the holder’s election exercisable concurrently with or within 30 days after the Merger Closing, a holder of such a warrant will be entitled to receive an amount of cash equal to the value of such warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Penwest common stock equal to the value weighted average price of Penwest common stock for the trading day immediately preceding the date of the Merger Closing, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such warrant as of the date of the Merger Closing and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of August 10, 2010. See “The Merger—Effect of the Merger Agreement on Penwest Warrants” beginning on page 53.

Q:	What will happen to Penwest common stock held through the Penwest Pharmaceuticals Co. Savings Plan?

A:	At the closing of the Merger, Penwest common stock held through the Penwest Pharmaceuticals Co. Savings Plan (the “Plan”) that was not tendered in the Offer will be converted into the right to receive $5.00 per share in cash, less any required withholding taxes. Following completion of the proposed Merger, shares of Penwest common stock will no longer be listed on The NASDAQ Stock Market, or any other stock exchange or quotation system, and thus will not remain an investment option under the Plan.

Q:	What effects will the proposed Merger have on Penwest?

A:	Upon completion of the proposed Merger, Penwest will cease to be a publicly traded company and will be wholly owned by Endo. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are expected to be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of Penwest common stock will no longer be listed on The NASDAQ Stock Market, or any other stock exchange or quotation system.

Q:	What regulatory approvals and filings are needed to complete the Merger?

A:	The Merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of Endo and Penwest has made the necessary filings under the HSR Act. The applicable waiting period under the HSR Act expired on September 1, 2010. See “The Merger—Regulatory Matters” beginning on page 57.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to consummate the Merger in the fourth quarter of 2010.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not consummated for any reason, Endo will indirectly control 30,810,778 outstanding shares of Penwest common stock as a result of the closing of the tender offer. Penwest has taken such action necessary to cause a pro rata portion (based on the percentage of outstanding shares of Penwest common

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stock controlled by Endo) of the directors of Penwest to consist of persons designated by Endo. Specifically, effective as of September 20, 2010, Messrs. Peter F. Drake, Ph.D., Joseph E. Edelman, John G. Lemkey, David P. Meeker, M.D., Kevin C. Tang, Roderick Wong and Saiid Zarrabian resigned from the Penwest board of directors. In addition, effective as of September 20, 2010, the following individuals were appointed as members of the Penwest board of directors: David P. Holveck, Julie McHugh, Alan Levin, Ivan P. Gergel, M.D. and Caroline B. Manogue. Penwest has taken such action necessary to cause such directors to be “Continuing Directors” under the Penwest Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”). As a result of its ownership of such shares of Penwest common stock and the number of its affiliated members on the Penwest board of directors, Endo controls decisions of the Penwest board of directors and the decisions of Merger Sub as a shareholder of Penwest. This concentration of control in one shareholder may adversely affect the market value of the shares of Penwest common stock.

Because Endo controls more than 50% of the outstanding shares of Penwest common stock, even if the Merger is not consummated, shareholders of Penwest, other than those affiliated with Endo, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

Q:	What rights do I have if I oppose the Merger?

A:	Our shareholders are entitled to certain rights under Chapter 23B.13 of the Washington Business Corporation Act (the “WBCA”), to dissent from the transaction and demand payment of the fair value of their shares. Penwest shareholders that perfect these rights by complying with the procedures set forth in Chapter 23B.13 of the WBCA will be entitled to receive a cash payment equal to such fair value of their shares (plus accrued interest). In order to exercise your dissenters’ rights, you must strictly follow the procedures prescribed by Washington law, which are summarized under “Dissenters’ Rights” beginning on page 70. The “fair value” of your shares (as defined in Washington law) may be more or less than the merger consideration.

Q:	Do any of Penwest’s directors or officers have interests in the Merger that may differ from those of Penwest shareholders?

A:	Penwest is a party to executive retention agreements with each of its executive officers (the “Retention Agreements”). Under these agreements, the executive officers are entitled to separation pay and benefits if their employment is terminated by Penwest other than for cause, disability or death, or by the executive officer for good reason, in each case within 18 months following the date of a change in control of Penwest. Under the terms of the Retention Agreements, the election of the three new Class I directors at Penwest’s annual meeting of shareholders held on June 22, 2010 constituted a change in control of Penwest, and Merger Sub’s acceptance for payment of shares tendered in the Offer (as defined below) also constituted a separate change in control of Penwest. See “The Merger—Interests of Our Executive Officers and Directors in the Merger” beginning on page 37 for a description of these and other rights of our directors and executive officers that come into effect in connection with the Merger.

Q:	What factors did the Penwest board of directors consider in making its recommendation?

A:

In making its recommendation, our board of directors took into account, among other things, the $5.00 per share cash consideration to be received by holders of Penwest common stock pursuant to the Merger not only in relation to the market price as of signing and historical market prices of our common stock, but also in relation to our board of directors’ assessment of the business, competitive position and prospects of Penwest; the fact that Penwest shareholders will be entitled to receive the consideration in cash, which provides certainty of value to Penwest’s shareholders; that this cash offer represents the quickest means of returning capital to Penwest’s shareholders—consistent with the strategy adopted by the Penwest board of directors in July 2010 following the change of control associated with the 2010 annual meeting of shareholders to return capital to Penwest’s shareholders in the most tax efficient manner available; and the terms and conditions of the Merger Agreement, including the absence of any financing contingency to complete the transaction. See “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 22.

Q:	Will the Merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the Merger and the shareholder’s adjusted tax basis in the shares of our common stock converted into cash in the Merger. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 54.

The Special Meeting

Q:	Where and when is the special meeting of shareholders?

A:	The special meeting of our shareholders will be held on November 4, 2010 at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the proposal to approve the Merger and the Plan of Merger.

Shareholders will also consider and act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Penwest’s board of directors recommend that I vote?

A:	At a meeting held on August 9, 2010, our board of directors unanimously adopted and approved the Merger Agreement and determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the Merger and the Plan of Merger.

Voting and Proxy Procedures

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on September 24, 2010 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting. Endo and its affiliates own approximately 90.56% of our common stock and their shares represent a quorum and sufficient votes to approve the Merger.

Q:	What vote is required to approve the Merger and the Plan of Merger?

A:	The proposal to approve the Merger and the Plan of Merger must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Former Penwest shareholders Tang Capital Partners, L.P. (“Tang Capital”), whose principal Kevin Tang was a member of our board of directors, Perceptive Life Sciences Master Fund Ltd. (“Perceptive”), whose investment manager’s managing member Joseph Edelman was a member of our board of directors, Mr. Tang, the former Chairman of our board of directors, and Jennifer Good, Penwest’s President and Chief Executive Officer, tendered to Merger Sub the shares of Penwest common stock held by such parties, pursuant to Shareholder Tender Agreements with Endo and Merger Sub, dated as of the date of the Merger Agreement, that each had entered into in connection with the Merger. These Shareholder Tender Agreements are described in more detail below on page 67, under the subheading “Shareholder Tender Agreements.” The Shareholder Tender Agreement entered into between Endo and Perceptive on August 9, 2010 (the “Perceptive Shareholder Tender Agreement”) inadvertently included 925,000 shares issuable upon exercise of certain warrants that Perceptive had previously beneficially owned, but had transferred in 2008. Upon discovery of this error, the Perceptive Shareholder Tender Agreement was amended on August 20, 2010 to reflect Perceptive’s correct beneficial ownership in Penwest. 13,456,004 shares of Penwest common stock, comprising approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) as of August 6, 2010, were subject to the Shareholder Tender Agreements, and all of such shares are now held by Merger Sub and indirectly controlled by Endo.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares in accordance with the directions provided by your broker. Without instructions from you, your shares will not be voted, which will have the same effect as if you voted “AGAINST” approval of the Merger and the Plan of Merger.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed postage-prepaid return envelope as soon as possible, or submit a proxy via the Internet or telephone, so that your shares can be voted at the special meeting of our shareholders. Please do not send your stock certificates with your proxy card.

Q:	May I vote in person?

A:	Yes. If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card by mail or submitting a proxy via the Internet or telephone. If your shares are held in “street name,” you must obtain a proxy from your broker or other nominee in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy by mail or submit a proxy via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	What information do I need to attend the special meeting?

A:	Only shareholders and their proxies may attend the special meeting. If you are a shareholder of Penwest as of the record date of September 24, 2010, your name will be verified against the list of shareholders of record prior to your admittance to the special meeting. You should be prepared to present photo identification for admission. If you are a street name shareholder, you should provide proof of beneficial ownership on the record date, a copy of the voting-instruction card provided by your broker, bank, or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q:	May I submit a proxy via the Internet or telephone?

A:	If your shares are registered in your name, you may cause your shares to be voted by mailing a signed and dated proxy card in the enclosed postage-prepaid envelope or by voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at http://www.proxyvoting.com/ppco or by telephone by calling 1-866-540-5760 in the United States or from foreign countries. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are held in “street name” through a broker or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker or nominee, or via the Internet or by telephone through your broker or nominee if your broker or nominee provides such a service. To provide voting instructions via the Internet or telephone through your broker or nominee, you should follow the instructions on the voting form provided by your broker or nominee.

Q:	What happens if I do not return my proxy card by mail, submit a proxy via the Internet or telephone or attend the special meeting and vote in person?

A:	The approval of the Merger and the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, submit a proxy via the Internet or telephone, or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the Merger and the Plan of Merger. However, Endo and its affiliates own approximately 90.56% of our common stock and their shares represent a quorum and sufficient votes to approve the Merger and the Plan of Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before a vote at the special meeting. If your shares are registered in your name, you may revoke your proxy by:

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delivering a written revocation of the proxy bearing a date later than the date of the proxy or a later dated, signed proxy card, to our corporate secretary at our corporate offices at 2981 Route 22, Suite 2, Patterson, New York 12563, or by fax to the attention of Frank P. Muscolo, Corporate Secretary, at (845) 878-3420, on or before the business day prior to the special meeting;

•	delivering a new, later dated proxy by telephone or via the Internet until immediately prior to the special meeting;

•

delivering a written revocation of the proxy bearing a date later than the date of the proxy or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return by mail (or submit via the Internet or telephone) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Penwest common stock before the special meeting?

A:	The record date for the special meeting, September 24, 2010, is earlier than the date of the special meeting and the date the Merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Penwest. Penwest will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers or employees of Penwest, none of whom will receive additional compensation therefor.

Q:	Will a proxy solicitor be used?

A:	Yes. Penwest has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and Penwest estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $7,500 plus certain costs associated with telephone solicitations, if required. Penwest has also agreed to reimburse MacKenzie Partners, Inc. for out-of-pocket expenses and to indemnify them against certain losses arising out of their proxy solicitation services.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $5.00 in cash, without interest and less any required withholding taxes, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (212) 929-5500 (call collect) or (800) 322-2885 (toll free) proxy@mackenziepartners.com (email address).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act that are based on our current expectations, assumptions, beliefs, estimates and projections about Penwest and its industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “could,” “would”, “should” and similar expressions. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the Merger may not be consummated in a timely manner, if at all;

•	risks related to the diversion of management’s attention from our ongoing business operations;

•	risks regarding employee retention; and

•

legal and regulatory proceedings, including but not limited to litigation arising out of the proposed Merger, or other matters that affect the timing or our ability to complete the transactions as contemplated.

In addition, we are subject to risks and uncertainties and other factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, and updated in our subsequently filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” beginning on page 78 of this proxy statement. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and, although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. To better understand the Merger and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in, and incorporate by reference into, this proxy statement. See “Where You Can Find More Information” beginning on page 78. The Merger Agreement (which includes the Plan of Merger) is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document governing the Merger.

This proxy statement is dated October 1, 2010 and is being mailed to shareholders of Penwest on or about October 4, 2010.

The Parties to the Merger (page 16)

Penwest Pharmaceuticals Co.

Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. We are currently developing A0001, or a-tocopherolquinone, a coenzyme Q analog, for inherited mitochondrial respiratory chain diseases. We are also applying our drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations.

Penwest is a Washington corporation with its principal executive office located at 2981 Route 22, Suite 2, Patterson, New York 12563-2335. Penwest’s telephone number at such principal executive office is (877) 736-9378. Our website is located at http://www.penwest.com. Additional information regarding Penwest is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 78.

Endo Pharmaceuticals Holdings Inc.

Endo Pharmaceuticals Holdings Inc. is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is engaged in the research, development, manufacturing, marketing and sale of branded and generic prescription pharmaceuticals used primarily to treat and manage pain, overactive bladder, prostate and bladder cancer and the early onset of puberty in children, or central precocious puberty.

Endo was incorporated in Delaware as a holding company on November 18, 1997. Endo’s principal executive offices are located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317. Endo’s telephone number at such principal executive offices is (610) 558-9800.

West Acquisition Corp.

On August 6, 2010, Endo established West Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Endo, to act as the purchaser in the tender offer for all outstanding shares of Penwest common stock. Merger Sub has not conducted any business operations other than those incident to its formation and to the Offer and the Merger. The mailing address for its principal executive offices is 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317. Its telephone number is (610)  558-9800.

The Merger (page 17)

On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Penwest, and Penwest will become an indirect wholly owned subsidiary of Endo. Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger and the Plan of Merger. If the Merger is completed, you will be entitled to receive $5.00 in cash, without interest and less any required withholding taxes, in exchange for each share of our common stock that you own as of the date the Merger becomes effective and for which you have not properly exercised appraisal rights. After the Merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Penwest shareholder and will have no rights as an Endo shareholder as a result of the Merger. Penwest shareholders will receive the merger consideration after surrendering their Penwest shares in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after closing the Merger. As a result of the Merger, Penwest will cease to be a publicly-traded company.

The Merger Agreement (which includes the Plan of Merger) is attached as Annex A to this proxy statement. Please read it carefully.

Treatment of Stock Options Outstanding Under Our Stock Plans (page 53)

The Offer permitted holders of options to purchase shares of Penwest common stock to conditionally exercise such options without paying the exercise price at the time of exercise and to tender the shares of Penwest common stock issuable upon the exercise of such options in the offer to purchase all outstanding shares of Penwest common stock at a price of $5.00 per share recently completed by Endo and Merger Sub (the “Offer”). Upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, holders so tendering received the Offer Price, with respect to the shares of Penwest common stock issuable upon the exercise of such options, less an amount equal to the aggregate exercise price of such options so exercised and less any required withholding taxes. Options granted under the 1997 Equity Incentive Plan that were not conditionally exercised and tendered in the Offer terminated upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer.

The Merger Agreement also provides that each option to purchase shares of Penwest common stock that remains outstanding immediately before the Merger Closing, including stock options granted under the 1998 Spinoff Option Plan and 2005 Stock Incentive Plan and stock options held by Penwest’s directors and executive officers, will be cancelled immediately before the Merger Closing. In consideration for such cancellation, the holders of each such option will become entitled to receive, at the effective time of the Merger, an amount of cash equal to the Option Spread Value (as defined below) with respect to such option, less any required withholding taxes. If the exercise price of any option equals or exceeds the amount of the Offer Price, no consideration will be paid with respect to such option.

Treatment of Restricted Shares Outstanding Under Our Stock Plans (page 53)

The terms and conditions applicable to shares of restricted Penwest common stock held by Penwest’s directors permitted the holders thereof to tender such shares, including unvested shares, in the Offer. Upon Merger Sub’s acceptance for payment of shares of restricted Penwest common stock pursuant to the Offer, Merger Sub purchased each such share so tendered for the Offer Price, less any required withholding of taxes. All vested and unvested shares of our restricted stock that were not tendered in the Offer and accepted for payment by Merger Sub will be treated in a manner consistent with the other shares of Penwest common stock and will be converted into the right to receive $5.00 per share, less any applicable withholding taxes.

Effect of the Offer and the Merger Agreement on Penwest Warrants (page 53)

The Merger Agreement permitted holders of warrants to acquire shares of Penwest common stock to conditionally exercise such warrants without paying the exercise price at the time of exercise and to tender the shares of Penwest common stock issuable upon the exercise of such warrants in the Offer. Upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, holders so tendering received the aggregate Offer Price with respect to the shares of Penwest common stock issuable upon the exercise of such warrants, less an amount equal to the aggregate exercise price of such warrants so exercised and less any required withholding taxes.

Effective as of the Merger Closing, each warrant to acquire shares of Penwest common stock will become a warrant to receive, subject to the conditions set forth therein, cash consideration in the amount that would have been payable with respect to the shares of Penwest common stock issuable upon exercise of the warrant if such warrant had been exercised immediately prior to the Merger. At the holder’s election exercisable concurrently with or within 30 days after the Merger Closing, a holder of such a warrant will be entitled to receive an amount of cash equal to the value of such warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Penwest common stock equal to the value weighted average price of Penwest common stock for the trading day immediately preceding the date of the Merger Closing, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such warrant as of the date of the Merger Closing and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of August 10, 2010.

Reasons for the Merger and Recommendation of Our Board of Directors (page 22)

Our board of directors (“Board”) unanimously recommends that you vote “FOR” approval of the Merger and the Plan of Merger. At a meeting of our Board on August 9, 2010, after consultation with financial and legal advisors, our Board unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, (ii) adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved to recommend that Penwest shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) took all actions so that the restrictions contained in the Articles of Incorporation and the WBCA applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of the Merger Agreement or the Shareholder Tender Agreements (described in more detail below on page 67, under the subheading “Shareholder Tender Agreements”), or to the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

In the course of reaching its decision, our Board consulted with our Chief Executive Officer, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the $5.00 per share cash consideration to be received by holders of our common stock pursuant to the Merger not only in relation to the market price as of signing and historical market prices of our common stock, but also in relation to our Board’s assessment of the business, competitive position and prospects of Penwest, that Penwest shareholders will be entitled to receive the consideration in cash, which provides certainty of value to Penwest’s shareholders; and that this cash offer represents the quickest means of returning capital to Penwest’s shareholders—consistent with the strategy adopted by the Board in July 2010 following the change of control associated with the 2010 annual meeting of shareholders to return capital to Penwest’s shareholders in the most tax efficient manner available and the terms and conditions of the Merger Agreement, including the absence of any financing contingency to complete the transaction.

Opinion of Our Financial Advisor (page 26)

Our financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) delivered to the Board a written opinion dated August 9, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the Offer Price to be received in the Offer and the Merger by holders of shares of Penwest common stock (other than Endo, Merger Sub, Tang Capital, Perceptive and their respective affiliates).

The full text of the written opinion of BofA Merrill Lynch, dated August 9, 2010, which describes, among other things, the assumptions made, procedures followed, factors considered, and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. BofA Merrill Lynch delivered its opinion to our Board for the benefit and use of our Board in connection with, and for the purposes of the evaluation of, the Offer Price from a financial point of view. BofA Merrill Lynch’s opinion addresses only the consideration to be paid to the holders of shares of Penwest common stock in the Offer and the Merger, and does not address any other matter. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder of Penwest as to how such shareholder should vote or act in connection with the proposed Merger or any related matter.

The Special Meeting of Penwest’s Shareholders (page 13)

Date, Time and Place. We will hold the special meeting at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., local time, November 4, 2010. The purposes of the special meeting are to consider and vote on a proposal to approve the Merger and the Plan of Merger. A copy of the Merger Agreement (which includes the Plan of Merger) is attached as Annex A to this proxy statement. Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger.

Shareholders will also consider and act on any other matters that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote; Quorum. Only holders of record of our common stock as of close of business on September 24, 2010, the record date, are entitled to receive notice of, and to vote at, the special meeting. On the record date, 33,627,009 shares of our common stock were issued and outstanding and held by approximately 481 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the Merger and the Plan of Merger.

A quorum of shareholders is necessary to hold a valid special meeting. Under our Amended and Restated Bylaws, as amended (the “Bylaws”), a quorum is present at the special meeting if a majority of the shares of our common stock issued, outstanding and entitled to vote on a matter as of the record date are present, in person or represented by proxy. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will not be counted as shares present. Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger and the Plan of Merger.

Vote Required. The approval of the Merger and the Plan of Merger requires the affirmative vote of the holders of a majority of all the outstanding shares of Penwest common stock entitled to vote at the special meeting. Shareholder approval of the Merger and the Plan of Merger is a condition to the Merger Closing. Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger and the Plan of Merger.

Revocation of Proxies (page 15)

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If your shares are registered in your name, you may revoke your proxy by:

•

delivering a written revocation of the proxy bearing a date later than the date of the proxy, or a later dated, signed proxy card, to our corporate secretary at our corporate offices at 2981 Route 22, Suite 2, Patterson, New York 12563, or by fax to the attention of Frank P. Muscolo, Corporate Secretary, at (845) 878-3420, on or before the business day prior to the special meeting;

•	delivering a new, later dated proxy by telephone or via the Internet until immediately prior to the special meeting;

•

delivering a written revocation of the proxy bearing a date later than the date of the proxy or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Interests of Our Executive Officers and Directors in the Merger (page 37)

When considering the recommendation of our Board, you should be aware that certain current and former members of our Board and our executive officers have interests in the Merger, as are described below, other than their interests as Penwest shareholders generally. These interests may be different from, or in addition to, your interests as a Penwest shareholder. These interests may create potential conflicts of interest. The members of our Board were aware of the material facts as to these additional interests, and considered them, among other matters, when they adopted and approved the Merger Agreement.

Penwest is a party to Retention Agreements with each of its executive officers. Under these agreements, the executive officers are entitled to separation pay and benefits if their employment is terminated by Penwest other than for cause, disability or death, or by the executive officer for good reason, in each case within 18 months following the date of a change in control of Penwest. Under the terms of the Retention Agreements, the election of the three new Class I directors at Penwest’s annual meeting of shareholders held on June 22, 2010 constituted a change in control of Penwest, and Merger Sub’s acceptance for payment of shares tendered in the Offer also constituted a separate change in control of Penwest. Accordingly, upon termination of an executive officer’s employment under the circumstances described above, such executive officer may be entitled to receive:

•

an amount equal to either 200% (in the case of Penwest’s chief executive officer) or 150% (in the case of Penwest’s other executive officers) of the highest annual base salary during the period of the executive’s employment with Penwest, plus the highest annual bonus during the period of the executive’s employment with Penwest, including the target bonus of the executive for the calendar year during which the date of termination occurs, with such amounts to be paid as soon as possible following termination, subject to any delay required by Section 409A of the Internal Revenue Code; and

•

the full premium for group medical insurance under the continuation coverage rules known as COBRA, up to the amount that Penwest pays for active and similarly-situated employees who receive the same type of coverage, with such payments to last until the earlier of (i) 24 months (in the case of Penwest’s chief executive officer) or 18 months (in the case of Penwest’s other executive officers) following the date the executive officer’s employment is terminated and (ii) the date the COBRA continuation coverage expires (and a cash payment equal to the Penwest portion of the premiums for the remainder of the period).

Legal Proceedings Regarding the Merger (page 48)

On August 11, 2010, Steve Jackson, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the Superior Court of Washington in and for King County, Case No. 10-2-29162-8-SEA (the “Jackson Action”). On August 31, Steve Jackson filed an amended complaint. The Jackson Action names as defendants Penwest, the members of

Penwest’s Board, Tang Capital, Perceptive and Endo. The Jackson Action challenges the proposed Merger between Penwest and Endo and generally alleges, among other things, that Penwest and our Board violated various fiduciary duties in approving the proposed Merger and that Penwest, Endo, Perceptive, and Tang Capital aided and abetted such alleged violations. In particular, the Jackson Action alleges, among other things, that: (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; (ii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements; (iii) the defendants have material conflicts of interest and are acting to better their own interests at the expense of Penwest’s public shareholders because the defendants hold restricted stock awards that will vest upon consummation of the proposed Merger; and (iv) the defendants failed to disclose complete and material information in the Solicitation/Recommendation Statement on Schedule 14D-9, as filed with the SEC on August 20, 2010 (the “Original Schedule 14D-9”) by Penwest regarding the decisions of Penwest’s Board leading up to the proposed Merger and financial information that the Penwest shareholders need to fully consider the merits of the proposed Merger.

With respect to the information concerning the events leading up to the proposed Merger, the Jackson Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the bases for the $6.50 starting point for negotiations and Penwest and Endo’s subsequent agreement to a $5.00 price; (ii) the discussions regarding a potential spinoff of Penwest’s development assets and analysis thereof; (iii) the discussions regarding the value of the dispute surrounding the value of Penwest’s exclusive rights under the Amended and Restated Strategic Alliance Agreement (as defined below) and an analysis of the same; (iv) the bases for the Board’s direction to Penwest management to change its projections after BofA Merrill Lynch’s Sum-of-the-Parts Discounted Cash Flow Financial Analysis (as described below) and what those changes were; (v) the unresolved issues in the Merger Agreement before the parties executed it; (vi) alternative strategies considered by the Board; and (vii) alleged conflicts of interest inherent in the process leading up to the proposed Merger.

With respect to the financial information regarding the proposed Merger, the Jackson Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) details concerning potential conflicts of interest with BofA Merrill Lynch, including fees received by BofA Merrill Lynch for services to Endo and scope of their prior relationship; (ii) the projections and underlying data included in BofA Merrill Lynch’s analysis; (iii) the basis for inputs, selection criteria, and assumptions in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis performed by BofA Merrill Lynch; (iv) information about BofA Merrill Lynch’s Discounted Analyst Price Target analysis (as described below); (v) information about BofA Merrill Lynch’s Premiums Paid on Selected Precedent Transactions analysis (as described below); and (vi) Penwest management’s valuation and assessment of Penwest, its sum-of-the-parts analysis, and Penwest’s stand-alone prospects.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo, Tang Capital and Perceptive believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action. To that extent, Penwest and Endo have moved to dismiss the Jackson Action for failure to state a claim. On September 13, 2010, the parties entered into a stipulation agreeing to stay the Welsch Action to preserve the status quo and allow the parties sufficient time to discuss potential resolution of the action. On September 21, 2010, the court ordered the Welsch Action stayed per the stipulation among the parties.

In addition, on August 12, 2010, Steve Welsch, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the Supreme Court of the State of New York, County of Putnam, Index No. 2509/2010 (the “Welsch Action”). The Welsch Action names as defendants Penwest, the members of Penwest’s Board, Endo and Merger Sub. The Welsch Action challenges the proposed Merger and generally alleges, among other things, that Penwest and our

Board violated various fiduciary duties in approving the proposed Merger and that Endo aided and abetted such alleged violations. In particular, the Welsch Action alleges, among other things, that (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; and (ii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements. The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo, and Merger Sub believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action. To that extent, Endo has moved to dismiss the Welsch Action for failure to state a claim. Endo has also moved to dismiss or stay the Welsch Action in favor of the Jackson Action.

In addition, on August 18, 2010, Robert Steinmetz, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the Supreme Court of the State of New York, County of Putnam, Index No. 2561/2010 (the “Steinmetz Action”). On August 25, 2010, Robert Steinmetz filed an amended complaint. The Steinmetz Action names as defendants Penwest, the members of Penwest’s Board, Endo and Merger Sub. The Steinmetz Action also challenges the proposed Merger and generally alleges, among other things, that Penwest and our Board violated various fiduciary duties in approving the proposed Merger and that Endo aided and abetted such alleged violations. The Steinmetz Action also includes various alleged disclosure violations. In particular, the Steinmetz Action alleges, among other things, that: (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; (ii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements; (iii) the defendants have material conflicts of interest and are acting to better their own interests at the expense of Penwest’s public shareholders because the defendants hold restricted stock awards that will vest upon consummation of the proposed Merger; (iv) the proposed Merger was the result of a flawed process because Penwest failed to seek out other acquirors, conduct an auction or market check, and because the negotiations with Endo were undertaken solely by Penwest’s President and Chief Executive Officer; and (v) the defendants failed to disclose complete and material information in the Original Schedule 14D-9 regarding the decisions of Penwest’s Board leading up to the proposed Merger and financial information that the Penwest shareholders need to fully consider the merits of the proposed Merger.

With respect to the information concerning the events leading up to the proposed Merger, the Steinmetz Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) material information concerning the implications of the TRF Product on the Amended and Restated Strategic Alliance Agreement; (ii) different views expressed by Endo and Penwest regarding the implications of the TRF product on the Amended and Restated Strategic Alliance Agreement; (iii) potential solutions discussed by Penwest and Endo as to their differing views; (iv) the value to Penwest shareholders if the Board successfully asserted its position; (v) the reasons the Board determined not to pursue each solution or assert its position, but rather agreed to pursue a sale to Endo; (vi) the alternative structures involving a potential spinoff of Penwest’s development assets and other potential solutions discussed by the Board; (vii) a description of the assets proposed in Endo’s $4.50 per share plus spinoff proposal; (viii) the “cost and complexity” of the spinoff reviewed by the Board; (ix) whether the Board attributed a value to the spinoff, and if so, what the value was; (x) whether the Board reviewed or considered any financial analysis to determine the value of the spinoff, and if so, the source and results of such analysis; and (xi) the reasons the Board determined to wind down certain aspects of Penwest’s operations and return capital to Penwest’s shareholders.

With respect to the financial information regarding the proposed Merger, the plaintiff in the Steinmetz Action alleges that the defendants failed to accurately disclose in the Original Schedule 14D-9: (i) material information concerning the projections prepared by Penwest management and provided to our financial advisor,

BofA Merrill Lynch, and used by BofA Merrill Lynch in rendering its fairness opinion; (ii) the probability adjustment made to the Opana ER forecasts, (iii) details regarding Penwest management estimates of additional operating income derived under the Amended and Restated Strategic Alliance Agreement; (iv) the reasons and criteria used to make the assumption underlying Penwest’s Opana ER forecasts that the level of market acceptance of the TRF Product over the first three years of launch would be similar to the level of market acceptance of Opana ER during the three years after its launch; (v) the criteria used to assume a 50% probability of approval and commercial sale of products under collaborations in the TIMERx franchise forecasts; (vi) the amount of payments expected to be received, as well as the criteria for determining an approval due in 2013 and a launch date of 2014 for the A0001 Program forecasts; (vii) what criteria was used to select the 20% probability of approval and commercial sale of product in the A0001 Program forecasts; (viii) the definition of “Unlevered Free Cash Flows” used in preparation of Penwest’s projections; and (ix) further information underlying the Penwest projections of management provided to BofA Merrill Lynch and changes that management should make to the projections.

With respect to the fairness opinion rendered by BofA Merrill Lynch, the plaintiff in the Steinmetz Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the criteria and assumptions used to select the negative 15% to negative 5% perpetuity growth rates used in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis; (ii) the criteria and key inputs used to select the 10% to 12% discount rate range used in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis; (iii) the projections, as well as the source of the projections, for years 2028-2029 for Penwest’s net operating losses (“NOLs”) used in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis; (iv) the criteria used to determine which transactions were “deemed relevant” that were used in the Premiums Paid on Selected Precedent Transactions analysis; (v) the premiums observed for each transaction in the Premiums Paid on Selected Precedent Transactions analysis, as well as the criteria used to select the 30% to 60% range used in the analysis; (vi) the implied premia of the Offer Price to the average of the closing prices for shares of Penwest common stock over various periods ending on August 6, 2010 that were reviewed and considered by BofA Merrill Lynch; and (vii) transaction multiples for Penwest based on the ratio of the net transaction value derived from the Offer Price to Penwest’s estimated fiscal year 2010 and 2011 EBITDA based on Penwest’s forecast and estimate as of August 4, 2010 published by the sole equity research analyst that covers Penwest that were reviewed and considered by BofA Merrill Lynch.

With respect to information about BofA Merrill Lynch’s relationship with Penwest and Endo, the plaintiff alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the complete list of services provided and currently being provided by BofA Merrill Lynch to Penwest and Endo; and (ii) the amount of compensation that BofA Merrill Lynch has received or will receive for such services.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. On September 1, 2010, the plaintiff moved for a temporary restraining order to enjoin the proposed Merger on the basis that the proposed Merger was allegedly the result of a flawed process and because the defendants allegedly failed to disclose complete and material information in the Original Schedule 14D-9. On September 13, 2010, the court denied plaintiff’s request for a temporary restraining order. Penwest, our Board, Endo and Merger Sub believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action. To that extent, Penwest and the members of Penwest’s Board have moved to dismiss the Steinmetz Acton, and Endo and the Merger Sub have moved to dismiss or stay the Steinmetz Action in favor of the Jackson Action. Both of these motions are fully submitted and awaiting decision by the court.

In addition, on August 26, 2010, American Capital Management LLC, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the United States District Court for the Southern District of New York, Case Number 10 CIV 6406 (the “American Action”). The American Action names as defendants Penwest, the members of Penwest’s

Board, Endo and Merger Sub. The American Action alleges that members of Penwest’s Board violated Section 14(e) of the Exchange Act and that Penwest, the members of Penwest’s Board, Endo and Merger Sub violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in connection with statements made by defendants relating to the Offer. Specifically, the American Action alleges that the Tender Offer Statement on Schedule TO, dated August 20, 2010 (together with the exhibits thereto, as amended and supplemented from time to time, the “Schedule TO”), filed by Merger Sub and Endo with the SEC on August 20, 2010, and the Original Schedule 14D-9 contain false and misleading statements about the warrants purportedly owned by Perceptive and Mr. Edelman, and that (i) the Schedule TO is false and misleading because it implies that Perceptive and Mr. Edelman will tender their shares pursuant to Shareholder Tender Agreements, when they purportedly did not agree to tender the shares underlying the warrants they beneficially own; (ii) the Schedule TO is false and misleading because it omits to state that Perceptive and Mr. Edelman beneficially own 925,000 warrants which, by virtue of the purported optional Black Scholes valuation model, are eligible to receive greater consideration than that received by other Penwest shareholders and option holders; (iii) the Original Schedule 14D-9 is false and misleading because it fails to disclose the interest of Mr. Edelman in the 925,000 warrants to purchase Penwest common stock and fails to disclose that he can withhold those warrants from the tender offer and receive consideration based on the Black Scholes valuation model that will substantially exceed the consideration to be received by other Penwest shareholders; and (iv) the Original Schedule 14D-9 is misleading because it lists in tables all stock options held by directors and officers that may be tendered, but omits the existence of 925,000 warrants and their value to Mr. Edelman and Perceptive.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo and Merger Sub believe that the aforementioned lawsuit is entirely without merit. On September 15, 2010, plaintiff filed a voluntary dismissal with the court dismissing without prejudice its claims against all defendants.

In addition, on August 27, 2010, Don Pederson, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the United States District Court for the Southern District of New York, Case Number 10 CIV 6429 (the “Pederson Action”). The Pederson Action names as defendants Penwest, the members of Penwest’s Board, Endo and Merger Sub. The Pederson Action alleges that Penwest and members of Penwest’s Board violated Sections 14(d)(4) and 14(e) of the Exchange Act. The Pederson Action also alleges that Penwest’s directors breached their fiduciary duties to Penwest’s shareholders by, among other things, failing to take steps to maximize the value of Penwest to its public shareholders and failing to fully disclose all material information. The Pederson Action also alleges that Penwest and Endo aided and abetted the purported breaches of fiduciary duties. In particular, the Pederson Action alleges, among other things, that (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; (ii) the defendants failed to maximize shareholder value by failing to conduct an auction, market check, or shop Penwest; (iii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements; and (iv) the defendants failed to disclose complete and material information in the Original Schedule 14D-9 regarding the financial information that the Penwest shareholders need to fully consider the merits of the proposed Merger.

Regarding the financial information and fairness opinion prepared by BofA Merrill Lynch, the plaintiff alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the Corporate Overhead for years past 2018 for the financial projections and forecasts for Penwest, as well as an explanation or justification as to why different products have different time periods of forecasted projections; (ii) the criteria used by BofA Merrill Lynch for selecting discount ranges ranging from 10% to 12% and perpetuity growth rates ranging from -15% to -5% for Penwest in the Sum-of-the-Parts Discounted Cash Flow Analysis; (iii) a description of whether the Sum-of-the-Parts Discounted Cash Flow Analysis includes consideration of Penwest’s stock-based compensation and how the implied per share values derived account for different time periods for each forecasted product; (iv) the identity of the equity research analyst relied upon in the Discounted Analyst Price Target analysis; and (v) a description of the criteria and premiums that BofA Merrill Lynch observed for each company in its Premiums Paid on Selected Precedent Transactions analysis. Plaintiff also alleges that the Original Schedule 14D-9 fails to disclose the specific services provided by BofA Merrill Lynch to Penwest and Endo in the past five years, as well as the fees received for such services.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo and Merger Sub believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action.

While Endo, Merger Sub, Penwest, and members of the Board (collectively, the “Defendants”) believe that each of the aforementioned lawsuits is entirely without merit and that they have valid defenses to all claims, in an effort to minimize the cost and expense of litigating such lawsuits, on September 3, 2010, the Defendants entered into a memorandum of understanding (“MOU”) with the parties to the Pederson Action pursuant to which Defendants and such parties agreed to settle the lawsuits. The MOU resolves the allegations by plaintiffs in the Pederson Action (collectively, the “Pederson Plaintiffs”) against the Defendants in relation to the Offer and the proposed Merger and, if approved by the court, Defendants assert provides a release and settlement by the purported class of Penwest shareholders of all pending claims and other actions against the Defendants and their affiliates and agents in relation to the Offer and the Merger. In exchange for such release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s-length discussions among the parties and their counsel, that Penwest would provide additional supplemental disclosures to its Original Schedule 14D-9 (such disclosures being set forth in the Amendment No. 1 to the Original Schedule 14D-9 filed on September 3, 2010). The Pederson Plaintiffs will also have the opportunity to review and comment on the disclosure submitted in connection with the special meeting of shareholders of Penwest to approve the Merger and Plan of Merger. In addition, the Defendants will not oppose Pederson Plaintiffs’ counsel’s application to the court for fees and expenses in an amount not to exceed $450,000. The settlement is conditioned on further definitive documentation, court approval, dismissal of the actions with prejudice, satisfactory confirmatory discovery by Pederson Plaintiffs’ counsel, and completion of the Offer and Merger. In the event that any of such conditions are not satisfied, the Defendants will continue to vigorously defend this action.

In addition, in an effort to minimize the cost and expense of litigating such lawsuits, on September 7, 2010, the Defendants reached an agreement in principle with the parties to the Jackson Action pursuant to which Defendants and such parties agreed to settle the lawsuit. Subject to further documentation, the agreement in principle resolves the allegations by the plaintiffs in the Jackson Action (collectively, the “Jackson Plaintiffs”) against the Defendants in relation to the Offer and the Proposed Merger and, if the settlement is approved by the court, Defendants assert would provide a release and settlement by the purported class of Penwest shareholders of all pending claims and other actions against the Defendants and their affiliates and agents in relation to the Offer and the Merger. In exchange for such release and settlement, pursuant to the terms of the agreement in principle, the parties agreed, after arm’s-length discussions among the parties and their counsel, that Penwest would provide additional supplemental disclosures to the Schedule 14D-9 (such disclosures being set forth in the Amendment No. 2 to the Original Schedule 14D-9 filed on September 7, 2010) and Endo would provide additional supplemental disclosures to its Schedule TO (such disclosures being set forth in Amendment No. 2 to the Schedule TO). In addition, Defendants will not oppose Jackson Plaintiffs’ counsel’s application to the court for fees and expenses in an amount not to exceed $725,000. The settlement is conditioned on further confirmatory discovery, definitive documentation, court approval, dismissal of the actions with prejudice, satisfactory confirmatory discovery by Jackson Plaintiffs’ counsel, and completion of the Offer and Merger. In the event that any of such conditions are not satisfied, the Defendants will continue to vigorously defend this action.

Shareholder Tender Agreements (page 67)

Former Penwest shareholders Tang Capital, whose principal Kevin Tang was a member of the Board, Perceptive, whose investment manager’s managing member Joseph Edelman was a member of the Board¸ Mr. Tang, Penwest’s former Chairman of the Board, and Jennifer Good, Penwest’s President and Chief Executive Officer, entered into Shareholder Tender Agreements with Endo and Merger Sub, dated as of the date of the Merger Agreement, pursuant to which, among other things, they agreed to tender into the Offer shares of

Penwest common stock beneficially owned or acquired by them (subject to certain limited exceptions) and not to withdraw any such shares previously tendered, and to vote, and have appointed Endo as their proxy to vote, all such shares in favor of the Merger. The Perceptive Shareholder Tender Agreement inadvertently included 925,000 shares issuable upon exercise of certain warrants that Perceptive had previously beneficially owned, but had transferred in 2008. Upon discovery of this error, the Perceptive Shareholder Tender Agreement was amended on August 20, 2010 to reflect Perceptive’s correct beneficial ownership in Penwest. Such former shareholders also agreed not to sell, transfer, assign or otherwise dispose of any such shares other than pursuant to the Offer. The Shareholder Tender Agreements provide that such shareholders may not solicit an alternative acquisition proposal.

13,456,004 shares of Penwest common stock, comprising approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) as of August  6, 2010, were subject to the Shareholder Tender Agreements.

Conditions to the Closing of the Merger (page 66)

Pursuant to the Merger Agreement, the respective obligations of Penwest, Endo and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	The approval of Penwest’s shareholders will have been obtained in accordance with the Articles of Incorporation and Bylaws and the WBCA;

•

No applicable law and no charge, temporary restraining order or other order (whether preliminary or otherwise), judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, will be in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

There will not then be pending or threatened any suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding by any governmental entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement (page 66)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger:

(a)	by mutual written consent of Endo and Penwest;

(b)	by either Endo or Penwest, upon written notice to the other, if any order having the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement is in effect and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose failure to fulfill any covenant or agreement contained in the Merger Agreement has been the principal cause of, or resulted in, such order; or

(c)

by Endo, upon written notice to Penwest, if the Board fails to reaffirm publicly its recommendation to Penwest’s shareholders to vote in favor of the Merger within three days of Endo’s written request for such reaffirmation (or if October 19, 2010 is less than three days from the receipt of such request from Endo, by the close of business on the penultimate business day preceding October 19, 2010).

Fees and Expenses (page 66)

Except as provided below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or the other transactions contemplated by the Merger Agreement are consummated.

In the event that the Merger Agreement is terminated by Endo if the Board will have failed to reaffirm publicly its recommendation to Penwest’s shareholders to vote in favor of the Merger within three days of Endo’s written request for such reaffirmation, then Penwest will pay Endo a fee equal to $5,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the date of termination of the Merger Agreement.

In the event that Endo receives full payment of the Termination Fee, the receipt of such fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the recipient of such fee or any of its affiliates in connection with the Merger Agreement (and the termination thereof), the Offer, the other transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither the recipient of such fee nor any of its affiliates will be entitled to bring or maintain any other claim, action or proceeding arising out of the Merger Agreement, the Offer, the other transactions contemplated by the Merger Agreement or any matters forming the basis for such termination. In no event may more than one full Termination Fee be payable by Penwest pursuant to the Merger Agreement.

Material United States Federal Income Tax Consequences of the Merger (page 54)

The conversion of shares of our common stock into the right to receive $5.00 per share cash merger consideration (without interest and subject to any applicable withholding taxes) will be a taxable transaction to our shareholders for U.S. federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the Merger to you.

Regulatory Matters (page 57)

The HSR Act prohibited us from completing the Merger until we had furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period had expired or been terminated. Each of Endo and Penwest has made the necessary filings. The applicable waiting period expired on September 1, 2010.

Dissenters’ Rights (page 70)

Our shareholders are entitled to certain rights under Chapter 23B.13 of the WBCA to dissent from the transaction and demand payment of the fair value of their shares. Penwest shareholders that perfect these rights by complying with the procedures set forth in Chapter 23B.13 of the WBCA will be entitled to receive a cash payment equal to such fair value of their shares (plus accrued interest). In order to exercise your dissenters’ rights, you must strictly follow the procedures prescribed by Washington law, which are summarized under “The Merger—Dissenters’ Rights” beginning on page 70. The “fair value” of your shares (as defined in Washington law) may be more or less than the merger consideration

A copy of Chapter 23B.13 of the WBCA is included as Annex C to this proxy statement. Failure to follow the procedures set forth in Chapter 23B.13 of the WBCA will result in the loss of dissenters’ rights.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Penwest for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

We will hold the special meeting at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., local time, on November 4, 2010.

Purpose of the Special Meeting

The purposes of the special meeting are to consider and vote on a proposal to approve the Merger and the Plan of Merger. A copy of the Merger Agreement (which includes the Plan of Merger) is attached as Annex A to this proxy statement. Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger.

Shareholders will also consider and act on any other matters that may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of Our Board of Directors

Our Board has adopted and approved the Merger Agreement and determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of Penwest’s shareholders. Our Board recommends that our shareholders vote “FOR” Proposal No. 1 to approve the Merger and the Plan of Merger.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock as of the close of business on September 24, 2010, the record date, are entitled to receive notice of, and to vote at, the special meeting. On the record date, 33,627,009 shares of our common stock were issued and outstanding and held by approximately 481 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the Merger and the Plan of Merger.

A quorum of shareholders is necessary to hold a valid special meeting. Under our Bylaws, a quorum is present at the special meeting if a majority of the shares of our common stock issued, outstanding and entitled to vote on the record date are present, in person or represented by proxy. Endo and its affiliates own approximately 90.56% of Penwest common stock and their shares represent a quorum and sufficient votes to approve the Merger and the Plan of Merger. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will not be counted as shares present.

Vote Required

The approval of the Merger and the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the Merger and the Plan of Merger is a condition to the Merger Closing.

Voting by Penwest’s Directors and Executive Officers

As of September 24, 2010, the record date, Endo and Merger Sub beneficially owned and are entitled to vote, in the aggregate, 30,810,778 shares of our common stock, representing approximately 90.56% of our outstanding common stock. If Endo and Merger Sub vote their shares in favor of approving the Merger and the

Plan of Merger, 90.56% of all outstanding shares of our common stock entitled to vote at the special meeting will have voted for the proposal to approve the Merger and the Plan of Merger.

Former Penwest shareholders Tang Capital, whose principal Kevin Tang was a member of the Board, Perceptive, whose investment manager’s managing member Joseph Edelman was a member of the Board, Mr. Tang, Penwest’s former Chairman of the Board, and Jennifer Good, Penwest’s President and Chief Executive Officer, tendered to Merger Sub the shares of Penwest common stock held by such parties, pursuant to Shareholder Tender Agreements with Endo and Merger Sub, dated as of the date of the Merger Agreement, that each had entered into in connection with the Merger. These Shareholder Tender Agreements are described in more detail below on page 67, under the subheading “Shareholder Tender Agreements.” The Perceptive Shareholder Tender Agreement inadvertently included 925,000 shares issuable upon exercise of certain warrants that Perceptive had previously beneficially owned, but had transferred in 2008. Upon discovery of this error, the Perceptive Shareholder Tender Agreement was amended on August 20, 2010 to reflect Perceptive’s correct beneficial ownership in Penwest. 13,456,004 shares of Penwest common stock, comprising approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) as of August 6, 2010, were subject to the Shareholder Tender Agreements, and all of such shares are now held by Merger Sub and indirectly controlled by Endo.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by mailing a signed and dated proxy card in the enclosed postage-prepaid envelope or by voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at http://www.proxyvoting.com/ppco or by telephone by calling 1-866-540-5760 in the United States and from foreign countries. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are registered in your name and you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the Merger and the Plan of Merger.

If your shares are held in “street name” through a broker or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker or nominee or via the Internet or by telephone through your broker or nominee if your broker or nominee provides such a service. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or nominee. If you plan to attend the special meeting, you will need a proxy from your broker or nominee in order to be given a ballot to vote the shares. If you do not return your broker’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker or nominee, if possible, or attend the special meeting and vote in person with a proxy from your broker or nominee, it will have the same effect as if you voted “AGAINST” approval of the Merger and the Plan of Merger.

Shareholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will not be counted as shares present. Abstentions and broker non-votes will have the same effect as if you voted “AGAINST” approval of the Merger and the Plan of Merger.

Revocation of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If your shares are registered in your name, you may revoke your proxy by:

•

delivering a written revocation of the proxy bearing a date later than the date of the proxy, or a later dated, signed proxy card, to our corporate secretary at our corporate offices at 2981 Route 22, Suite 2, Patterson, New York 12563, or by fax to the attention of Frank P. Muscolo, Corporate Secretary, at (845) 878-3420, on or before the business day prior to the special meeting;

•	delivering a new, later dated proxy by telephone or via the Internet until immediately prior to the special meeting;

•

delivering a written revocation of the proxy bearing a date later than the date of the proxy or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Rights of Shareholders Who Object to the Merger

Our shareholders who do not vote in favor of approval of the Merger and the Plan of Merger and who otherwise comply with the procedures for asserting dissenters’ rights under the applicable statutory provisions of the WBCA, summarized elsewhere in this proxy statement, may demand payment of the “fair value” of their shares in connection with the Merger. See “Dissenters’ Rights” on page 70.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Penwest. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $7,500, plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Penwest common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our Board.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying during ordinary business hours at our corporate offices located at 2981 Route 22, Suite 2, Patterson, New York 12563-2335 by any interested holder of our common stock.

THE PARTIES TO THE MERGER

Penwest Pharmaceuticals Co.

Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. We are currently developing A0001, or a-tocopherolquinone, a coenzyme Q analog, for inherited mitochondrial respiratory chain diseases. We are also applying our drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations.

Penwest is a Washington corporation with its principal executive office located at 2981 Route 22, Suite 2, Patterson, New York 12563-2335. Penwest’s telephone number at such principal executive office is (877) 736-9378. Our website is located at http://www.penwest.com. Additional information regarding Penwest is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 78.

Endo Pharmaceuticals Holdings Inc.

Endo Pharmaceuticals Holdings Inc. is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is engaged in the research, development, manufacturing, marketing and sale of branded and generic prescription pharmaceuticals used primarily to treat and manage pain, overactive bladder, prostate and bladder cancer and the early onset of puberty in children, or central precocious puberty.

Endo was incorporated in Delaware as a holding company on November 18, 1997. Endo’s principal executive offices are located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317. Endo’s telephone number at such principal executive offices is (610) 558-9800.

West Acquisition Corp.

On August 6, 2010, Endo established West Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Endo, to act as the purchaser in the tender offer for all outstanding shares of Penwest common stock. West Acquisition Corp. has not conducted any business operations other than those incident to its formation and to the Offer and the Merger. The mailing address for its principal executive offices is 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317. Its telephone number is (610) 558-9800.

THE MERGER

The following discussion summarizes the material terms of the Merger. We urge you to read carefully the Merger Agreement (which includes the Plan of Merger), which is attached as Annex A to this proxy statement.

Background to the Merger

In 2009 and 2010, in connection with its annual meetings of shareholders, Penwest engaged in proxy contests with Tang Capital and Perceptive regarding the nominees for election as directors of Penwest and certain other proposals, including a proposal requesting that our Board take prompt and thoughtful action to wind down substantially all of Penwest’s operations. At the 2009 annual meeting of shareholders, Penwest’s shareholders elected to the Board the two nominees of Tang Capital and Perceptive and approved the wind down proposal. At the 2010 annual meeting of shareholders, Penwest’s shareholders elected three new directors to the Board, each of whom was nominated by Tang Capital and Perceptive.

Shortly after the certification of the election of these three new directors, on July 6, 2010, the new Board met telephonically and adopted new operating priorities for Penwest consistent with the 2009 wind down proposal. These new priorities included winding down certain aspects of Penwest’s operations and returning capital to Penwest shareholders in the most tax-efficient manner available.

Penwest has an on-going collaboration with Endo Pharmaceuticals Inc., a subsidiary of Endo (“Endo Subsidiary”), for Opana ER pursuant to the terms of a strategic alliance agreement that was entered into in September 1997, amended and restated in April 2002, and further amended in January 2007, July 2008, March 2009, April 2010, June 2010 and on August 9, 2010 when the Merger Agreement was signed (as so amended, the “Amended and Restated Strategic Alliance Agreement”). As a result of this collaboration, Penwest regularly discusses with Endo Subsidiary various business matters relating to Opana ER.

On July 16, 2010, Ms. Good received a call from Julie McHugh, Endo’s Chief Operating Officer, and Blaine Davis, Endo’s Vice President of Corporate Affairs informing Ms. Good that Endo Subsidiary had been working with a collaborator on a tamper resistant extended release formulation of oxymorphone that was not formulated with Penwest’s TIMERx technology (the “TRF Product”), and that Endo Subsidiary had recently filed a new drug application with the FDA for the TRF Product. Mr. Davis also informed Ms. Good that Endo planned to announce the filing of the new drug application for the TRF Product in the coming weeks. The parties then discussed the implications of the TRF Product under the Amended and Restated Strategic Alliance Agreement. Ms. McHugh and Ms. Good agreed to speak early the following week after they both had an opportunity to discuss the matter internally.

On July 20, 2010, the Board met telephonically with Penwest’s counsel to discuss the TRF Product and Penwest’s legal rights under the Amended and Restated Strategic Alliance Agreement with respect to the TRF Product.

Ms. Good spoke with Ms. McHugh by telephone on July 20, 2010, during which call they discussed Endo Subsidiary’s planned announcement of its new TRF Product and the potential implications under the Amended and Restated Strategic Alliance Agreement of the TRF Product. During this call, Ms. Good noted Penwest’s position that Endo’s development of the TRF Product was a violation of the exclusivity provision of the Amended and Restated Strategic Alliance Agreement. The exclusivity provision prohibits Endo Subsidiary from developing or investigating any extended release oral form product containing oxymorphone, the active pharmaceutical ingredient in Opana ER, as its only active therapeutic drug substance, unless such activities are with respect to a certification period as to which Penwest elected not to participate. Ms. McHugh noted Endo’s position that Endo Subsidiary’s development of the TRF Product was not a violation of the exclusivity provisions of the Amended and Restated Strategic Alliance Agreement.

On July 21, 2010, Ms. Good and Ms. McHugh had a follow-up call regarding the TRF Product, during which the parties discussed further the potential implications under the Amended and Restated Strategic Alliance Agreement of the TRF Product and agreed to meet in person to try to address these implications.

On July 22, 2010, the Board met telephonically to discuss Ms. Good’s July 21, 2010 conversation with Ms. McHugh and to further discuss the implications of the TRF Product under the Amended and Restated Strategic Alliance Agreement.

On July 23, 2010, Ms. Good met with Alan Levin, Endo’s Executive Vice President and Chief Financial Officer, Caroline Manogue, Endo’s Executive Vice President and Chief Legal Officer and other members of Endo’s in-house legal team. Ms. McHugh and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Endo, and Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), counsel to Penwest, attended the meeting telephonically. At the meeting, the parties expressed their differing views as to the implications of the TRF Product under the Amended and Restated Strategic Alliance Agreement, including in particular their views as to the applicability of the exclusivity provision in the agreement. Specifically, Ms. Good stated that Penwest was of the view that the development of the TRF Product was a violation of this exclusivity provision, while Endo’s position was that the exclusivity provision was not applicable to development activities in connection with the TRF Product and that the development and investigation of the TRF Product were not limited or precluded by the exclusivity provision. The parties then discussed various business solutions intended to resolve the parties’ differing views. Ms. Good proposed the possibility of royalty payments from Endo to Penwest based on the TRF Product, and Mr. Levin proposed the possibility of an acquisition by Endo of Penwest’s Opana ER rights. Neither proposed solution was acceptable to the other party. As part of this discussion, Mr. Levin inquired whether Penwest would be interested in being acquired for $4.00 per share in all cash. Mr. Levin stated that Endo could conduct its diligence review quickly and execute a definitive agreement for the transaction within 30 days. Ms. Good advised Endo that she would discuss the offer with the Board. Ms. Good also advised Endo that an announcement of the TRF Product in Endo’s quarterly earnings call scheduled for the following week would jeopardize any discussions of a business solution to the matter.

On July 25, 2010, the Board, along with Penwest’s advisors from WilmerHale and BofA Merrill Lynch, which had previously provided investment banking services to Penwest from time to time, met telephonically to discuss Ms. Good’s meeting with Endo and its offer to acquire Penwest. The Board also discussed the differing views of Penwest and Endo as to the implications of the TRF Product under the Amended and Restated Strategic Alliance Agreement and the potential remedies for Penwest under the agreement and the risks and uncertainties associated with Penwest’s position. Also at the meeting, the Board requested that BofA Merrill Lynch prepare a sum of the parts analysis of Penwest based on management’s projections.

On July 26, 2010, the Board met telephonically to discuss further Endo’s interest in potentially acquiring Penwest and the implications of the TRF Product under the Amended and Restated Strategic Alliance Agreement. Representatives of BofA Merrill Lynch and WilmerHale participated in the meeting. At the meeting, the Board discussed various aspects of Penwest’s business, including the potential value of asserting Penwest’s position regarding the TRF Product, the likelihood of success of such position, and the implications of the TRF Product on royalties Penwest receives from Endo. As part of this discussion, the Board reviewed an analysis prepared by certain members of the Board, which attempted to value, on a per share basis, the potential impact of successful dispute resolution proceedings regarding the TRF Product. This analysis estimated that successfully obtaining the rights to Opana ER as of January 1, 2012 and damage awards could result in a per share value of $1.57 per share, assuming that the TRF Product did not receive FDA approval until after January 1, 2013, and $1.36 per share, assuming that the TRF Product received FDA approval on January 1, 2012. In discussing the analysis, it was noted that the analysis did not reflect the risk that the TRF Product could be approved prior to January 2012 and did not discount estimated future cash flows, and the analysis was not utilized at subsequent Board meetings. Following the discussion, representatives of BofA Merrill Lynch discussed with the Board a preliminary sum of the parts analysis of Penwest. The Board then discussed the projections of management that were used by BofA Merrill Lynch in preparing the analysis and changes that management should make to the projections so that such projections and analysis would be more reflective of Penwest’s current strategic plans. The Board determined to pursue discussions with Endo and to seek additional value from Endo to reach a potentially acceptable acquisition proposal. The Board also determined to engage BofA Merrill Lynch to represent Penwest in the potential transaction with Endo. At the conclusion of this meeting, the Board instructed Ms. Good to begin price negotiations at $6.50 per share in cash, which the Board believed to be an appropriate negotiation starting point designed to increase the price from Endo’s opening proposal and to gauge the interest of Endo in acquiring Penwest. Following this meeting, management provided revised projections to BofA Merrill Lynch, including revised projections with respect to A0001 that originally had been prepared on the assumption that Penwest would develop and commercialize A0001 on its own. The revised A0001 projections assume that Penwest would not develop A0001 beyond the ongoing Phase II clinical trials and would instead seek a licensing partner to develop and commercialize A0001. The revisions to the projections, in the aggregate, resulted in a downward revision of $0.53 per share on the low end of BofA Merrill Lynch’s sum of the parts analysis provided to the Board on August 9, 2010 and a downward revision of $0.69 per share on the high end.

On July 27, 2010, Ms. Good and representatives of BofA Merrill Lynch participated in a conference call with Mr. Levin and Ms. Manogue of Endo. On this call Ms. Good informed Endo that the Board was not willing to engage in discussions and negotiations regarding the sale of Penwest at the price offered by Endo. Representatives of BofA Merrill Lynch and Ms. Good then discussed with the representatives of Endo several potential components of value relating to Penwest’s assets, including Opana ER, the potential claim under the Amended and Restated Strategic Alliance Agreement, the drug delivery business, A0001, cash and Penwest’s tax net operating losses, and Ms. Good advised the representatives of Endo that the Board was willing to engage in discussions and negotiations regarding the sale of Penwest at a price of $6.50 per share in cash. Ms. Good informed the representatives of Endo that if the parties were unable to reach agreement on the proposed business combination, Penwest was prepared to exercise its rights under the Amended and Restated Strategic Alliance Agreement, including the right to commence dispute resolution proceedings, and would deliver a notice of breach to Endo.

In the morning of July 28, 2010, Mr. Levin, Ms. Manogue and representatives of Lazard Frères, Endo’s investment bankers, met telephonically with Ms. Good and representatives of BofA Merrill Lynch. During this meeting, Endo offered $4.25 per share in cash. The parties also discussed a potential spin-out of Penwest’s development assets to the Penwest shareholders as a means of giving Penwest shareholders value for the development assets. Mr. Levin indicated that Endo would be willing to consider a spin-out of Penwest’s assets in its drug delivery business and its assets related to its A0001 product candidate, so long as such spin-out could be done at no cost to Endo and not unduly delay or complicate the transaction. Ms. Good indicated that she would discuss this proposal with the Board. Mr. Levin confirmed Endo could work on a timeline to execute definitive documents by August 10, 2010.

On July 28, 2010, the Board met telephonically to discuss Endo’s revised offer. Representatives of BofA Merrill Lynch and WilmerHale participated. The Board discussed the revised offer, an alternative structure involving the possible spinoff to Penwest’s shareholders of Penwest assets and other potential solutions to resolve the differing views between the parties regarding the TRF Product that had been previously discussed with Endo on July 23, 2010. In evaluating the spin-off proposal, the Board considered the financial forecasts prepared by management relating to the assets in its drug delivery business and its assets related to its A0001 product candidate. The Board instructed Ms. Good to communicate to Endo that the Board would be willing to proceed on the basis of an offer involving a price of $5.00 per share and the spinoff by Penwest to its shareholders of the assets in its drug delivery business and its assets related to its A0001 product candidate, plus $5 million to $7 million in cash. Ms. Good then called Mr. Levin and Ms. Manogue to convey this position.

Later, on July 28, 2010, Mr. Levin called Ms. Good to express Endo’s willingness to proceed under alternative structures: (i) Endo would acquire Penwest for a price of $4.50 per share in cash after the spinoff of assets to Penwest shareholders; or (ii) Endo would acquire all of Penwest without any spinoff of assets for a price of $4.75 per share in cash. Mr. Levin reiterated Endo’s commitment to signing by August 10, 2010, and stated that Endo would expect tender support agreements from Tang Capital and Perceptive.

In the evening of July 28, 2010, the Board met telephonically to discuss Endo’s proposal. Representatives of BofA Merrill Lynch and WilmerHale participated. After a lengthy discussion, which included discussions regarding the cost and complexity of a spinoff by Penwest of its assets, including the potential impact on the timing and complexity of a transaction with Endo Subsidiary, the potential tax implications to Penwest’s shareholders of a spinoff, the costs of forming and operating a new public company, including the costs and timing issues associated with the preparation and filing of a registration statement with the SEC and the preparation of audited stand-alone financial statements for the business to be spun off, and the viability of financing such a new entity, the Board authorized Ms. Good to advise Endo that Penwest would be willing to proceed with negotiations with respect to an acquisition of Penwest at a price of $5.00 per share in cash , which price the Board believed included fair value for Penwest’s assets, including Opana ER, the potential value of a claim under the Amended and Restated Strategic Alliance Agreement, the drug delivery business, A0001, cash and Penwest’s tax net operating losses. Ms. Good then called Mr. Levin and Ms. Manogue, and the parties agreed to proceed on this basis.

From July 30, 2010 through August 9, 2010, representatives of Penwest provided information to representatives of Endo regarding Penwest’s business, and Endo and its advisors conducted a due diligence investigation of Penwest.

On July 30, 2010, the first drafts of the Merger Agreement and the tender agreements were circulated by Endo. Penwest reviewed the draft Merger Agreement over the weekend and returned a draft back to Endo on Monday, August 2, 2010. Ms. Good provided the Board with a status update on August 2, 2010.

On August 3, 2010, Endo circulated a revised draft of the Merger Agreement.

On August 4, 2010, the Board met telephonically to discuss its fiduciary duties with respect to the proposed transaction, possible terms and unresolved issues in the draft Merger Agreement and questions regarding the draft Merger Agreement. Representatives of BofA Merrill Lynch and WilmerHale participated.

On August 5, 2010 Penwest, together with its counsel and financial advisors, and Endo, together with its counsel and financial advisors, met telephonically to discuss unresolved issues in the Merger Agreement.

On August 6, 2010, Penwest circulated a revised draft of the Merger Agreement.

On August 7, 2010, Endo circulated a revised draft of the Merger Agreement and revised drafts of the tender agreements, and the Board met telephonically to discuss unresolved issues in those agreements. Representatives of BofA Merrill Lynch and WilmerHale participated.

On August 8, 2010 Penwest, together with its counsel and financial advisors, and Endo, together with its counsel and financial advisors, met telephonically to discuss unresolved issues in the Merger Agreement.

On August 8, 2010, both Penwest and Endo circulated revised drafts of the Merger Agreement and the Board met telephonically to discuss unresolved issues in the Merger Agreement. Representatives of BofA Merrill Lynch and WilmerHale participated.

During the course of negotiations of the Merger Agreement, the Shareholder Tender Agreements and the Sixth Amendment (as defined below), Endo, Penwest and the Penwest shareholders party to the Shareholder Tender Agreements discussed and negotiated various issues. For instance, during the course of negotiations, Endo discussed that as a condition to entering into the Merger Agreement and in connection with the preparation of the Sixth Amendment, Endo initially required Penwest to waive its rights under the Amended and Restated Strategic Alliance Agreement with respect to the exclusivity provision. Endo explained to Penwest that it viewed the avoidance of a potential dispute under the Amended and Restated Strategic Alliance Agreement as consideration for Endo’s entering into the Merger Agreement, the potential that a third party may undertake a competing proposal for Penwest in order to pursue litigation against Endo for a potential breach of the Amended and Restated Strategic Alliance Agreement due to Endo’s development of the TRF Product, and Endo’s view that the parties should be focusing on the Offer and Merger without the distraction of a potential dispute under the Amended and Restated Strategic Alliance Agreement. Penwest would not agree to the waiver. After lengthy negotiations, the parties agreed that Penwest would not be required to waive any of its rights under the Amended and Restated Strategic Alliance Agreement as a condition to entering into the Merger Agreement.

Endo’s initial draft of the Merger Agreement included a condition to Endo’s obligation to accept shares tendered into the Offer that there be no third party litigation pending. Endo stated that it included this provision in the Merger Agreement because Endo wanted certainty at the time it accepted for payment Penwest shares tendered for purchase that there be no pending claims that could negatively affect the value of Penwest. Penwest objected to this condition because, in its view, it made the completion of the Offer less certain and too conditional to be recommended to the Penwest shareholders. In the course of negotiations of this provision, Penwest proposed to Endo that it would agree to such a condition if Endo agreed to pay a reverse termination fee of $10.0 million if Endo did not accept for payment shares tendered for purchase in the Offer due to a failure of the third-party litigation condition to be satisfied and if Endo agreed to reduce the 90-day notice period for a breach claim under the Amended and Restated Strategic Alliance Agreement and that if the dispute between the parties were pursued, then the dispute could be immediately submitted to arbitration. Following negotiations, Endo agreed to delete the condition from the Merger Agreement.

Endo’s initial draft of the Shareholder Tender Agreements obligated the shareholders of Penwest party to such agreements to tender their Penwest shares into the Offer unless the Offer was terminated or withdrawn or the Merger Agreement was terminated. In the course of the negotiations of the Shareholder Tender Agreements, the shareholders party to the Shareholder Tender Agreements proposed that they be permitted to terminate the Shareholder Tender Agreements in the event the Board withdrew its recommendation of the Offer. Endo objected to such change and noted that these shareholders would be released from the Shareholder Tender Agreements if Penwest terminated the Merger Agreement to accept a “Superior Proposal” (as defined in the Merger Agreement). As a compromise position, the Penwest shareholders party to the Shareholder Tender Agreements also proposed that the Shareholder Tender Agreements provide that such shareholders’ shares be tendered into the Offer in proportion to tenders by the shareholders not party to the Shareholder Tender Agreements. After further negotiations between Endo and these Penwest shareholders, the proportional tender proposal was withdrawn and the parties agreed that the Shareholder Tender Agreements would terminate if the Offer was terminated or withdrawn or the Merger Agreement was terminated, including if Penwest terminated the Merger Agreement in accordance with its terms, including to accept a Superior Proposal.

On August 9, 2010, a meeting of the Board was held to evaluate the proposed transaction with Endo. At the meeting, BofA Merrill Lynch reviewed with the Board its financial analysis of the Offer Price and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated August 9, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Offer Price to be received by holders of shares of Penwest common stock in the Offer and the Merger (other than Endo, Merger Sub, Perceptive, Tang and their respective affiliates), was fair, from a financial point of view, to such holders. Also, at this meeting, representatives of WilmerHale reviewed with the Board its fiduciary duties in the context of the proposed transaction. Representatives of WilmerHale then reviewed with the Board the terms of the Merger Agreement, which had been provided to members of the Board on August 8, 2010. During this discussion, the WilmerHale representatives focused on, among other things, the tender offer mechanics, including the timing for the commencement and expiration of the tender offer, the conditions to Endo’s obligations to close the tender offer (including the minimum tender condition), the “material adverse effect” definition, the non-solicitation and fiduciary out provisions and related termination rights of Penwest and Endo, the amount of the proposed termination fee (which was proposed to be 2.98% of the equity value of the transaction, or $5.0 million), and Penwest’s remedies in the event of a breach of the Merger Agreement by Endo. It was noted that there were no open issues in the Merger Agreement.

The Board engaged in additional deliberations concerning the sale of Penwest and after considering these deliberations, the proposed terms of the Merger Agreement and the factors described under “Reasons for the Merger and Recommendation of Our Board of Directors” on page 22, the Board unanimously determined that the

Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that Penwest’s shareholders accept the Offer and approve the Merger and the Plan of Merger.

Penwest and Endo executed the Merger Agreement during the afternoon on August 9, 2010. Shortly thereafter, each separately publicly announced the execution of the Merger Agreement.

On August 20, 2010, Endo and Merger Sub filed with the SEC the Schedule TO and related offering documents, including the Offer to Purchase and the related Letter of Transmittal, which set forth the terms of the Offer and certain related information.

Also on August 20, 2010, Penwest filed with the SEC the Original Schedule 14D-9 pursuant to the Exchange Act, which, among other things, indicated that the Board unanimously recommended that Penwest’s shareholders accept the Offer, tender their shares of Penwest common stock pursuant to the Offer and approve the Merger and the Plan of Merger described in the Merger Agreement.

The Offer to Purchase, dated August 20, 2010, and the related Letter of Transmittal were mailed to Penwest shareholders on or around August 20, 2010, as was the Original Schedule 14D-9.

At 12:00 midnight, New York City time, at the end of Friday, September 17, 2010, the Offer expired, and on September 20, 2010, Merger Sub purchased all shares of Penwest common stock validly tendered pursuant to the Offer and not properly withdrawn, which consisted of 30,810,778 shares of Penwest common stock (including 858,109 shares delivered through notices of guaranteed delivery).

In accordance with the Merger Agreement, Messrs. Peter F. Drake, Ph.D., Joseph E. Edelman, John G. Lemkey, David P. Meeker, M.D., Kevin C. Tang, Roderick Wong and Saiid Zarrabian resigned from the Board, effective as of September 20, 2010. Each resigning director resigned pursuant to the provisions of the Merger Agreement and no director resigned from the Board because of any disagreements with Penwest on any matter relating to Penwest’s operations, policies or practices. Anne M. VanLent remained a Class II director of Penwest and is expected to continue as a director until the consummation of the Merger. In addition, effective as of September 20, 2010, the Board appointed the following individuals as members of the Board: David P. Holveck, Julie McHugh, Alan Levin, Ivan P. Gergel, M.D. and Caroline B. Manogue. Such persons were designated for appointment as directors of Penwest by Endo pursuant to the Merger Agreement. Each such person is an officer and/or director of Endo.

The Sixth Amendment to the Amended and Restated Strategic Alliance Agreement became effective on September 20, 2010 in accordance with its terms. Accordingly, Endo Subsidiary has sole control with respect to actions pertaining to Opana ER and Endo Subsidiary is no longer subject to any diligence/efforts requirement or to the non-solicitation provisions with respect to Penwest employees.

Reasons for the Merger and Recommendation of Our Board of Directors

At a special meeting of our Board on August 9, 2010, our Board unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, (ii) adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved to recommend that Penwest shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) took all actions so that the restrictions contained in the Articles of Incorporation and the WBCA applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of the Merger Agreement or the Shareholder Tender Agreements (described in more detail below on page 67, under the subheading “Shareholder Tender Agreements”), or to the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Our Board unanimously recommends that you vote “FOR” the approval of the Merger and the Plan of Merger.

In the course of reaching its decision to adopt and approve the Merger Agreement and the transactions contemplated thereby, the Board consulted with Penwest’s Chief Executive Officer and its financial and legal advisors and considered a number of factors, including the following:

•	the value of the consideration to be received by Penwest shareholders pursuant to the Offer and the Merger, including:

•

that $5.00 per share in cash to be paid as the consideration pursuant to the Offer and the Merger represents a 46.6% premium to $3.41, the average closing price of Penwest common stock for the 30 calendar day period prior to announcement of the transaction, and a 50.6% premium to $3.32, the average closing price of Penwest common stock for the 90 calendar day period prior to announcement of the transaction;

•	that Penwest shareholders will be entitled to receive the consideration in cash, which provides certainty of value to Penwest’s shareholders;

•

that this cash offer represents the quickest means of returning capital to Penwest’s shareholders— consistent with the strategy adopted by the Board in July 2010 to return capital to Penwest’s shareholders in the most tax efficient manner available;

•

its view as to the likely interest of third parties to acquire Penwest, particularly in light of the risks and uncertainties the existing strategic alliance between Penwest and Endo Subsidiary would pose for a potential third party acquirer and the level of interest of third parties in acquiring Penwest during the pendency of the proxy contests with respect to the 2009 and 2010 annual meetings of Penwest shareholders;

•	its belief that an acquisition of Penwest would be more valuable to Endo than to third parties in light of the existing strategic alliance between Penwest and Endo Subsidiary;

•

its belief that the Offer and the Merger were more favorable to Penwest shareholders than any other alternative reasonably available to Penwest and its shareholders, including the alternative of remaining a stand-alone, independent company or of winding down Penwest over time;

•

the change in the strategic direction of Penwest adopted by the Board following the election of three new Class I directors at the June 2010 annual shareholders meeting to one focused on returning Penwest’s capital to its shareholders (whether through share repurchases, special dividends or other transactions) and the potential tax advantages for Penwest’s shareholders of the Offer and the Merger as compared to share repurchases, special dividends or other transactions executed for the purpose of returning Penwest’s capital to its shareholders;

•

historical and current information concerning Penwest’s business, including Penwest’s financial performance and condition, operations, management and competitive position, current industry and economic and market conditions, and Penwest’s prospects if it were to remain a stand-alone, independent company;

•	prospects for Opana ER maintaining its market position, including the anticipated entry of generic competition in 2011 and 2013 and the potential introduction by Endo Subsidiary of its TRF Product;

•

the risks and uncertainties associated with any potential dispute under the Amended and Restated Strategic Alliance Agreement with respect to the TRF Product, including the likelihood of success of any dispute resolution proceedings, the cost and other resources that would need to be devoted to such proceedings, the impact on Penwest’s relationship with its primary strategic partner of such proceedings and the length of time involved in pursuing such proceedings, particularly given the potential impact of the anticipated introduction of generic Opana ER in 2013 and of the TRF Product;

•

the risks and uncertainties under the Amended and Restated Strategic Alliance Agreement relating to the TRF Product, including the potential negative impact on Opana ER and the royalties payable to Penwest under the Amended and Restated Strategic Alliance Agreement, because the Amended and Restated Strategic Alliance Agreement only contemplates royalties to Penwest based on sales of Opana ER and does not address royalties on an oxymorphone product that is neither formulated with Penwest’s TIMERx technology nor covered by Penwest’s patents;

•	the estimates of Penwest’s future financial performance prepared by management, as described below under the caption “Financial Projections”;

•

the opinion of BofA Merrill Lynch, dated August 9, 2010, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Offer Price to be received by holders of shares of Penwest common stock in the Offer and the Merger (other than Endo, Merger Sub, Perceptive, Tang and their respective affiliates), as more fully described below in the section entitled “Opinion of Penwest’s Financial Advisor”;

•

current financial market conditions, and historical market prices, volatility and trading information with respect to Penwest’s common stock, including the possibility that if Penwest remained as a stand-alone, independent company, in the event of a decline in the market price of its common stock or the stock market in general, the price that might be received by holders of Penwest common stock in the open market or in a future transaction might be less than the $5.00 per share cash price to be paid pursuant to the Offer and the Merger;

•

that the amount of capital returned to Penwest’s shareholders on a present value basis or at all through special dividends, share repurchases or other transactions executed by Penwest might be less than the $5.00 cash price to be paid pursuant to the Offer and the Merger;

•	the terms and conditions of the Merger Agreement, including:

•

the conditions to the closing of the Offer and the Merger and the likelihood of their being satisfied, including the absence of any financing or Endo shareholder approval condition to Endo and Merger Sub’s obligation to complete the Offer;

•

the ability of the Board, under specified circumstances, to furnish information to and engage in discussions and negotiations with third parties concerning a takeover proposal that constitutes or is reasonably likely to lead to a superior acquisition proposal and, upon the payment to Endo of a termination fee of $5.0 million, to terminate the Merger Agreement to accept a superior acquisition proposal with the Shareholder Tender Agreements also terminating upon such termination;

•

the Board’s belief that the termination fee of $5.0 million payable to Endo in the circumstances set forth in the Merger Agreement was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude or unreasonably deter another party from making a superior acquisition proposal; and

•

the provision for a two-step transaction structure, with the Offer followed by the Merger, which may expedite payment to Penwest shareholders who tender their shares in the Offer as compared to alternative structures;

•

the course of discussions and negotiations between Penwest and Endo, resulting in an increase totaling $1.00 per share, or 25% above the initial price per share indicated by Endo, improvements to the terms of the Merger Agreement in connection with those negotiations, and the Board’s belief based on these negotiations that this was the highest price per share that Endo was willing to pay and that these were the most favorable terms to Penwest to which Endo was willing to agree;

•

that under Washington law, Penwest shareholders who do not tender their shares in the Offer, do not vote in favor of the Merger and comply with other specified statutory procedures have the right to dissent from the transaction and be paid in cash the fair value (plus interest), as determined by agreement between the dissenting shareholders and Penwest or by a superior court of the State of Washington, for their shares;

•	its view of Endo’s ability to fund the consideration payable pursuant to the Offer and the Merger; and

•	its view of the fiduciary duties and responsibilities of the Board under applicable law.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors with respect to the Offer and the Merger, including:

•	the risk that the Offer and the Merger might not be completed due to failure to satisfy the closing conditions, some of which are outside of Penwest’s control;

•

if the Offer and the Merger are not completed, the potential adverse effect of the public announcement of the acquisition on Penwest’s business, including its significant customer, supplier and other key relationships, Penwest’s ability to attract and retain key personnel and Penwest’s overall competitive position;

•	that gains from an all-cash transaction would be taxable to Penwest shareholders for U.S. federal income tax purposes;

•

the restrictions that the Merger Agreement imposes on soliciting competing proposals, and the fact that Penwest would be obligated to pay the termination fee of $5.0 million to Endo under specified circumstances;

•

the restrictions on the conduct of Penwest’s business prior to the completion of the Merger, requiring Penwest to conduct its business only in the ordinary course of business consistent with past practice, and subjecting Penwest to other specified restrictions, which may delay or prevent Penwest from undertaking business opportunities that may arise pending completion of the Offer and the Merger;

•

that approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) would be subject to Shareholder Tender Agreements obligating the shareholders party thereto to tender such shares in the Offer notwithstanding a change in the Board’s recommendation with respect to the Offer and the Merger unless the Merger Agreement is terminated;

•

that Penwest will no longer exist as a stand-alone, independent company and that Penwest shareholders will no longer benefit from the future financial performance or any appreciation in the value of Penwest;

•	the possibility that another party might have been willing to pay a higher purchase price for Penwest than the $5.00 per share price agreed to by Endo;

•

the possibility that, although the Offer and the Merger provide Penwest shareholders the opportunity to realize a premium to the price at which Penwest common stock traded prior to the public announcement of the transactions, the price of Penwest common stock might have increased in the future to a price greater than $5.00 per share or that the amount of capital returned to Penwest’s shareholders on a present value basis (or at all) through special dividends, share repurchases or other transactions executed by Penwest might exceed the $5.00 cash price provided by the Offer and the Merger;

•

that Penwest did not inquire as to the interest of third parties in a strategic transaction with Endo prior to entering into the Merger Agreement although the Board was satisfied that the terms of the Merger Agreement, including the ability of the Board, under specified circumstances, to exercise it fiduciary duties to consider unsolicited takeover proposals and the amount of the termination fee payable by Penwest upon the termination of the Merger Agreement to accept a superior acquisition proposal, would not be likely to preclude or unreasonably deter another party from making a superior acquisition proposal; and

•

the interests of Penwest’s executive officers and directors in the transactions contemplated by the Merger Agreement, as described under the heading “Agreements Between Penwest and its Executive Officers and Directors.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. The Board collectively reached the unanimous conclusion to adopt and approve the Offer, the Merger and the Merger Agreement in light of the various factors described above and other factors that each member of the Board deemed relevant. In view of the wide variety of factors considered by the members of the Board in connection with their evaluation of the Offer and the Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating the above factors and consulting with its legal counsel and its financial advisors, the Board unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, (ii) adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved to recommend that Penwest shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) took all actions so that the restrictions contained in the Articles of Incorporation and the WBCA applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of the Merger Agreement or the Shareholder Tender Agreements (described in more detail below on page 67, under the subheading “Shareholder Tender Agreements”), or to the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Our Board unanimously recommends that Penwest shareholders vote “FOR” the approval of the Merger and the Plan of Merger.

Opinion of Our Financial Advisor

We retained BofA Merrill Lynch to act as our financial advisor in connection with the Offer and the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected BofA Merrill Lynch to act as our financial advisor in connection with the Offer and the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Offer and the Merger, its reputation in the investment community and its familiarity with Penwest and its business.

On August 9, 2010, at a meeting of the Board held to evaluate the transactions contemplated by the Merger Agreement, BofA Merrill Lynch delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated August 9, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Offer Price to be received in the Offer and the Merger by holders of shares of Penwest common stock (other than Endo, Merger Sub, Perceptive, Tang Capital and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered, and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch provided its opinion to our Board for the benefit and use of our Board in connection with, and for the purposes of the evaluation of, the Offer Price from a financial point of view. BofA Merrill Lynch’s opinion addresses only the consideration to be paid to the holders of shares of Penwest common stock in the Offer and the Merger, and does not address any other matter. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder of Penwest as to how such shareholder should vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Penwest;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Penwest furnished to or discussed with BofA Merrill Lynch by the management of Penwest, including certain financial forecasts relating to Penwest prepared by the management of Penwest (such forecasts, the “Company Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Penwest with members of senior management of Penwest;

(iv)	discussed with members of senior management of Penwest the terms of, and their assessment as to the prospects of Penwest under the strategic alliance agreement between Penwest and Endo Subsidiary;

(v)	reviewed the Merger Agreement and certain related agreements;

(vi)	reviewed the trading history for shares of Penwest common stock; and

(vii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Penwest that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to Penwest forecasts, BofA Merrill Lynch was advised by Penwest, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Penwest as to the future financial performance of Penwest and other matters covered thereby. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Penwest, nor did it make any physical inspection of the properties or assets of Penwest. BofA Merrill Lynch did not evaluate the solvency or fair value of Penwest or Endo under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Penwest, that the Offer and the Merger would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Offer and the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Penwest or the contemplated benefits of the Offer and the Merger. BofA Merrill Lynch also relied, at the direction of Penwest, upon the assessments of senior management of Penwest as to the prospects of Penwest under the strategic alliance agreement between Penwest and Endo Subsidiary.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Offer or the Merger (other than the Offer Price to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Offer or the Merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Penwest or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Offer Price to be received by the holders of shares of Penwest common stock (other than Endo, Merger Sub, Perceptive, Tang and their respective affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the Offer or the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Offer or the Merger, or class of such persons, relative to the Offer Price. Furthermore, no opinion or view was expressed as to the relative merits of the Offer and the Merger in comparison to other strategies or transactions that might be available to Penwest or in which Penwest might engage or as to the underlying business decision of Penwest to proceed with or effect the Offer and the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to whether to tender shares of Penwest common stock into the Offer or how any shareholder should vote or act in connection with the Offer or the Merger. Except as described above, Penwest imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Company Financial Analyses

Sum-of-the-Parts Discounted Cash Flow Financial Analysis. BofA Merrill Lynch performed a sum-of-the-parts financial analysis to derive a range of implied values per share of Penwest common stock, as follows:

BofA Merrill Lynch performed discounted cash flow analyses to calculate a range of implied present values for each of the following franchises of Penwest utilizing estimates of the probability-adjusted, standalone, unlevered, after-tax (without regard for use of Penwest’s tax net operating losses) free cash flows Penwest could generate from each franchise during Penwest’s fourth fiscal quarter of 2010 and during Penwest fiscal years 2011 through the last year of the projection period for each franchise (as indicated below) based on Penwest forecasts:

•	Opana ER and the strategic alliance agreement with Endo Subsidiary (“Opana Franchise”)—projection period through fiscal year 2020;

•	TIMERx drug delivery technology (“TIMERx Franchise”)—projection period through fiscal year 2022, and

•	A0001 compound currently undergoing clinical trials (“A0001 Franchise”)—projection period through fiscal year 2027.

In deriving discount rates ranging from 10.0% to 12.0% for purposes of this analysis, BofA Merrill Lynch considered, among other things, estimates of Penwest’s weighted average cost of capital derived by BofA Merrill Lynch based on the capital asset pricing model and taking into account certain financial metrics for the United

States equity markets generally, Penwest specifically and for selected publicly traded companies (Pain Therapeutics, Inc., Pozen Inc., Durect Corporation, DepoMed, Inc., Alexza Pharmaceuticals, Inc. and Labopharm Inc.), as it deemed appropriate in its professional judgment and experience. BofA Merrill Lynch applied perpetuity growth rates ranging from negative 15% to negative 5% for each of the franchises based on its judgment and experience and the Company management’s view of the growth prospects of each franchise after each respective projection period in light of anticipated generic competition for each franchise. The free cash flow forecast used for purposes of this analysis was not reduced to reflect non-cash items such as stock-based compensation expense, amortization and depreciation.

BofA Merrill Lynch calculated a range of terminal values for each of these franchises as of the end of the projection period for that franchise by applying perpetuity growth rates ranging from negative 15% to negative 5% to the estimate of the probability-adjusted, standalone, unlevered, after-tax free cash flows Penwest could generate from the franchise during the last fiscal year of the projection period for the franchise. For each franchise, the estimated cash flows and terminal value were then discounted to present value as of September 30, 2010 using discount rates ranging from 10.0% to 12.0% to derive a range of implied present values for that franchise.

BofA Merrill Lynch also performed a discounted cash flow analysis to calculate a range of implied present values for the estimated tax benefits to Penwest of the projected utilization of Penwest’s tax NOLs during Penwest’s fourth fiscal quarter of 2010 and during Penwest’s fiscal years 2011 through 2029 based on Penwest forecasts, which factored in current annual NOL use limitations, assumed a 40% tax rate and reflected the availability of off-setting pre-tax income for use of the NOLs. The tax benefits were discounted to present value as of September 30, 2010 using discount rates ranging from 10.0% to 12.0% to derive a range of implied present values for the estimated tax benefits from Penwest’s NOLs.

BofA Merrill Lynch performed a discounted cash flow analysis to calculate the estimated implied present value of the estimated expenses of Penwest during Penwest’s fourth fiscal quarter of 2010 and during Penwest fiscal years 2011 through 2018 not allocated to the Opana Franchise, the TIMERx Franchise or the A0001 Franchise (the “Overhead Expenses”) based on Penwest forecasts. BofA Merrill Lynch calculated terminal values for the Overhead Expenses as of the end of 2018 by applying perpetuity growth rates ranging from negative 15% to negative 5% to the 2018 estimated Corporate Expenses. The estimated expenses and the 2018 terminal values were then discounted to present value as of September 30, 2010 using discount rates ranging from 10.0% to 12.0% to derive a range of implied present values for Penwest’s Overhead Expenses. This range of present values for Penwest’s Overhead Expenses are a deduction in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis.

For each range of implied present values derived as described above, BofA Merrill Lynch calculated a range of Implied Present Values per share of Penwest common stock by dividing the range of implied present values by the number of fully-diluted shares of Penwest common stock outstanding. BofA Merrill Lynch also calculated an implied net cash amount per share of Penwest common stock by dividing an estimate of Penwest’s net cash as of September 30, 2010 based on Penwest forecasts by the number of fully-diluted shares of Penwest common stock outstanding.

This analysis yielded the following ranges of implied present values per share of Penwest common stock for the Opana Franchise, the TIMERx Franchise, the A0001 Franchise, Penwest’s NOLs and Penwest’s Overhead Expenses. Adding these ranges of implied present values per share of Penwest common stock to the implied net cash amount per share of Penwest common stock yielded the following range of implied sum-of-the-parts values per share of Penwest common stock, as compared to the Offer Price.

Implied Per Share Values
OPANA Franchise	$3.43 – $3.90
TIMERx Franchise	$0.17 – $0.20
A0001 Franchise	$0.13 – $0.14
NOLs	$0.49 – $0.53
Overhead Expenses	$(0.77) – $(0.57)
Net Cash	$0.64

Implied Sum-of-the-Parts Values Per Share	$4.09 – $4.83

Offer Price	$5.00

Discounted Analyst Price Target. BofA Merrill Lynch applied discount rates ranging from 10.0% to 12.0% to the $5.00 12-month price target for shares of Penwest common stock published by the sole equity research analyst (BMO Capital Markets Corp.) that covers Penwest. This analysis indicated implied present values based on this price target ranging from $4.46 to $4.55 per share of Penwest common stock, as compared to the Offer Price of $5.00 per share.

Premiums Paid on Selected Precedent Transactions. BofA Merrill Lynch reviewed the premiums paid in the following 14 selected transactions that it deemed relevant involving companies in the pharmaceutical industry:

Announcement Date	Acquiror	Target	Premium to 1- Day Stock Price Prior to Announcement		Premium to 30- Day Average Stock Price Prior to Announcement
09/03/09	Dainippon Sumitomo Pharma Co. Ltd.	Sepracor Inc.	27.6	%(1)	26.5%
07/14/09	Hisamitsu Pharmaceutical Co.	Noven Pharmaceuticals Inc.	22.4%		23.7%
01/05/09	Endo Pharmaceuticals Holdings Inc.	Indevus Pharmaceuticals Inc.	45.2%		62.0%
09/01/08	Shionogi & Co. Ltd.	Sciele Pharma, Inc.	60.9%		56.0%
08/22/08	King Pharmaceuticals Inc.	Alpharma Inc.	37.3%		38.0%
06/23/08	Stiefel Laboratories, Inc.	Barrier Therapeutics, Inc.	135.8%		73.1%
02/26/08	Galderma Laboratories, Inc.	CollaGenex Pharmaceuticals, Inc.	29.7%		33.3%
12/10/07	Reckitt Benckiser Group PLC	Adams Respiratory Therapeutics, Inc.	37.4%		40.0%
11/29/07	TPG Partners V, L.P.	Axcan Pharma Inc.	30.0%		30.6%
10/30/07	Nycomed US, Inc.	Bradley Pharmaceuticals, Inc.	25.0%		17.9%
10/23/06	Stiefel Laboratories, Inc.	Connetics Corp.	49.4%		62.1%
11/06/06	Abbott Laboratories	Kos Pharmaceuticals, Inc.	55.7%		59.1%
06/23/05	Salix Pharmaceuticals, Inc.	InKine Pharmaceuticals Company	63.6%		61.2%
04/19/05	Jazz Pharmaceuticals, Inc.	Orphan Medical, Inc.	25.7%		18.8%
		Mean	46.1%		43.0%
		Median	37.3%		39.0%

(1)	One-day premium for Sepracor reflects premium against trading price as of 9/1/09. Premium to actual one day close on 9/2/09 is 0.9%.

Although none of the companies, businesses or transactions used in this analysis is directly comparable to Penwest or the Offer or the Merger, the selected transactions were chosen primarily because they involved target companies that were publicly traded specialty pharmaceutical companies with marketed branded pharmaceutical products that BofA Merrill Lynch, in its judgment and experience, determined, for purposes of this analysis, to be similar to Penwest.

BofA Merrill Lynch reviewed the premiums paid in these transactions over the average of the closing prices for the target company’s shares over the 30 days immediately prior to the public announcement of the transactions. Based on this review and its judgment and experience, BofA Merrill Lynch applied a range of selected premiums of 30.0% to 60.0% to the average of the closing prices for shares of Penwest common stock over the one month period immediately prior to August 9, 2010, the date of announcement of the Offer and the Merger, and derived an implied range of prices for shares of Penwest common stock as set forth in the table below. This analysis indicated implied prices ranging from $4.43 to $5.45 per share of Penwest common stock, as compared to the Offer Price of $5.00 per share.

1-Month Average Company Share Price Prior to Announcement	Premium Range	Implied Company Share Price
$3.41	30.0% – 60.0%	$4.43 – $5.45

No target company in the transactions used in this analysis is identical or directly comparable to Penwest. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the target companies to which Penwest was compared.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including the following:

Offer Price Implied Premia

BofA Merrill Lynch reviewed and considered the implied premia of the Offer Price to the average of the closing prices for shares of Penwest common stock over various periods ending on August 6, 2010. The results of this review are set forth in the table below:

Period Ending 08/06/10:	Average Closing Price Over Period	Implied Premia of Offer Price ($5.00 per share)
08/06/10 Closing	$4.21	18.8%
1-Week	$3.73	34.0%
30-Day	$3.41	46.8%
60-Day	$3.40	47.1%
90-Day	$3.32	50.5%

Implied Transaction Multiples

BofA Merrill Lynch calculated and reviewed transaction multiples for Penwest based on the ratio of the implied transaction value (“Implied Transaction Value”) to Penwest’s estimated fiscal year 2010 and 2011 revenue and earnings before interest, taxes, depreciation, amortization and non-cash stock based compensation (“EBITDA”) based on the Penwest forecasts and estimates of Penwest’s future financial performance published as of August 4, 2010 by the sole equity research analyst (BMO Capital Markets Corp.) that covers Penwest. For purposes of its analysis, BofA Merrill Lynch calculated the Implied Transaction Value by multiplying the Offer Price by the number of fully-diluted shares of Penwest common stock outstanding and subtracting management’s estimate of Penwest’s net cash position as of September 30, 2010. The results of this review are set forth in the table below:

	Implied Transaction Value/ Revenue	Implied Transaction Value/ EBITDA
Company Forecasts
2010E	3.15x	4.9x
2011P	2.92x	3.3x
Research Analysts Estimates
2010E	3.07x	4.8x
2011P	2.60x	3.4x

Historical Trading Share Prices

BofA Merrill Lynch also compared the Offer Price to the highest and lowest closing trading price for shares of Penwest common stock ($4.21 and $1.93, respectively) during the 52-week period ending on August 6, 2010.

BofA Merrill Lynch did not perform a publicly traded comparable companies analysis in connection with the rendering of its opinion, because BofA Merrill Lynch determined, in its judgment and experience, that other publicly traded companies in the specialty pharmaceutical industry do not have operating and financial characteristics sufficiently similar to those of Penwest to allow for the performance of a publicly traded comparable companies analysis that would yield meaningful results.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible of partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Penwest and Endo. The estimates of the future performance of Penwest in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Offer Price and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Penwest.

The type and amount of consideration payable in the Offer and the Merger was determined through negotiations between Penwest and Endo, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the Board or management with respect to the Offer, the Merger or the Offer Price.

Penwest has agreed to pay BofA Merrill Lynch for its services in connection with the Offer and the Merger an aggregate fee of approximately $2.5 million, all of which was contingent upon the completion of the Offer. Penwest also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Penwest, Endo and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Penwest and have received or in the future may receive compensation for the rendering of these services, including having acted as placement agent in connection with a private placement in March 2008 by Penwest of 8.14 million units (each unit consisting of one share of Penwest common stock and one warrant to purchase one-half share of Penwest common stock) for a purchase price of $3.0825 per unit, or gross proceeds of approximately $25.1 million. Since January 1, 2008 through July 31, 2010, BofA Merrill Lynch and its affiliates have received aggregate revenues from Penwest for corporate, commercial and investment banking services unrelated to the Offer and the Merger of approximately $1.3 million.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Endo and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities of Endo and its affiliates (including a $300 million, three-year senior secured revolving credit facility of Endo entered into in October 16, 2009), and (ii) having provided or providing certain treasury management products and services to certain affiliates of Endo. Since January 1, 2008 through July 31, 2010, BofA Merrill Lynch and its affiliates have received aggregate revenues from Endo and its affiliates for corporate, commercial and investment banking services unrelated to the Merger of approximately $3 million, a portion of which was paid to BofA Merrill Lynch and its affiliates by entities prior to such entities becoming affiliates of Endo.

Financial Projections

During our consideration of the transactions contemplated by the Merger Agreement, as described in “The Merger—Background to the Merger” beginning on page 17, our management provided BofA Merrill Lynch with financial forecasts of our operating performance prepared by our management for fiscal years (i) 2010 through 2020 relating to Opana ER, (ii) 2010 through 2022 relating to Penwest’s drug delivery collaborations, and (iii) fourth quarter of 2010 through 2027 relating to its A0001 Program. Our management did not prepare its own valuations of Penwest, including what Penwest may be worth assuming an illustrative liquidation of its assets.

These financial forecasts reflected the following material assumptions:

•	With respect to Opana ER (both U.S. and Ex U.S.),

•	Competition from generic Opana ER for two dosage strengths beginning in July 2011 and remaining strengths, including the key dosage strengths, in January 2013

•	Endo Subsidiary’s launch of an authorized generic version of Opana ER

•	Probability adjusted for potential introduction by Endo Subsidiary of the TRF Product as follows:

Assumed Date of TRF Product Launch	Assumed Probability of Outcome
January 2012	40%
July 2011	40%
No launch	20%

Penwest’s management used its judgment in selecting the foregoing dates and probabilities based in large part on the likelihood and estimated timing of FDA approval of the TRF Product

•

The level of market acceptance of the TRF Product over the first three years of launch similar to the level of market acceptance of Opana ER during the first three years after its launch given that the TRF Product contains the same oxymorphone compound as Opana ER although in a different formulation, will likely have a similar indication and will be marketed by the same marketing partner, Endo

•	Royalty rate on Opana ER will be approximately 21.7%

•	Minimal operating expenses

These estimates were based in part on the following estimates of our future financial performance reflecting: (i) a successful dispute resolution proceedings regarding the TRF Product and (ii) an unsuccessful dispute resolution proceedings regarding the TRF Product (status quo).

Success Scenario

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Revenue ($)	43.3	45.4	125.4	56.8	51.4	44.7	38.2	32.8	28.2	22.8	20.3
EBITDA ($)	42.8	44.9	83.4	40.2	36.6	32.0	27.5	23.8	20.6	16.9	15.2
Unlevered Free Cash Flow ($)	25.9	27.2	50.1	24.1	22.0	19.2	16.5	14.3	12.3	10.1	9.1

Status Quo Scenario

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Revenue ($)	43.3	45.2	38.6	16.9	15.2	13.0	11.0	9.2	7.7	6.0	5.1
EBITDA ($)	42.8	44.7	38.2	16.7	15.0	12.8	10.7	9.0	7.4	5.7	4.9
Unlevered Free Cash Flow ($)	25.9	27.1	23.0	10.0	9.0	7.7	6.4	5.4	4.5	3.4	2.9

•	With respect to Penwest’s TIMERx franchise,

•	Royalties under Penwest’s collaborations beginning in 2014

•

50% probability of approval and commercial sale of products under collaborations, as determined based on the stage of development of the lead compound under collaboration and the lower risk profile of a compound that is a reformulation of a marketed compound as opposed to the risk of development of a new compound

•	No revenue from new collaborations

•	Operating expenses covered by drug collaborators

•	With respect to its A0001 Program,

•	Product candidate is out-licensed to third party in 2011

•

Assumes $5 million in up-front payments, $2 million payment upon approval in 2013, probability adjusted, and 1% net royalty upon product launch in 2014, probability adjusted, based on comparable industry licensing transactions for Phase II product development candidates after taking into account Penwest’s financial obligations to its development partner

•	Minimal operating expenses for years following 2010

•	20% probability of approval and commercial sale of product, as determined based on an industry study of the likelihood of success of compounds at various stages of development

•	With respect to net operating losses and corporate overhead,

•	Assumes September 30, 2010 closing and 40% tax rate

These forecasts reflected the following estimates of our future financial performance:

U.S. Opana ER

($ in millions)

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Revenue ($)	43.3	45.2	38.6	16.9	15.2	13.0	11.0	9.2	7.7	6.0	5.1
EBITDA ($)	42.8	44.8	60.8	28.4	25.8	22.4	19.1	16.4	14.0	11.3	10.0
Unlevered Free Cash Flow ($)	25.9	27.2	36.5	17.1	15.5	13.4	11.5	9.8	8.4	6.8	6.0

Ex-U.S. Opana ER

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Canadian royalties ($)	—	0.2	0.4	0.6	1.0	1.1	1.2	0.3	0.1	0.1	0.1
International royalties ($)	—	—	0.1	0.2	0.3	0.5	0.6	0.6	0.2	0.1	—
Unlevered Free Cash Flow ($)	—	0.1	0.3	0.5	0.8	1.0	1.1	0.5	0.2	0.1	0.1

TIMERx

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Revenue ($)	3.5	—	—	—	0.9	1.9	3.8	3.9	3.9	3.9	4.0	1.0	0.2
EBITDA ($)	—	—	—	—	0.8	1.8	3.6	3.6	3.7	3.7	3.8	0.9	0.2
Unlevered Free Cash Flow ($)	—	—	—	—	0.5	1.1	2.2	2.2	2.2	2.2	2.3	0.6	0.1

A0001

	4Q 2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Revenue ($)	—	5.0	—	0.4	0.2	0.4	0.6	0.6	0.6	0.7	0.7
EBITDA ($)	(1.6)	4.5	—	0.4	0.2	0.4	0.6	0.6	0.6	0.7	0.7
Unlevered Free Cash Flow ($)	(1.0)	4.5	—	0.2	0.1	0.2	0.4	0.4	0.4	0.4	0.4

	2021	2022	2023	2024	2025	2026	2027
Revenue ($)	0.4	0.2	0.1	0.1	0.1	0.1	—
EBITDA ($)	0.4	0.2	0.1	0.1	0.1	0.1	—
Unlevered Free Cash Flow ($)	0.2	0.1	0.1	—	—	—	—

Net Operating Losses

	2010	2011	2012	2013	2014 – 2027	2028	2029
Tax Benefit ($)	10.7	6.1	2.5	1.4	1.1 annually	0.2	—

Corporate Overhead

	2010	2011	2012	2013	2014	2015	2016	2017	2018
Corporate Expenses ($)	(5.8)	(6.0)	(6.2)	(6.5)	(6.7)	(7.0)	(7.3)	(7.6)	(7.9)
Unlevered Free Cash Flow ($)	(2.3)	(2.5)	(2.6)	(2.7)	(2.9)	(3.0)	(3.2)	(3.3)	(3.5)

For these purposes, “Unlevered Free Cash Flow” shall mean Penwest’s tax-affected EBIT (earnings before interest and taxes) after adjusting for non-cash items, including stock-based compensation charges, depreciation and amortization.

The financial forecasts shown above are included to provide our shareholders access to certain nonpublic information considered by the Board during its evaluation of the transactions contemplated by the Merger Agreement. The inclusion of this information should not be regarded as an indication to any shareholder that the Board or any other recipient of this information considered, or now considers, actual future results will necessarily reflect these projections, and it should not be relied upon as such. The forecasts reflect numerous estimates and assumptions with respect to industry and specific third party performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than such forecasts. As the forecasts cover multiple years, such information becomes by its nature less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. In addition, our management prepared these forecasts before the execution of the Merger Agreement and, accordingly, the forecasts do not reflect the effects of the transactions contemplated by the Merger Agreement. Readers are cautioned not to place undue reliance on the financial forecasts.

The financial forecasts above were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts above, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts.

None of Penwest or our affiliates, advisors, officers, directors, or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Penwest compared to the information contained in the forecasts or that the forecasts will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF OUR INTERNAL FINANCIAL FORECASTS, WE UNDERTAKE NO OBLIGATION TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR TO HAVE CHANGED.

Interests of Our Executive Officers and Directors in the Merger

Agreements Between Penwest and its Executive Officers and Directors

When considering the recommendation of our Board, you should be aware that certain current and former members of our Board and our executive officers have interests in the Merger, as are described below, other than their interests as Penwest shareholders generally. These interests may be different from, or in addition to, your interests as a Penwest shareholder. These interests may create potential conflicts of interests. The members of the Board were aware of the material facts as to these additional interests, and considered them, among other matters, when they adopted and approved the Merger Agreement.

Cash Payable for Outstanding Shares Pursuant to the Offer

Penwest’s executive officers and certain current and former directors tendered the shares of Penwest common stock that they held as of August 6, 2010 for purchase pursuant to the Offer, and they received the same cash consideration per share of common stock on the same terms and subject to the same conditions as the other shareholders of Penwest. Penwest’s executive officers and directors beneficially owned an aggregate of 13,482,587 shares of Penwest common stock (excluding unvested restricted common stock, shares underlying stock options and shares underlying warrants) as of August 6, 2010, all of which was tendered and accepted for payment by Merger Sub. As a result, the executive officers and directors received an aggregate of approximately $67,412,935 in cash. The beneficial ownership of shares of Penwest’s common stock as of September 24, 2010 of each director and executive officer is further described under “Security Ownership of Executive Officers and Certain Beneficial Owners” beginning on page 75.

Former Penwest shareholders Tang Capital, whose principal Kevin Tang was a member of the Board, Perceptive, whose investment manager’s managing member Joseph Edelman was a member of the Board, Mr. Tang, Penwest’s former Chairman of the Board, and Jennifer Good, Penwest’s President and Chief Executive Officer, entered into Shareholder Tender Agreements with Endo and Merger Sub, dated as of the date of the Merger Agreement, pursuant to which, among other things, they agreed to tender into the Offer shares of Penwest common stock beneficially owned by them (subject to certain limited exceptions) and not to withdraw any such shares previously tendered. The Perceptive Shareholder Tender Agreement inadvertently included 925,000 shares issuable upon exercise of certain warrants that Perceptive had previously beneficially owned, but had transferred in 2008. Upon discovery of this error, the Perceptive Shareholder Tender Agreement was amended on August 20, 2010 to reflect Perceptive’s correct beneficial ownership in Penwest. These Shareholder Tender Agreements are described in more detail below, under the subheading “Shareholder Tender Agreements.” 13,456,004 shares of Penwest common stock, comprising approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) were subject to the Shareholder Tender Agreements, and all such shares were tendered and accepted for payment by Merger Sub.

The tables below set forth information regarding the amount of cash consideration each director and executive officer received pursuant to the Offer as a result of the tender of the shares of common stock beneficially owned by each of Penwest’s directors and executive officers (excluding unvested restricted stock, shares underlying stock options and shares underlying warrants) pursuant to the Offer and the acceptance of those shares for payment and purchase by Merger Sub.

DIRECTORS

Name	Number of Shares Owned	Consideration
David P. Holveck	0	0
Alan Levin	0	$0
Caroline B. Manogue	0	$0
Julie McHugh	0	$0
Ivan P. Gergel, M.D.	0	$0
Anne M. VanLent	44,491	$222,455

EXECUTIVE OFFICERS

Name	Number of Shares Owned	Consideration
Anand R. Baichwal	27,930	$139,650
Jennifer L. Good	60,994	$304,970
Amale Hawi	6,500	$32,500
Frank P. Muscolo	3,513	$17,565
Thomas Sciascia	40,494	$202,470

Effect of the Offer and the Merger Agreement on Penwest Stock Options

Penwest has granted stock options to its directors and executive officers under its 2005 Stock Incentive Plan and its 1997 Equity Incentive Plan. Under the terms of the stock options granted under such plans to its directors and executive officers, upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, any such options that were unvested at the time of acceptance vested in full and became fully exercisable.

The Offer permitted holders of options to purchase shares of Penwest common stock to conditionally exercise such options without paying the exercise price at the time of exercise and to tender the shares of Penwest common stock issuable upon the exercise of such options in the Offer. Upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, holders so tendering received the aggregate Offer Price with respect to the shares of Penwest common stock issuable upon the exercise of such options, less an amount equal to the aggregate exercise price of such options so exercised and less any required withholding taxes. Options granted under the 1997 Equity Incentive Plan that were not conditionally exercised and tendered in the Offer terminated upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer.

The Merger Agreement also provides that each option to purchase shares of Penwest common stock that remains outstanding immediately before the Merger Closing, including stock options granted under the 1998 Spinoff Plan and 2005 Stock Incentive Plan and stock options held by Penwest’s directors and executive officers, will be cancelled immediately before the Merger Closing. In consideration for such cancellation, the holders of each such option will become entitled to receive, at the effective time of the Merger, an amount of cash equal to the Option Spread Value (as defined below) with respect to such option, less any required withholding taxes. If the exercise price of any option equals or exceeds the amount of the Offer Price, no consideration will be paid with respect to such option. For purposes hereof, “Option Spread Value” means, with respect to an option to purchase shares of Penwest common stock, (i) the number of shares of Penwest common stock subject to each such option, multiplied by (ii) the excess, if any, of (a) the Offer Price over (b) the per-share exercise price under such option.

As of August 6, 2010, Penwest’s directors and executive officers held options to purchase an aggregate of 1,917,701 shares of Penwest common stock, with exercise prices ranging from $1.56 to $22.67 per share and a weighted average exercise price of $8.66 per share. Of these options, options to purchase 926,500 shares had exercise prices that were less than the Offer Price (“In the Money Options”).

The tables below set forth the aggregate Option Spread Value for each of Penwest’s executive officers and directors, as of September 20, 2010, for: (i) In the Money Options held by them that were vested, (ii) In the Money Options held by them that became fully vested upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, and (iii) all In the Money Options held by them.

DIRECTORS

Name	Aggregate Option Spread Value of Vested In the Money Options	Aggregate Option Spread Value of Unvested In the Money Options	Aggregate Option Spread Value of All In the Money Options
David P. Holveck	$0	$0	$0
Alan Levin	$0	$0	$0
Caroline B. Manogue	$0	$0	$0
Julie McHugh	$0	$0	$0
Ivan P. Gergel, M.D.	$0	$0	$0
Anne M. VanLent	$39,960	$0	$39,960

EXECUTIVE OFFICERS

Name	Aggregate Option Spread Value of Vested In the Money Options	Aggregate Option Spread Value of Unvested In the Money Options	Aggregate Option Spread Value of All In the Money Options
Anand R. Baichwal	$256,095	$127,400	$383,495
Jennifer L. Good	$483,100	$274,400	$757,500
Amale Hawi	$313,790	$147,000	$460,790
Frank P. Muscolo	$54,659	$49,000	$103,659
Thomas Sciascia	$369,915	$147,000	$516,915

Effect of the Offer and the Merger Agreement on Penwest Restricted Stock

Penwest has granted restricted stock to its directors under its 2005 Stock Incentive Plan and its 1997 Equity Incentive Plan. Under the terms of the restricted stock granted to its directors under such plans, upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, all such restricted shares vested in full.

The terms and conditions applicable to shares of restricted Penwest common stock held by Penwest’s directors permitted the holders thereof to tender such shares, including unvested shares, in the Offer. Upon Merger Sub’s acceptance for payment of shares of restricted Penwest common stock pursuant to the Offer, Merger Sub purchased each such share so tendered for the Offer Price, less any required withholding of taxes.

Each share of our restricted stock will become fully vested and free of any repurchase rights or other restrictions immediately prior to the effective time of the Merger. As a result, all of our restricted stock will be treated in a manner consistent with the other shares of Penwest common stock and will be converted into the right to receive $5.00 per share in cash, less any applicable withholding taxes.

The table below sets forth information regarding the amount of cash consideration each director received pursuant to the Offer in respect of shares of unvested restricted stock as of September 20, 2010 as a result of such shares being tendered, and accepted for payment by Merger Sub, pursuant to the Offer.

Name	Number of Unvested Shares of Restricted Stock as of September 20, 2010	Consideration
David P. Holveck	0	$0
Alan Levin	0	$0
Caroline B. Manogue	0	$0
Julie McHugh	0	$0
Ivan P. Gergel, M.D.	0	$0
Anne M. VanLent	6,000	$30,000

Executive Retention Agreements

Penwest is a party to Retention Agreements with each of its executive officers. Under these agreements, the executive officers are entitled to separation pay and benefits if their employment is terminated by Penwest other than for cause, disability or death, or by the executive officer for good reason, in each case within 18 months following the date of a change in control of Penwest. Under the terms of the Retention Agreements, the election of the three new Class I directors at Penwest’s annual meeting of shareholders held on June 22, 2010 constituted a change in control of Penwest, and Merger Sub’s acceptance for payment of shares tendered in the Offer also constituted a change in control of Penwest. Accordingly, upon termination of an executive officer’s employment under the circumstances described above, such executive officer may be entitled to receive:

•

an amount equal to either 200% (in the case of Penwest’s chief executive officer) or 150% (in the case of Penwest’s other executive officers) of the highest annual base salary during the period of the executive’s employment with Penwest, plus the highest annual bonus during the period of the executive’s employment with Penwest, including the target bonus of the executive for the calendar year during which the date of termination occurs, with such amounts to be paid as soon as possible following termination, subject to any delay required by Section 409A of the Internal Revenue Code; and

•

the full premium for group medical insurance under the continuation coverage rules known as COBRA, up to the amount that Penwest pays for active and similarly-situated employees who receive the same type of coverage, with such payments to last until the earlier of (i) 24 months (in the case of Penwest’s chief executive officer) or 18 months (in the case of Penwest’s other executive officers) following the date the executive officer’s employment is terminated and (ii) the date the COBRA continuation coverage expires (and a cash payment equal to the Penwest portion of the premiums for the remainder of the period).

The following table sets forth the cash consideration that each of Penwest’s executive officers (as of August 6, 2010) would receive in accordance with the terms of the Retention Agreements if such individual’s employment were terminated by Penwest other than for cause, disability or death, or if such individual terminated his or her employment for good reason in accordance with the terms of the Retention Agreements:

Name	Severance Payments	Continuation of Health Benefits	Total
Anand R. Baichwal	$513,100	$31,054	$544,154
Jennifer L. Good	$1,240,000	$36,624	$1,276,624
Amale Hawi	$575,500	$10,644	$586,144
Frank P. Muscolo	$315,370	$27,468	$342,838
Thomas Sciascia	$632,050	$31,054	$663,104

Indemnification of Officers and Directors

Section 23B.08.510 of the WBCA allows a corporation to indemnify individuals who are made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding, as long as, (i) the director acted in good faith; (ii) the director reasonably believed, in the case of conduct in the director’s official capacity with the corporation, that his or her conduct was in the corporation’s best interests and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify a director under Section 23B.08.510 of the WBCA (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 23B.08.520 of the WBCA generally requires a corporation to indemnify a director against reasonable expenses incurred by the director in connection with a proceeding (i) in which the director was a party because of being a director in the corporation and (ii) in which the director was wholly successful, on the merits or otherwise.

Sections 23B.08.560 and 23B.08.570 of the WBCA provide that a corporation has the power to obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations otherwise set forth in the WBCA, provided that in the case of directors such obligation is authorized in the articles of incorporation or in a bylaw or resolution adopted or ratified by the corporation’s shareholders. However, a corporation may not obligate itself to indemnify any director from or on account of (i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (ii) conduct of the director finally adjudged to be in violation of provisions in the WBCA relating to unlawful distributions to shareholders; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. A corporation’s ability to obligate itself to indemnify officers, employees and agents is subject to similar limitations.

Article VIII of Penwest’s Bylaws provide for indemnification of Penwest’s directors, officers, employees and agents to the maximum extent permitted by the WBCA. In addition, pursuant to Article VIII of Penwest’s Bylaws, Penwest may pay expenses in advance of final disposition of a proceeding, to the fullest extent to which Penwest is empowered; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director, officer, employee or agent only upon delivery to the corporation of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it shall ultimately be determined, that such director, officer, employee or agent is not entitled to be indemnified. Penwest’s Bylaws provide that such rights to indemnification and payment of expenses are contract rights.

The Merger Agreement provides that for not less than six years from and after the effective time of the Merger, Endo will, and will cause Penwest to, indemnify and hold harmless each person who is, or was at any time prior to the date of the Merger Agreement, a director or officer of Penwest (the “Indemnified Parties”) to the same extent such persons were indemnified as of the date of the Merger Agreement against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions occurring at or prior to the effective time of the Merger, whether asserted prior to, at or after the effective time of the Merger, to the fullest extent permitted by law (including to the fullest extent authorized or permitted by any amendments to or replacements of the WBCA adopted after the date of the Merger Agreement that increase the extent to which a corporation may indemnify its officers and directors). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Endo or Penwest within ten business days of receipt by Endo or Penwest of a request for such advancement by the

Indemnifying Party; provided, that such Indemnified Party must promptly reimburse Endo or Penwest for any expenses so advanced if it is subsequently determined that such individual was not entitled to indemnification.

The Merger Agreement also provides that for not less than six years from and after the effective time of the Merger, the articles of incorporation and bylaws of Penwest must contain, and Endo will cause the articles of incorporation and bylaws of Penwest to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Penwest than are set forth in the Articles of Incorporation and Bylaws of Penwest as in effect on the date of the Merger Agreement.

The Merger Agreement further provides that for not less than six years from and after the effective time of the Merger, Penwest will maintain, at no expense to the beneficiaries, the policies of directors’ and officers’ liability insurance maintained by Penwest as of the date of the Merger Agreement with respect to matters existing or occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) for the individuals who have served as directors and officers of Penwest prior to the effective time of the Merger, so long as the annual premium for such insurance would not be in excess of 250% of the last annual premium paid prior to the effective time of the Merger. The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is filed as Appendix A to this proxy statement.

Arrangements with Endo and Merger Sub

Merger Agreement. The Merger Agreement has been filed as Appendix A to this proxy statement. The Merger Agreement and the summary of terms set forth herein and incorporated by reference are not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to Endo, Merger Sub or Penwest. The representations and warranties contained in the Merger Agreement have been negotiated among the parties thereto with the principal purpose of establishing the circumstances in which Endo may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and are qualified by information set forth on confidential schedules. Accordingly, shareholders should not rely on the representations and warranties contained in the Merger Agreement as matters of fact.

Confidentiality Agreement. Penwest and Endo Subsidiary are parties to a confidentiality agreement dated July 30, 2010 (the “Confidentiality Agreement”), pursuant to which, among other things and subject to certain exceptions, each agreed to keep confidential and not disclose non-public and proprietary information it learns of, it becomes aware of, or that is disclosed to it, in connection with the exploration of a mutually beneficial relationship which may result in a merger, acquisition of other consolidation of the businesses of the parties (the “Purpose”), except in accordance with the terms of the Confidentiality Agreement, and to use such information solely for the Purpose and, if a business relationship is consummated, carrying out such business relationship.

Shareholder Tender Agreements. Former Penwest shareholders Tang Capital, whose principal Kevin Tang was a member of the Board, Perceptive, whose investment manager’s managing member Joseph Edelman was a member of the Board, Mr. Tang, Penwest’s former Chairman of the Board, and Jennifer Good, Penwest’s President and Chief Executive Officer, entered into Shareholder Tender Agreements with Endo and Merger Sub, dated as of the date of the Merger Agreement, pursuant to which, among other things, they agreed to tender into the Offer shares of Penwest common stock beneficially owned or acquired by them (subject to certain limited exceptions) and not to withdraw any such shares previously tendered, and to vote, and have appointed Endo as their proxy to vote, all such shares in favor of the Merger. Such former shareholders also agreed not to sell, transfer, assign or otherwise dispose of any such shares other than pursuant to the Offer. The Shareholder Tender Agreements provided that such shareholders may not solicit an alternative acquisition proposal. The Perceptive Shareholder Tender Agreement inadvertently included 925,000 shares issuable upon exercise of certain warrants that Perceptive had previously beneficially owned, but had transferred in 2008. Upon discovery of this error, the

Perceptive Shareholder Tender Agreement was amended on August 20, 2010 to reflect Perceptive’s correct beneficial ownership in Penwest. 13,456,004 shares of Penwest common stock, comprising approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) as of August 6, 2010, were subject to the Shareholder Tender Agreements.

Ownership of Penwest Common Stock. Endo has informed us that it indirectly owns, and Merger Sub directly owns, 30,810,778 shares of Penwest common stock.

Board Designees. The Merger Agreement provided that effective upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, Endo was entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this right) and (ii) the percentage that the number of shares of Penwest common stock beneficially owned by Endo and/or Merger Sub at such time (including shares accepted for payment in connection with the Offer) bears to the total number of shares of Penwest common stock outstanding. Accordingly Penwest has caused Endo’s designees to be appointed to the Board. Specifically, effective as of September 20, 2010, Messrs. Peter F. Drake, Ph.D., Joseph E. Edelman, John G. Lemkey, David P. Meeker, M.D., Kevin C. Tang, Roderick Wong and Saiid Zarrabian resigned from the Board, and the following individuals were appointed as members of the Board: David P. Holveck, Julie McHugh, Alan Levin, Ivan P. Gergel, M.D. and Caroline B. Manogue (collectively, the “Endo Designees”). Penwest has also taken such action necessary to cause the Endo Designees to be “Continuing Directors” under Penwest’s Articles of Incorporation, and to cause the Endo Designees to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Board in proportion to the number of directors designated by Endo to the Board.

Following the election or appointment of the Endo Designees and until the consummation of the Merger, the affirmative vote of a majority of the directors then in office who were not so designated by Endo will be required to authorize any termination of the Merger Agreement by Penwest, any amendment of the Merger Agreement requiring action by the Board, any extension of time for performance of any obligation or action under the Merger Agreement by Endo or Merger Sub, any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Penwest or any of Penwest’s rights or benefits under the Merger Agreement and any amendment of Penwest’s Articles of Incorporation.

Endo has advised Penwest that none of the Endo Designees beneficially owns any equity securities, or rights to acquire any equity securities, of Penwest, has a familial relationship with any director or executive officer of Penwest or has been involved in any transactions with Penwest or any of its directors, executive officers or affiliates that are required to be disclosed pursuant to the rules of the SEC. Endo has advised Penwest that there are no material pending legal proceedings to which any Potential Designee listed below is a party adverse to Penwest or any of its subsidiaries or has a material interest adverse to Penwest or any of its subsidiaries.

Endo has informed Penwest that none of the Endo Designees has, during the past ten years,

•	been convicted in a criminal proceeding,

•

been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws,

•	filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed to the person’s property or

•	been subject to any judgment, decree or final order enjoining the person from engaging in any type of business practice.

The following sets forth information with respect to the Endo Designees (including age as of the date hereof, business address, current principal occupation or employment and five-year employment history). Unless otherwise noted, the business address of each Endo Designee is c/o Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317.

Name	Age	Principal Occupation and Five-Year Employment History
David P. Holveck	65	Mr. Holveck was appointed President, Chief Executive Officer, and a Director of Endo in April 2008. Prior to joining Endo, Mr. Holveck was President of Johnson & Johnson Development Corporation and Vice President, Corporate Development of Johnson & Johnson since 2004. Mr. Holveck joined Johnson & Johnson as a company Group Chairman in 1999, following the acquisition of Centocor, Inc., by Johnson & Johnson. Mr. Holveck was Chief Executive Officer of Centocor, Inc., at the time of the acquisition. Mr. Holveck joined Centocor in 1983 and progressed through various executive positions. In 1992, he assumed the role of President and Chief Operating Officer and later that year was named President and Chief Executive Officer. Prior to joining Centocor, he held positions at General Electric Company, Corning Glass Works, and Abbott Laboratories. Mr. Holveck is a member of the Board of Trustees for the Fund for West Chester University and the Board of Directors of the Eastern Technology Council as well as the Board of Directors of Light Sciences Oncology, Inc.

Julie McHugh	46	Ms. McHugh was appointed Chief Operating Officer of Endo in March 2010. Prior to joining Endo, Ms. McHugh was the CEO of Nora Therapeutics, Inc., a venture capital backed biotech start-up focused on developing novel therapies for the treatment of infertility disorders. Prior to joining Nora Therapeutics, she was Company Group Chairman for Johnson & Johnson’s Worldwide Virology Business Unit where she led a growing area of the corporation’s pharmaceutical business, including the global launches of PREZISTA® and INTELENCE® and oversight of a dynamic R&D portfolio including compounds for HIV, Hepatitis C, and Tuberculosis. Prior to her role as Company Group Chairman, Ms. McHugh was President of Centocor, Inc. a J&J subsidiary, and was responsible for the product development and commercialization of REMICADE®, a breakthrough therapeutic for Crohn’s disease, rheumatoid arthritis and several other autoimmune disorders. Ms. McHugh received a Bachelor of Science degree from Pennsylvania State University and her masters of business administration degree from St. Joseph’s University. She currently serves on the Board of Visitors for the Smeal College of Business of the Pennsylvania State University, the Board of Directors for the Nathaniel Adamczyk Foundation, and was 2009 Chairman of the Board of Directors for the Pennsylvania Biotechnology Association.

Alan Levin	48	Mr. Levin was appointed Executive Vice President and Chief Financial Officer of Endo on May 5, 2009. Prior to joining Endo, Mr. Levin worked with Texas Pacific Group, a leading private equity firm, and one of its start-up investments in emerging markets. Before that, he was Senior Vice President & Chief Financial Officer of Pfizer, Inc. where he worked for 20 years in a variety of executive positions of increasing responsibility, including Treasurer and Senior Vice President of Finance & Strategic Management for the company’s research and development organization. He received a bachelor’s degree from Princeton University and a master’s degree from New York University’s Stern School of Business. Mr. Levin is a certified public accountant and an Editorial Advisor for the Journal of Accountancy.

Name	Age	Principal Occupation and Five-Year Employment History
Ivan P. Gergel, M.D.	50	Dr. Gergel was appointed Executive Vice President, Research & Development of Endo in April 2008. Prior to joining Endo, Dr. Gergel was Senior Vice President of Scientific Affairs and President of the Forest Research Institute of Forest Laboratories Inc., managing more than 900 physicians, scientists and staff at the Research Institute. Prior to that, Dr. Gergel served as Vice President and Chief Medical Officer at Forest and Executive Vice President of the Forest Research Institute. He joined Forest in 1998 as Executive Director of Clinical Research following nine years at SmithKline Beecham, and was named Vice President of Clinical Development and Clinical Affairs in 1999. Dr. Gergel received his M.D. from the Royal Free Medical School of the University of London and an MBA from the Wharton School.

Caroline B. Manogue	42	Ms. Manogue has served as Executive Vice President, Chief Legal Officer and Secretary of Endo since 2004. Prior to joining Endo in 2000 as Endo’s Senior Vice President, General Counsel and Secretary, she practiced law in the New York office of the law firm Skadden, Arps, Slate, Meagher & Flom LLP, where she specialized in mergers & acquisitions, securities and corporate law. At Endo, she is responsible for all aspects of the company’s legal function, including securities law, litigation, government affairs, intellectual property and commercial law, as well as overseeing compliance with current laws and existing pharmaceutical company guidelines relating to, among other things, clinical, sales and marketing practices. In her capacity as Secretary, she is responsible for corporate governance matters and reports directly to the Board of Directors. Ms. Manogue received her J.D. from Fordham Law School and her B.A. cum laude from Middlebury College. She is a member of the PhRMA Law Section Executive Committee and the Board of Trustees of the Healthcare Institute of New Jersey.

Amended and Restated Strategic Alliance Agreement.

In September 1997, Penwest entered into the Amended and Restated Strategic Alliance Agreement with Endo Subsidiary with respect to the development of Opana ER, an extended release formulation of oxymorphone hydrochloride using Penwest’s TIMERx technology.

Under the agreement, Penwest agreed to supply bulk TIMERx material to Endo Subsidiary, the selling price of which is contractually determined and may be adjusted annually, and Endo Subsidiary agreed to manufacture and market Opana ER in the United States. Penwest also agreed with Endo Subsidiary that any development and commercialization of Opana ER outside the United States would be accomplished through licensing to third parties approved by both Endo Subsidiary and Penwest, and that Penwest and Endo Subsidiary would divide equally any fees, royalties, payments or other revenue received by the parties in connection with such licensing activities. In June 2009, Endo Subsidiary signed a collaboration agreement with Valeant Pharmaceuticals International (“Valeant”) to develop and commercialize Opana ER in Canada, Australia and New Zealand.

Under the current terms of Penwest’s agreement with Endo Subsidiary:

•

Endo Subsidiary has agreed to pay Penwest royalties on U.S. sales of Opana ER calculated based on a royalty rate starting at 22% of annual net sales of the product up to $150 million of annual net sales, with the royalty rate then increasing, based on agreed-upon levels of annual net sales achieved, from 25% up to a maximum of 30%. In the June 2010 amendment however, the parties agreed that the royalty rate would be fixed at 22% during the period from April 1, 2010 through December 31, 2012 (the “2010-2012 Royalty Period”), provided that with respect to the fourth quarter of 2012, the rate would be adjusted to a rate that would result in the aggregate royalties paid to Penwest for the 2010-2012 Royalty Period being $7.3 million less than the aggregate royalties that would otherwise have been paid to Penwest if the royalty rate had not been fixed at 22%. The parties also agreed in the June 2010 amendment that the royalty rate on net sales of Opana ER would be fixed at 20% during 2013, provided that with respect to the fourth quarter of 2013, the rate would be adjusted to a rate that would result in the aggregate royalties paid to Penwest for 2013 being $700,000 less than the aggregate royalties that would have been paid to Penwest if the royalties had not been fixed at 20%.

•

No royalty payments were due to Penwest for the first $41 million of royalties that would otherwise have been payable to Penwest beginning from the time of the product launch in July 2006 (the “Royalty Holiday”). In the third quarter of 2008, the Royalty Holiday ended. Penwest recognized royalties from Endo Subsidiary related to sales of Opana ER of $12.3 million and $4.4 million for the three month periods ending June 30, 2010 and 2009, respectively, and $19.5 million and $4.4 million for the six month periods ended June 30, 2010 and 2009, respectively.

•

Penwest’s share of the development costs for Opana ER that it opted out of funding in April 2003 totaled $28 million and was recouped by Endo Subsidiary through a temporary 50% reduction in royalties. Commencing in the third quarter of 2008, Penwest began to receive reduced royalty payments from Endo Subsidiary, with such temporary reductions to continue until the $28 million was fully recouped. In the three month period ended March 31, 2010, Endo Subsidiary recouped the remaining balance of unfunded development costs and, as a result, the temporary 50% reduction in the royalty rate ended.

•	Endo Subsidiary will pay Penwest a percentage of any sublicense income it receives and milestone payments of up to $90 million based upon the achievement of agreed-upon annual net sales thresholds.

Under the terms of the agreement, if a party materially breaches any of the provisions of the agreement, the other party may terminate the agreement by giving the breaching party 90 days written notice (30 days for a payment breach), unless the breaching party cures the breach within such period.

Any dispute under the agreement (other than with respect to questions of patent validity or as to a matter left to the discretion of a party under the agreement) is to be resolved in accordance with the procedures set forth in the agreement. If the disputed matter is not resolved by the parties’ designated escalation officers, then either party may institute a formal mediation. If the dispute cannot be settled through a session with the selected mediator, then either party may terminate the mediation process and refer the dispute to arbitration. Any arbitration would be conducted in accordance with the Non-Administered Arbitration Rules & Commentary (Amended 1993) of the CPR Institute by a tribunal of three independent and impartial arbitrators. The tribunal must base its award on the provisions of the Amended and Restated Strategic Alliance Agreement. Any arbitration would be governed by the substantive laws of the State of New York. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitration tribunal.

In March 2009, Penwest and Endo Subsidiary entered into a Third Amendment to the Amended and Restated Strategic Alliance Agreement with respect to Opana ER, effective January 1, 2009 (the “Third Amendment”). Under the terms of the Third Amendment, Endo Subsidiary agreed to directly reimburse Penwest for costs and expenses incurred by Penwest in connection with patent applications and patent maintenance related to Opana ER. If any of such costs and expenses are not reimbursed to Penwest by Endo Subsidiary, Penwest may bill Endo Subsidiary for these costs and expenses through adjustments to the pricing of TIMERx material that Penwest supplies to Endo Subsidiary for use in Opana ER. In connection with the Third Amendment, Endo Subsidiary reimbursed Penwest for such costs and expenses incurred prior to December 31, 2008, which had been capitalized as patent assets, in the amount of $206,000. Such payment, as well as reimbursement by Endo Subsidiary of an additional $23,000 in patent costs incurred prior to the Third Amendment, was received by Penwest in the second quarter of 2009. Penwest credited such reimbursements to its patent assets in 2009. Such patent related costs and expenses incurred by Penwest subsequent to the Third Amendment have either been reimbursed or are expected to be reimbursed to Penwest by Endo Subsidiary, with such reimbursements recorded by Penwest as offsets to its costs.

On June 8, 2009, Endo Subsidiary and Valeant signed a license agreement granting Valeant the exclusive right to develop and commercialize Opana ER in Canada, Australia and New Zealand (the “Valeant Agreement”). Under the terms of the Valeant Agreement, Valeant paid Endo Subsidiary an up-front fee of C$2 million, and agreed to make payments totaling up to C$1 million upon the achievement of sales milestones in Canada, and payments totaling up to AUS $1.1 million upon achievement of regulatory and sales milestones in Australia and New Zealand. In addition, Valeant agreed to pay tiered royalties ranging from 10% to 20% of annual net sales of Opana ER in each of the three countries, subject to royalty reductions upon patent expiration or generic entry. The Valeant Agreement also includes rights to Opana®, the immediate release formulation of oxymorphone developed by Endo Subsidiary in which Penwest has no rights. In connection with the Valeant Agreement, Penwest signed a supply agreement with Valeant, agreeing to supply bulk TIMERx material to Valeant for its use in manufacturing Opana ER under the Valeant Agreement, the selling price of which will approximate Penwest’s cost, as defined in the agreement, and may be adjusted annually. The supply agreement is for a ten year term and may be terminated upon the occurrence of certain events including Valeant’s discontinuation of marketing Opana ER in the licensed territories.

In connection with the Valeant Agreement and Penwest’s supply agreement with Valeant, on June 8, 2009, Penwest and Endo Subsidiary signed a consent agreement, consenting to these arrangements and confirming the share of the payments to be made by Valeant that would be due to Penwest. In July 2009, Penwest received payment from Endo Subsidiary in the amount of $764,000 for Penwest’s share of the up-front payment received by Endo Subsidiary under the Valeant Agreement, which amount Penwest recorded as deferred revenue. Penwest began to recognize revenue from this up-front payment in the third quarter of 2009, and expects to recognize revenue on the remainder of this payment ratably over the remaining estimated marketing period. Penwest and Endo Subsidiary will share equally in the royalties and sales milestones received from Valeant for Opana ER under the terms of the Valeant Agreement. In the first quarter of 2010, Valeant filed a New Drug Submission for marketing approval for Opana ER in Canada.

On April 8, 2010, Penwest and Endo Subsidiary entered into a Fourth Amendment to the Amended and Restated Strategic Alliance Agreement (the “Fourth Amendment”). Under the terms of the Fourth Amendment, Penwest granted Endo Subsidiary an exclusive license under various patents to make, use and commercialize in the United States additional extended-release products containing oxymorphone HCl. Endo Subsidiary may grant sublicenses under such license with the prior written consent of Penwest, which Penwest may not unreasonably withhold. Sales of such additional products in the United States will be aggregated with sales of Opana ER in the United States for purposes of determining royalties payable to Penwest. Penwest is entitled to the same portion of payments obtained by Endo Subsidiary from sublicensees with respect to such additional products in the United States as with respect to Opana ER in the United States.

On June 8, 2010, Penwest and Endo Subsidiary entered into a Fifth Amendment to the Amended and Restated Strategic Alliance Agreement (the “Fifth Amendment”). Under the terms of the Fifth Amendment, Penwest and Endo Subsidiary amended the royalty rates provided for by the agreement in accordance with the description of the current financial terms described above.

On August 9, 2010, Penwest and Endo Subsidiary entered into the Sixth Amendment to the Amended and Restated Strategic Alliance Agreement (the “Sixth Amendment”). The provisions of the Sixth Amendment will not be effective unless and until Merger Sub accepts for payment shares of Penwest common stock pursuant to the Offer and Endo Subsidiary becomes the majority owner of Penwest. The Sixth Amendment provides, among other things, that, following Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, Endo Subsidiary will have sole control with respect to all decisions and actions pertaining to Opana ER and Endo Subsidiary will no longer be subject to any diligence/efforts requirement or to the non-solicitation provisions with respect to Penwest employees. The Sixth Amendment became effective in accordance with its terms on September 20, 2010.

Legal Proceedings Regarding the Offer and Merger

On August 11, 2010, Steve Jackson, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the Superior Court of Washington in and for King County, Case No. 10-2-29162-8-SEA (the “Jackson Action”). On August 31, Steve Jackson filed an amended complaint. The Jackson Action names as defendants Penwest, the members of Penwest’s Board, Tang Capital, Perceptive and Endo. The Jackson Action challenges the proposed Merger between Penwest and Endo and generally alleges, among other things, that Penwest and our Board violated various fiduciary duties in approving the proposed Merger and that Penwest, Endo, Perceptive, and Tang Capital aided and abetted such alleged violations. In particular, the Jackson Action alleges, among other things, that: (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; (ii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements; (iii) the defendants have material conflicts of interest and are acting to better their own interests at the expense of Penwest’s public shareholders because the defendants hold restricted stock awards that will vest upon consummation of the proposed Merger; and (iv) the defendants failed to disclose complete and material information in the Original Schedule 14D-9 regarding the decisions of Penwest’s Board leading up to the proposed Merger and financial information that the Penwest shareholders need to fully consider the merits of the proposed Merger.

With respect to the information concerning the events leading up to the proposed Merger, the Jackson Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the bases for the $6.50 starting point for negotiations and Penwest and Endo’s subsequent agreement to a $5.00 price; (ii) the discussions regarding a potential spinoff of Penwest’s development assets and analysis thereof; (iii) the discussions regarding the value of the dispute surrounding the value of Penwest’s exclusive rights under the Amended and Restated Strategic Alliance Agreement (as defined below) and an analysis of the same; (iv) the bases for the Board’s direction to Penwest management to change its projections after BofA Merrill Lynch’s Sum-of-the-Parts Discounted Cash Flow Financial Analysis (as described below) and what those changes were; (v) the unresolved issues in the Merger Agreement before the parties executed it; (vi) alternative strategies considered by the Board; and (vii) alleged conflicts of interest inherent in the process leading up to the proposed Merger.

With respect to the financial information regarding the proposed Merger, the Jackson Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) details concerning potential conflicts of interest with BofA Merrill Lynch, including fees received by BofA Merrill Lynch for services to Endo and scope of their prior relationship; (ii) the projections and underlying data included in BofA Merrill Lynch’s analysis; (iii) the basis for inputs, selection criteria, and assumptions in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis performed by BofA Merrill Lynch; (iv) information about BofA Merrill Lynch’s Discounted Analyst Price Target analysis (as described below); (v) information about BofA Merrill Lynch’s Premiums Paid on Selected Precedent Transactions analysis (as described below); and (vi) Penwest management’s valuation and assessment of Penwest, its sum-of-the-parts analysis, and Penwest’s stand-alone prospects.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo, Tang Capital and Perceptive believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action. To that extent, Penwest and Endo have moved to dismiss the Jackson Action for failure to state a claim. On September 13, 2010, the parties entered into a stipulation agreeing to stay the Welsch Action to preserve the status quo and allow the parties sufficient time to discuss potential resolution of the action. On September 21, 2010, the court ordered the Welsch Action stayed per the stipulation among the parties.

In addition, on August 12, 2010, Steve Welsch, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the

Supreme Court of the State of New York, County of Putnam, Index No. 2509/2010 (the “Welsch Action”). The Welsch Action names as defendants Penwest, the members of Penwest’s Board, Endo and Merger Sub. The Welsch Action challenges the proposed Merger and generally alleges, among other things, that Penwest and our Board violated various fiduciary duties in approving the proposed Merger and that Endo aided and abetted such alleged violations. In particular, the Welsch Action alleges, among other things, that (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; and (ii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements. The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo, and Merger Sub believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action. To that extent, Endo has moved to dismiss the Welsch Action for failure to state a claim. Endo has also moved to dismiss or stay the Welsch Action in favor of the Jackson Action.

In addition, on August 18, 2010, Robert Steinmetz, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the Supreme Court of the State of New York, County of Putnam, Index No. 2561/2010 (the “Steinmetz Action”). On August 25, 2010, Robert Steinmetz filed an amended complaint. The Steinmetz Action names as defendants Penwest, the members of Penwest’s Board, Endo and Merger Sub. The Steinmetz Action also challenges the proposed Merger and generally alleges, among other things, that Penwest and our Board violated various fiduciary duties in approving the proposed Merger and that Endo aided and abetted such alleged violations. The Steinmetz Action also includes various alleged disclosure violations. In particular, the Steinmetz Action alleges, among other things, that: (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; (ii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements; (iii) the defendants have material conflicts of interest and are acting to better their own interests at the expense of Penwest’s public shareholders because the defendants hold restricted stock awards that will vest upon consummation of the proposed Merger; (iv) the proposed Merger was the result of a flawed process because Penwest failed to seek out other acquirors, conduct an auction or market check, and because the negotiations with Endo were undertaken solely by Penwest’s President and Chief Executive Officer; and (v) the defendants failed to disclose complete and material information in the Original Schedule 14D-9 regarding the decisions of Penwest’s Board leading up to the proposed Merger and financial information that the Penwest shareholders need to fully consider the merits of the proposed Merger.

With respect to the information concerning the events leading up to the proposed Merger, the Steinmetz Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) material information concerning the implications of the TRF Product on the Amended and Restated Strategic Alliance Agreement; (ii) different views expressed by Endo and Penwest regarding the implications of the TRF product on the Amended and Restated Strategic Alliance Agreement; (iii) potential solutions discussed by Penwest and Endo as to their differing views; (iv) the value to Penwest shareholders if the Board successfully asserted its position; (v) the reasons the Board determined not to pursue each solution or assert its position, but rather agreed to pursue a sale to Endo; (vi) the alternative structures involving a potential spinoff of Penwest’s development assets and other potential solutions discussed by the Board; (vii) a description of the assets proposed in Endo’s $4.50 per share plus spinoff proposal; (viii) the “cost and complexity” of the spinoff reviewed by the Board; (ix) whether the Board attributed a value to the spinoff, and if so, what the value was; (x) whether the Board reviewed or considered any financial analysis to determine the value of the spinoff, and if so, the source and results of such analysis; and (xi) the reasons the Board determined to wind down certain aspects of Penwest’s operations and return capital to Penwest’s shareholders.

With respect to the financial information regarding the proposed Merger, the plaintiff in the Steinmetz Action alleges that the defendants failed to accurately disclose in the Original Schedule 14D-9: (i) material information concerning the projections prepared by Penwest management and provided to our financial advisor, BofA Merrill Lynch, and used by BofA Merrill Lynch in rendering its fairness opinion; (ii) the probability adjustment made to the Opana ER forecasts, (iii) details regarding Penwest management estimates of additional operating income derived under the Amended and Restated Strategic Alliance Agreement; (iv) the reasons and criteria used to make the assumption underlying Penwest’s Opana ER forecasts that the level of market acceptance of the TRF Product over the first three years of launch would be similar to the level of market acceptance of Opana ER during the three years after its launch; (v) the criteria used to assume a 50% probability of approval and commercial sale of products under collaborations in the TIMERx franchise forecasts; (vi) the amount of payments expected to be received, as well as the criteria for determining an approval due in 2013 and a launch date of 2014 for the A0001 Program forecasts; (vii) what criteria was used to select the 20% probability of approval and commercial sale of product in the A0001 Program forecasts; (viii) the definition of “Unlevered Free Cash Flows” used in preparation of Penwest’s projections; and (ix) further information underlying the Penwest projections of management provided to BofA Merrill Lynch and changes that management should make to the projections.

With respect to the fairness opinion rendered by BofA Merrill Lynch, the plaintiff in the Steinmetz Action alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the criteria and assumptions used to select the negative 15% to negative 5% perpetuity growth rates used in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis; (ii) the criteria and key inputs used to select the 10% to 12% discount rate range used in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis; (iii) the projections, as well as the source of the projections, for years 2028-2029 for Penwest’s net operating losses (“NOLs”) used in the Sum-of-the-Parts Discounted Cash Flow Financial Analysis; (iv) the criteria used to determine which transactions were “deemed relevant” that were used in the Premiums Paid on Selected Precedent Transactions analysis; (v) the premiums observed for each transaction in the Premiums Paid on Selected Precedent Transactions analysis, as well as the criteria used to select the 30% to 60% range used in the analysis; (vi) the implied premia of the Offer Price to the average of the closing prices for shares of Penwest common stock over various periods ending on August 6, 2010 that were reviewed and considered by BofA Merrill Lynch; and (vii) transaction multiples for Penwest based on the ratio of the net transaction value derived from the Offer Price to Penwest’s estimated fiscal year 2010 and 2011 EBITDA based on Penwest’s forecast and estimate as of August 4, 2010 published by the sole equity research analyst that covers Penwest that were reviewed and considered by BofA Merrill Lynch.

With respect to information about BofA Merrill Lynch’s relationship with Penwest and Endo, the plaintiff alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the complete list of services provided and currently being provided by BofA Merrill Lynch to Penwest and Endo; and (ii) the amount of compensation that BofA Merrill Lynch has received or will receive for such services.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. On September 1, 2010, the plaintiff moved for a temporary restraining order to enjoin the proposed Merger on the basis that the proposed Merger was allegedly the result of a flawed process and because the defendants allegedly failed to disclose complete and material information in the Original Schedule 14D-9. On September 13, 2010, the court denied plaintiff’s request for a temporary restraining order. Penwest, our Board, Endo and Merger Sub believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action. To that extent, Penwest and the members of Penwest’s Board have moved to dismiss the Steinmetz Acton, and Endo and the Merger Sub have moved to dismiss or stay the Steinmetz Action in favor of the Jackson Action. Both of these motions are fully submitted and awaiting decision by the court.

In addition, on August 26, 2010, American Capital Management LLC, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the United States District Court for the Southern District of New York, Case Number 10 CIV 6406 (the “American Action”). The American Action names as defendants Penwest, the members of Penwest’s

Board, Endo and Merger Sub. The American Action alleges that members of Penwest’s Board violated Section 14(e) of the Exchange Act and that Penwest, the members of Penwest’s Board, Endo and Merger Sub violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in connection with statements made by defendants relating to the Offer. Specifically, the American Action alleges that the Schedule TO and the Original Schedule 14D-9 contain false and misleading statements about the warrants purportedly owned by Perceptive and Mr. Edelman, and that (i) the Schedule TO is false and misleading because it implies that Perceptive and Mr. Edelman will tender their shares pursuant to Shareholder Tender Agreements, when they purportedly did not agree to tender the shares underlying the warrants they beneficially own; (ii) the Schedule TO is false and misleading because it omits to state that Perceptive and Mr. Edelman beneficially own 925,000 warrants which, by virtue of the purported optional Black Scholes valuation model, are eligible to receive greater consideration than that received by other Penwest shareholders and option holders; (iii) the Original Schedule 14D-9 is false and misleading because it fails to disclose the interest of Mr. Edelman in the 925,000 warrants to purchase Penwest common stock and fails to disclose that he can withhold those warrants from the tender offer and receive consideration based on the Black Scholes valuation model that will substantially exceed the consideration to be received by other Penwest shareholders; and (iv) the Original Schedule 14D-9 is misleading because it lists in tables all stock options held by directors and officers that may be tendered, but omits the existence of 925,000 warrants and their value to Mr. Edelman and Perceptive.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo and Merger Sub believe that the aforementioned lawsuit is entirely without merit. On September 15, 2010, plaintiff filed a voluntary dismissal with the court dismissing without prejudice its claims against all defendants.

In addition, on August 27, 2010, Don Pederson, a purported holder of shares of Penwest common stock, filed a lawsuit allegedly on behalf of a putative class of holders of the shares of Penwest common stock in the United States District Court for the Southern District of New York, Case Number 10 CIV 6429 (the “Pederson Action”). The Pederson Action names as defendants Penwest, the members of Penwest’s Board, Endo and Merger Sub. The Pederson Action alleges that Penwest and members of Penwest’s Board violated Sections 14(d)(4) and 14(e) of the Exchange Act. The Pederson Action also alleges that Penwest’s directors breached their fiduciary duties to Penwest’s shareholders by, among other things, failing to take steps to maximize the value of Penwest to its public shareholders and failing to fully disclose all material information. The Pederson Action also alleges that Penwest and Endo aided and abetted the purported breaches of fiduciary duties. In particular, the Pederson Action alleges, among other things, that (i) the consideration offered in the proposed Merger is unfair because the intrinsic value of Penwest common stock is in excess of the implied value of the proposed Merger consideration; (ii) the defendants failed to maximize shareholder value by failing to conduct an auction, market check, or shop Penwest; (iii) the defendants have “locked up” the proposed Merger by agreeing to deal protection devices including a no-solicitation provision, a matching rights provision, a $5 million termination fee, and Shareholder Tender Agreements; and (iv) the defendants failed to disclose complete and material information in the Original Schedule 14D-9 regarding the financial information that the Penwest shareholders need to fully consider the merits of the proposed Merger.

Regarding the financial information and fairness opinion prepared by BofA Merrill Lynch, the plaintiff alleges that the defendants failed to fairly and accurately disclose in the Original Schedule 14D-9: (i) the Corporate Overhead for years past 2018 for the financial projections and forecasts for Penwest, as well as an explanation or justification as to why different products have different time periods of forecasted projections; (ii) the criteria used by BofA Merrill Lynch for selecting discount ranges ranging from 10% to 12% and perpetuity growth rates ranging from -15% to -5% for Penwest in the Sum-of-the-Parts Discounted Cash Flow Analysis; (iii) a description of whether the Sum-of-the-Parts Discounted Cash Flow Analysis includes consideration of Penwest’s stock-based compensation and how the implied per share values derived account for different time periods for each forecasted product; (iv) the identity of the equity research analyst relied upon in the Discounted Analyst Price Target analysis; and (v) a description of the criteria and premiums that BofA Merrill Lynch observed for each company in its Premiums Paid on Selected Precedent Transactions analysis.

Plaintiff also alleges that the Original Schedule 14D-9 fails to disclose the specific services provided by BofA Merrill Lynch to Penwest and Endo in the past five years, as well as the fees received for such services.

The plaintiff in this lawsuit seeks, among other things, to enjoin the proposed Merger, and to direct defendants to account for the damages sustained by the plaintiff as a result of the alleged wrongs. The plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. Penwest, our Board, Endo and Merger Sub believe that the aforementioned lawsuit is entirely without merit and intend to vigorously defend this action.

While Endo, Merger Sub, Penwest, and members of the Board (collectively, the “Defendants”) believe that each of the aforementioned lawsuits is entirely without merit and that they have valid defenses to all claims, in an effort to minimize the cost and expense of litigating such lawsuits, on September 3, 2010, the Defendants entered into a memorandum of understanding (“MOU”) with the Parties to the Pederson Action pursuant to which Defendants and such parties agreed to settle the lawsuits. The MOU resolves the allegations by plaintiffs in the Pederson Action (collectively, the “Pederson Plaintiffs”) against the Defendants in relation to the Offer and the proposed Merger and, if approved by the court, Defendants assert provides a release and settlement by the purported class of Penwest shareholders of all pending claims and other actions against the Defendants and their affiliates and agents in relation to the Offer and the Merger. In exchange for such release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s-length discussions among the parties and their counsel, that Penwest would provide additional supplemental disclosures to its Original Schedule 14D-9 (such disclosures being set forth in the Amendment No. 1 to the Original Schedule 14D-9 filed on September 3, 2010). The Pederson Plaintiffs will also have the opportunity to review and comment on the disclosure submitted in connection with the special meeting of shareholders of Penwest to approve the Merger and Plan of Merger. In addition, the Defendants will not oppose Pederson Plaintiffs’ counsel’s application to the court for fees and expenses in an amount not to exceed $450,000. The settlement is conditioned on further definitive documentation, court approval, dismissal of the actions with prejudice, satisfactory confirmatory discovery by Pederson Plaintiffs’ counsel, and completion of the Offer and Merger. In the event that any of such conditions are not satisfied, the Defendants will continue to vigorously defend this action.

In addition, in an effort to minimize the cost and expense of litigating such lawsuits, on September 7, 2010, the Defendants reached an agreement in principle with the parties to the Jackson Action pursuant to which Defendants and such parties agreed to settle the lawsuit. Subject to further documentation, the agreement in principle resolves the allegations by the plaintiffs in the Jackson Action (collectively, the “Jackson Plaintiffs”) against the Defendants in relation to the Offer and the Proposed Merger and, if the settlement is approved by the court, Defendants assert would provide a release and settlement by the purported class of Penwest shareholders of all pending claims and other actions against the Defendants and their affiliates and agents in relation to the Offer and the Merger. In exchange for such release and settlement, pursuant to the terms of the agreement in principle, the parties agreed, after arm’s-length discussions among the parties and their counsel, that Penwest would provide additional supplemental disclosures to the Schedule 14D-9 (such disclosures being set forth in the Amendment No. 2 to the to the Original Schedule 14D-9 filed on September 7, 2010) and Endo would provide additional supplemental disclosures to its Schedule TO (such disclosures being set forth in Amendment No. 2 to the Schedule TO). In addition, Defendants will not oppose Jackson Plaintiffs’ counsel’s application to the court for fees and expenses in an amount not to exceed $725,000. The settlement is conditioned on further confirmatory discovery, definitive documentation, court approval, dismissal of the actions with prejudice, satisfactory confirmatory discovery by Jackson Plaintiffs’ counsel, and completion of the Offer and Merger. In the event that any of such conditions are not satisfied, the Defendants will continue to vigorously defend this action.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Washington law, at the effective time of the Merger, Merger Sub, an indirect wholly owned subsidiary of Endo and a party to the Merger Agreement, will merge with and into us. We will survive the Merger as an indirect wholly owned subsidiary of Endo.

Merger Consideration

At the effective time of the Merger, each outstanding share of our common stock, other than treasury shares, shares held by Endo or any direct or indirect wholly-owned subsidiary of Endo or us, and shares held by shareholders who perfect their appraisal rights, will be converted into the right to receive $5.00, net to the seller in cash, without interest and less any applicable withholding taxes. Treasury shares and shares held by Endo or any direct or indirect wholly-owned subsidiary of Endo or us will be cancelled immediately prior to the effective time of the Merger.

As of the effective time of the Merger, all shares of our common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of shares of our common stock will cease to have any rights as a shareholder, except the right to receive $5.00 per share in cash, net to the seller in cash, without interest and less any applicable withholding taxes (other than shareholders who have perfected their dissenters’ rights). The price of $5.00 per share was determined through arm’s-length negotiations between Endo and us.

Treatment of Stock Options Outstanding Under Our Stock Plans

The Offer permitted holders of options to purchase shares of Penwest common stock to conditionally exercise such options without paying the exercise price at the time of exercise and to tender the shares of Penwest common stock issuable upon the exercise of such options in the Offer. Upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, holders so tendering received the aggregate Offer Price with respect to the shares of Penwest common stock issuable upon the exercise of such options, less an amount equal to the aggregate exercise price of such options so exercised and less any required withholding taxes. Options granted under the 1997 Equity Incentive Plan that were not conditionally exercised and tendered in the Offer terminated upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer.

The Merger Agreement also provides that each option to purchase shares of Penwest common stock that remains outstanding immediately before the Merger Closing, including stock options granted under the 1998 Spinoff Option Plan and 2005 Stock Incentive Plan and stock options held by Penwest’s directors and executive officers, will be cancelled immediately before the Merger Closing. In consideration for such cancellation, the holders of each such option will become entitled to receive, at the effective time of the Merger, an amount of cash equal to the Option Spread Value with respect to such option, less any required withholding taxes. If the exercise price of any option equals or exceeds the amount of the Offer Price, no consideration will be paid with respect to such option.

Treatment of Restricted Shares Outstanding Under Our Stock Plans

The Merger Agreement provides that each share of restricted Penwest common stock, including unvested shares, that is outstanding immediately prior to the effective time of the Merger, including shares of restricted stock held by Penwest’s directors, will be cancelled as of the effective time of the Merger. Each such share of restricted stock will be converted into the right to receive the Offer Price, less any required withholding taxes.

Effect of the Merger on Penwest Warrants

The Merger Agreement permitted holders of warrants to acquire shares of Penwest common stock to conditionally exercise such warrants without paying the exercise price at the time of exercise and to tender the shares of Penwest common stock issuable upon the exercise of such warrants in the Offer. Upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer, holders so tendering received the aggregate Offer Price with respect to the shares of Penwest common stock issuable upon the exercise of such warrants, less an amount equal to the aggregate exercise price of such warrants so exercised and less any required withholding taxes.

Effective as of the Merger Closing, each warrant to acquire shares of Penwest common stock will become a warrant to receive, subject to the conditions set forth therein, cash consideration in the amount that would have been payable with respect to the shares of Penwest common stock issuable upon exercise of the warrant if such warrant had been exercised immediately prior to the Merger. At the holder’s election exercisable concurrently with or within 30 days after the Merger Closing, a holder of such a warrant will be entitled to receive an amount of cash equal to the value of such warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Penwest common stock equal to the value weighted average price of Penwest common stock for the trading day immediately preceding the date of the Merger Closing, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such warrant as of the date of the Merger Closing and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of August 10, 2010.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington or at such later time as is agreed upon by Endo and us and specified in such articles of merger. The Merger Closing will occur no later than the second business day after the satisfaction or waiver of all of the closing conditions set forth in the Merger Agreement and described in this proxy statement, or at such other date as is agreed upon by Endo and us. We currently anticipate the Merger to be completed in the fourth quarter of calendar year 2010.

Effects on Us if the Merger is Not Completed

If the Merger is not consummated for any reason, Endo will indirectly control 30,810,778 outstanding shares of Penwest common stock as a result of the closing of the tender offer. Penwest has taken all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares of Penwest common stock controlled by Endo) of the directors of Penwest to consist of persons designated by Endo. Specifically, effective as of September 20, 2010, Messrs. Peter F. Drake, Ph.D., Joseph E. Edelman, John G. Lemkey, David P. Meeker, M.D., Kevin C. Tang, Roderick Wong and Saiid Zarrabian resigned from the Board. In addition, effective as of September 20, 2010, the following individuals were appointed as members of the Board: David P. Holveck, Julie McHugh, Alan Levin, Ivan P. Gergel, M.D. and Caroline B. Manogue. Penwest has taken such action necessary to cause such directors to be “Continuing Directors” under the Penwest Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”). As a result of its ownership of such shares of Penwest common stock and number of its affiliated members on the Board, Endo controls decisions of the Board and the decisions of Merger Sub as a shareholder of Penwest. This concentration of control in one shareholder may adversely affect the market value of the shares of Penwest common stock.

Because Endo controls more than 50% of the outstanding shares of Penwest common stock, even if the Merger is not consummated, shareholders of Penwest, other than those affiliated with Endo, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, our common stock will be delisted from and will no longer be traded on The NASDAQ Stock Market, or any other stock exchange or quotation system, and upon application to the SEC will be deregistered under the Exchange Act. Following the Merger Closing, we will no longer be a public company.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of our common stock. This discussion is based upon the provisions of the Internal Revenue Code of

1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their shares of our common stock through the exercise of stock options or otherwise as compensation, holders who hold their shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of our common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of our common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of our common stock into cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of our common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the Merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the five years preceding the Merger, and Penwest is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such period. Although there can be no assurances in this regard, Penwest does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) will apply with respect to the cash received by such holder pursuant to the Merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

Under specified circumstances a holder may be entitled to dissenters’ rights in connection with the Merger. If a holder of our common stock receives cash pursuant to the exercise of dissenters’ rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in a proceeding by a court would be included in such holder’s income as ordinary income for U.S. federal income tax purposes. Holders of our common stock who exercise appraisal rights are urged to consult their own tax advisors.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO OUR SHAREHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

United States

Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until specified information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and specified waiting period requirements have been satisfied. These requirements apply to Merger Sub’s acquisition of Penwest common stock in the Offer and the Merger.

Under the HSR Act, the purchase of Penwest common stock in the Offer may not be completed until the expiration of a fifteen calendar day waiting period following the filing by Endo of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request for additional information or documentary material prior to that time. Endo filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with Merger Sub’s purchase of Penwest common stock in the Offer and the Merger on August 17, 2010, and Penwest did likewise on August 19, 2010. The required waiting period with respect to the Offer and the Merger expired at 11:59 p.m., New York City time, on September 1, 2010, the first business day after the fifteenth calendar day following the filing.

At any time before or after the purchase of Penwest common stock by Merger Sub, either the FTC or the Antitrust Division could take action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Penwest common stock in the Offer and the Merger, the divestiture of Penwest common stock purchased in the Offer or the divestiture of substantial assets of Merger Sub, Penwest or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general and foreign antitrust regulators may also bring legal actions under the antitrust laws under certain circumstances.

State Takeover Laws

Penwest is incorporated in Washington and is subject to Chapter 23B.19 of the WBCA, known as the Washington Takeover Act. In general, Chapter 23B.19 of the WBCA prevents an “acquiring person” (defined generally as a person or group of persons, including corporations and other entities, who beneficially owns 10% or more of a Washington corporation’s outstanding voting stock) from engaging in a “significant business transaction” (defined as a variety of transactions, including mergers) with such corporation for a period of five years following the date such person became an acquiring person unless, (i) before such person became an acquiring person, the board of directors of the corporation approved the significant business transaction or the person’s acquisition of shares that caused the person to become an acquiring person, or (ii) at or after the time the person became an acquiring person, the significant business transaction is approved by a majority of the members of the corporation’s board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding shares, excluding shares beneficially owned or controlled by the acquiring person. In addition, certain types of significant business transactions with an acquiring person are subject to the fair price requirements of the Washington Takeover Act unless, among other things, (i) the significant business transaction is approved by the corporation’s board of directors before the person became an acquiring person or (ii) the significant business transaction is approved at an annual or special meeting of shareholders held no earlier than the end of the five-year period referred to above by a majority of the shares entitled to vote on the transaction (excluding shares beneficially owned or controlled by the acquiring person). The Board adopted and approved the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and has taken all appropriate action so that Chapter 23B.19 of the WBCA, with respect to Penwest, will not be applicable to Endo and Merger Sub by virtue of such actions.

THE MERGER AND THE PLAN OF MERGER

(PROPOSAL NO. 1)

The following summary describes certain material provisions of the Merger Agreement (which includes the Plan of Merger) and the Merger. This summary is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you.

The Merger Agreement and the following description have been included to provide you with information regarding the terms of the Merger Agreement and the Merger. It is not intended to provide any other factual information about Penwest or Endo. Such information can be found elsewhere in this proxy statement and in the other public filings Penwest and Endo make with the SEC, which are available, without charge, at http://www.sec.gov.

The representations, warranties and covenants contained in the Merger Agreement were made for the purposes of the Merger Agreement and the benefit of the parties to the Merger Agreement and may have been used for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts. Moreover, because these representations and warranties were made as of certain dates indicated in the Merger Agreement, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding Penwest and its business. See “Where You Can Find More Information” beginning on page 78.

Penwest Actions. Penwest has consented to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and represented that the Board has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, (ii) adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved to recommend that Penwest shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) took all actions so that the restrictions contained in the Penwest Articles of Incorporation and the WBCA applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of the Merger Agreement or the Shareholder Tender Agreements (described in more detail below on page 67, under the subheading “Shareholder Tender Agreements”), or to the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Continuing Directors of Penwest (as such term is defined in the Articles of Incorporation), voting separately as a subclass of the Board, have unanimously adopted and approved the Merger Agreement and the Merger.

Directors. The Merger Agreement provided that, effective upon the Offer being completed and Merger Sub accepting for payment shares of Penwest common stock tendered pursuant to the Offer (the “Offer Closing”), Endo would be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board and (ii) the percentage that the number of shares of Penwest common stock beneficially owned by Endo and/or Merger Sub (including shares accepted for payment pursuant to the Offer) bears to the total number of shares outstanding. Accordingly, Penwest has caused Endo’s designees to be appointed to the Board. Specifically, effective as of September 20, 2010, Messrs. Peter F. Drake, Ph.D., Joseph E. Edelman, John G. Lemkey, David P. Meeker, M.D., Kevin C. Tang, Roderick Wong and Saiid Zarrabian resigned from the Board, and the Endo Designees were appointed as members of the Board. Penwest has also taken such action necessary to cause the Endo Designees to be “Continuing Directors” under

Penwest’s Articles of Incorporation, and to cause the Endo Designees to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Board in proportion to the number of directors designated by Endo to the Board. Following the appointment of the Endo Designees to the Board and until the effective time of the Merger, the affirmative vote of a majority of the directors of Penwest then in office who were not so designated by Endo will be required to authorize any termination of the Merger Agreement by Penwest, any amendment of the Merger Agreement requiring action by the Board, any extension of time for performance of any obligation or action under the Merger Agreement by Endo or Merger Sub, any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Penwest or any of Penwest’s rights or benefits thereunder and any amendment of the Articles of Incorporation.

The Merger

The Merger. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, Merger Sub, an indirect wholly owned subsidiary of Endo, will merge with and into Penwest, with Penwest continuing as the surviving entity of the Merger. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Penwest will become an indirect wholly owned subsidiary of Endo.

Organizational Documents, Directors and Officers of Penwest. The Merger Agreement provides that at the effective time of the Merger, the Articles of Incorporation of Penwest will be amended in their entirety as set forth in Exhibit E to the Merger Agreement, and as so amended will be the Articles of Incorporation of Penwest until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Penwest, as in effect immediately prior to the effective time of the Merger, will be the Bylaws of Penwest until thereafter changed or amended as provided therein or by applicable law. Merger Sub’s directors immediately prior to the effective time of the Merger will be the initial directors of Penwest until the earlier of their resignation or removal or until their respective successors are duly designated, and the officers of Penwest immediately prior to the effective time of the Merger will be the initial officers of Penwest until the earlier of their resignation or removal or until their respective successors are duly designated.

Effective Time of the Merger. The Merger Closing will occur no later than the second business day after the satisfaction or waiver of all of the closing conditions set forth in the Merger Agreement or at such other date as the parties may agree in writing. We intend to complete the Merger as promptly as practicable, subject to receipt of shareholder approval and all requisite regulatory approvals. Although we expect to complete the Merger during the fourth quarter of 2010, we cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Merger Consideration. At the effective time of the Merger, each issued and outstanding share of our common stock, other than treasury shares, any shares owned by one of our wholly-owned subsidiaries, any shares held by Endo, Merger Sub or any other wholly-owned subsidiary of Endo, and shares held by shareholders who have demanded and not effectively withdrawn or lost dissenters’ rights, will be cancelled and, immediately prior to the effective time of the Merger, will be automatically converted into the right to receive an amount of $5.00 in cash, without interest and less applicable withholding taxes.

The applicable per-share merger consideration will be equitably adjusted in the event of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to our common stock that occurs, or for which a record date is established, prior to the effective time of the Merger. Treasury shares and any shares of our common stock held by one of our wholly-owned subsidiaries, by Endo, by Merger Sub or by any other wholly-owned subsidiary of Endo, will be automatically cancelled and extinguished without any conversion of such shares and no consideration will be paid for such shares. Shares of Penwest common stock held by our shareholders who perfect their dissenters’ rights will be converted into the right to receive payment in cash of the fair value of their shares (plus accrued interest) as may be determined under Chapter 23B.13 of the WBCA.

Payment Procedures. At or prior to the effective time of the Merger, Endo will deposit cash with an exchange agent in order to permit the payment of the merger consideration. Promptly (and in any event within three business days) after the effective time of the Merger, the exchange agent will mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the Merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of our common stock in exchange for the merger consideration. If any of your certificates representing our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond, in such sum as Endo may reasonably direct, as indemnity against any claim that may be made with respect to such certificates. In the event of a transfer of ownership of our common stock which is not registered in our transfer records, the merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered if such certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Endo is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within twelve months after the effective time of the Merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Endo for payment of the merger consideration. Any portion of the exchange fund remaining unclaimed by holders of shares of our common stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of Endo free and clear of any claims or interest of any holder or other person previously entitled thereto. To the extent permitted by applicable law, none of Endo, Merger Sub, Penwest, or the exchange agent will have any liability to holders of shares of our common stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

You should not send your Penwest stock certificates (if any) to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Penwest stock certificates (if any) with the enclosed proxy.

Treatment of Options. The Merger Agreement provides that Penwest will take all necessary action to provide that, effective as of the Merger Closing, Penwest’s stock plans and all Penwest stock options outstanding immediately before the Merger Closing will be canceled and of no further force or effect. Each holder of outstanding options under Penwest’s stock plans as of immediately prior to the Merger Closing will automatically, without any action of the part of the holders thereof, receive, at the effective time of the Merger, cash equal to (A) the number of shares of Penwest common stock subject to each such option, multiplied by the excess, if any, of (i) the merger consideration over (ii) the per-share exercise price under such option. Options granted under the 1997 Equity Incentive Plan that were not tendered terminated upon Merger Sub’s acceptance for payment of shares of Penwest common stock pursuant to the Offer.

Treatment of Warrants. The Merger Agreement provides that, effective as of the Merger Closing, each warrant to acquire shares of Penwest common stock will become a warrant to receive, subject to the conditions set forth therein, an amount of cash determined pursuant to the terms of such warrant.

Representations and Warranties

Representations and Warranties of Penwest. In the Merger Agreement, Penwest has made customary representations and warranties to Endo and Merger Sub with respect to, among other matters, its organization and qualification, capitalization, authority relative to the Merger Agreement, absence of conflict, required filings and consents, compliance with laws, FDA and related matters, SEC filings, financial statements, absence of certain changes or events, taxes, absence of litigation, material contracts, affiliate transactions, employee benefit plans, labor and employment matters, environmental matters, intellectual property, shareholders’ rights agreement, brokers, schedule of fees and expenses, and insurance.

For purposes of the Merger Agreement, the phrase “Company Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate with all other changes, effects, events, occurrences, or developments, (i) results in any change or effect that is or would reasonably be expected to be materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise), or results of operations of Penwest, or (ii) prevents, materially impedes or materially delays the consummation by Penwest of the transactions contemplated by the Merger Agreement; provided, however, that any change, effect, event, occurrence, or development arising or resulting from, or related to, any of the following, will not constitute, and will not be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect: (A) general economic conditions (or changes in such conditions) or conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in general, (B) conditions (or changes in such conditions) affecting the industry in which Penwest participates, (C)(1) global or national economic or political conditions (or changes in such conditions) or (2) acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism, (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, (E) any resignations of any employees directly attributable to the announcement or pendency of the transactions contemplated by the Merger Agreement, (F) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (G) any action taken, or failure to take action, in each case, which Endo has requested in writing, or compliance with the terms of, or the taking of any action required under the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement, (H) any actions taken by Endo, or the failure by Endo to take any action, in each case with respect to Opana ER, or the introduction of any tamper resistant formulations of an oxymorphone product, (I) the clinical trial results of Penwest’s compounds A0001 or 761 or product candidate, (J) changes in Penwest’s stock price or the trading volume of Penwest’s stock, or any failure by Penwest to meet any public estimates or expectations of Penwest’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Penwest to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the exception in this clause will not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect) or (K) any of the specific events or circumstances described in Section 9.14(d) of the written disclosure letter delivered by Penwest to Endo and Merger Sub in connection with the execution and delivery of the Merger Agreement (the “Penwest Disclosure Letter”), except any such change, effect, event, occurrence, state of facts, circumstance or development referred to in clauses (A), (B), (C), (D) and (F) may be taken into account for purposes of each such respective clause if, and only to the extent that, it adversely affects Penwest, in a materially disproportionate manner relative to (x) other participants operating in the industry in which Penwest operates in the case of clauses (A), (B), (C)(1) and (F) or (y) other participants operating in the industry and the affected geography in which Penwest operates in the case of clauses (C)(2) and (D).

Representations and Warranties of Endo and Merger Sub. In the Merger Agreement, each of Endo and Merger Sub has made customary representations and warranties to Penwest with respect to, among other matters, corporate organization, good standing, authority relative to the Merger Agreement, absence of conflicts, required filings and consents, financing, brokers and failure to qualify as an “acquiring person” as defined in Chapter 23B.19.020 of the WBCA.

The representations and warranties contained in the Merger Agreement were made solely for the benefit of the other parties to the Merger Agreement. Such representations and warranties:

•	were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Covenants

Conduct of Business. The Merger Agreement provided that, until the earliest of (1) such time as Endo’s designees first constitute at least a majority of the Board, which occurred on September 20, 2010, (2) the effective time of the Merger and (3) the termination of the Merger Agreement, except as otherwise consented to by Endo in writing (such consent not to be unreasonably withheld, conditioned or delayed), as disclosed in Penwest Disclosure Letter, as otherwise explicitly required or explicitly permitted by the Merger Agreement or as otherwise required by applicable law, Penwest would be subject to certain limitations. On September 20, 2010, in accordance with the Merger Agreement, the Board appointed the Endo Designees and such restrictions ceased to apply.

Reasonable Best Efforts. The Merger Agreement provides that each party will make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act (such report form, the “Report Form”) with respect to the transactions contemplated by the Merger Agreement and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental entities under foreign competition laws relating to the transactions.

The parties to the Merger Agreement agreed to act in good faith and reasonably cooperate with the other parties in connection with any investigation of any governmental entity with respect to competition laws, including using reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party will give the other parties reasonable prior notice of any communication with, and any proposed understanding or agreement with, any governmental entity regarding any filings, forms, declarations, notifications, registrations or notices and permit the other parties to review and discuss in advance, and consider in good faith the views of the others in connection with, any proposed communication, understanding or agreement with any governmental entity with respect to the transactions contemplated by the Merger Agreement. None of the parties will independently participate in any meeting, or engage in any substantive conversation, with any governmental entity in respect of any filings or inquiry with respect to competition laws without giving the other parties prior notice of the meeting and, unless prohibited by such governmental entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any competition law. Without limiting the foregoing, Penwest and Endo will each use its reasonable best efforts: (i) to avoid the entry of any judgment that would restrain, prevent or delay the Merger Closing; (ii) to eliminate every impediment under any competition law that may be asserted by any governmental entity so as to enable the Merger Closing to occur as soon as reasonably possible (and in any event no later than October 19, 2010); and (iii) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

The parties agree to use reasonable best efforts to take and to do, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental entities and the making of all other necessary registrations and filings (including filings with governmental entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties that are necessary to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement, (iii) the preparation of this proxy statement and any other documents that may be required to be filed with the SEC, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries’ and affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any regulatory matters.

Notwithstanding the foregoing obligations, neither Penwest nor Endo will be required in order to resolve any objections asserted under competition laws by any governmental entity with respect to any of the transactions contemplated by the Merger Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction.

No Solicitation. Neither Penwest nor any of its representatives may directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Company Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Company Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to or otherwise take any action for the purpose of knowingly encouraging or facilitating, any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal. Penwest will, and will cause its representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person or entity conducted with respect to any proposal that constitutes, or would reasonably expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished pursuant thereto.

The term “Company Takeover Proposal” means any inquiry, proposal or offer (in writing or otherwise) from any person (other than Endo or Merger Sub) contemplating, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase by such person, in one transaction or a series of transactions, of assets that generate 20% or more of the revenues or constitute 20% or more of the assets of Penwest, or 20% or more of any class of equity securities of Penwest, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Penwest, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Penwest pursuant to which any person or the shareholders of any person would own 20% or more of any class of equity securities of Penwest or of any resulting parent company of Penwest, other than any of the transactions contemplated by the Merger Agreement.

Neither the Board nor any committee thereof will, (i) (A) withdraw (or qualify or modify in a manner adverse to Endo or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Endo or Merger Sub), the adoption, approval, recommendation or declaration of advisability by the Board or any such committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, or allow Penwest to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement or other similar agreement with respect to any Company Takeover Proposal (other than a Confidentiality Agreement referred to above).

Penwest will promptly advise Endo in writing no later than 24 hours after it receives any Company Takeover Proposal or any inquiry that would reasonably be expected to lead to any Company Takeover Proposal and the material terms and conditions of any such Company Takeover Proposal or inquiry and will (i) keep Endo reasonably and promptly informed of the status of and material change to any material term of any such Company Takeover Proposal or inquiry and (ii) provide to Endo promptly after receipt or delivery thereof copies of all correspondence sent to or received by Penwest and all information provided by Penwest to any person pursuant to such Company Takeover Proposal or inquiry.

Shareholder Litigation. Prior to the termination of the Merger Agreement, Penwest will give Endo the opportunity to participate (at Endo’s expense) in the defense or settlement of any shareholder litigation against Penwest and its directors relating to the Offer, the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that no such settlement will be agreed to without Endo’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

Employee Matters. The Merger Agreement provides that, for a period of one year following the Offer Closing, Endo will, or it will cause Penwest to either provide employees, during their employment, with (i) compensation (excluding equity based compensation) that has a value not materially less, in the aggregate, than the compensation provided by Penwest as of the date of the Merger Agreement or (ii) compensation (excluding equity based compensation) that has a value not materially less, in the aggregate, than the compensation provided to similarly situated employees of Endo and its subsidiaries from time to time. In addition, for a period of one year following the Offer Closing, Endo will or will cause Penwest to provide employees, during their employment, with benefits that have a value not materially less, in the aggregate, than the benefits provided to similarly situated employees of Endo and its subsidiaries from time to time.

For a period of one following the Offer Closing, Endo will or will cause Penwest to provide employees whose employment is terminated by Endo or Penwest with severance benefits in accordance with the employee’s individual compensatory agreement, if any, or, in the absence of any such agreement, in accordance with Penwest’s severance policy in effect on the date of the Merger Agreement. There is no requirement to continue any specific plans (except with respect to existing individual compensatory agreements) or to continue the employment of any specific person.

For purposes of determining eligibility to participate in, and non-forfeitable rights under any employee benefit plan or arrangement of Endo or Penwest, but not for purposes of benefit accrual under any defined benefit pension plan of Endo or any of its subsidiaries, employees will receive service credit for service with Penwest (and with any predecessor or acquired entities or any other entities for which Penwest granted service credit) as if such service had been completed with Endo; provided, however, that service need not be recognized to the extent that recognition would result in any duplication of benefits for the same period of service.

Director and Officer Indemnification and Insurance. For not less than six years from and after the effective time of the Merger, Endo agrees to, and to cause Penwest to, indemnify and hold harmless all past and present directors and officers of Penwest to the same extent such persons are indemnified as of the date of the Merger Agreement by Penwest for losses arising our of or pertaining to acts or omissions occurring at or prior to the effective time of the Merger. Endo will cause Penwest to maintain, for not less than six years from and after the effective time of the Merger, at no expense to the beneficiaries, the current policies of the directors’ and officers’ liability insurance maintained by Penwest with respect to matters existing or occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement); provided, however, that Penwest will not be required to pay an annual premium for such insurance in excess of 250% of the last annual premium paid prior to the effective time of the Merger. In lieu of the foregoing insurance coverage, Endo may after the Offer Closing instruct Penwest to purchase prior to the effective time of the Merger, a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Endo providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Penwest with respect to matters existing or occurring at or prior to the effective time of the Merger, covering without limitation the transactions contemplated by the Merger Agreement.

Sixth Amendment to the Amended and Restated Strategic Alliance Agreement. Concurrent with the execution of the Merger Agreement, Endo Subsidiary and Penwest entered into the Sixth Amendment, which will be effective immediately following the Offer Closing. Pursuant to the terms of the Sixth Amendment, from and after the Offer Closing, Endo Subsidiary will have sole discretion with respect to all decisions and actions pertaining to the products that are the subject of the Amended and Restated Strategic Alliance Agreement. Endo Subsidiary will continue to pay all royalties or other payments as specified in the Amended and Restated Strategic Alliance Agreement.

Conditions to Consummation of the Merger

Pursuant to the Merger Agreement, the respective obligations of Penwest, Endo and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	The approval of Penwest’s shareholders will have been obtained in accordance with Penwest’s Articles of Incorporation and Bylaws and the WBCA;

•

No applicable law and no charge, temporary restraining order or other order (whether preliminary or otherwise), judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, will be in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

There will not then be pending or threatened any suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding by any governmental entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the effective time of the Merger:

(a)	by mutual written consent of Endo and Penwest;

(b)	by either Endo or Penwest, upon written notice to the other, if any order having the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement is in effect and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose failure to fulfill any covenant or agreement contained in the Merger Agreement has been the principal cause of, or resulted in, such order; or

(c)	by Endo, upon written notice to Penwest, if the Board fails to reaffirm publicly its recommendation to Penwest’s shareholders to tender their shares of Penwest common stock in the Offer and to vote in favor of the Merger within three days of Endo’s written request for such reaffirmation (or if October 19, 2010 is less than three days from the receipt of such request from Endo, by the close of business on the penultimate business day preceding October 19, 2010).

Fees and Expenses

Except as provided below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or the other transactions contemplated by the Merger Agreement are consummated.

In the event that the Merger Agreement is terminated by Endo if the Board will have failed to reaffirm publicly its recommendation to Penwest’s shareholders to vote in favor of the Merger within three days of Endo’s written request for such reaffirmation, then Penwest will pay Endo the Termination Fee by wire transfer of same-day funds on the date of termination of the Merger Agreement.

In the event that Endo receives full payment of the Termination Fee, the receipt of such fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the recipient of such fee or any of its affiliates in connection with the Merger Agreement (and the termination hereof), the Offer, the other transactions contemplated by the Merger Agreement or any matter forming the basis for such termination, and neither the recipient of such fee nor any of its affiliates will be entitled to bring or maintain any other claim, action or proceeding arising out of the Merger Agreement, the Offer, the other transactions contemplated by the

Merger Agreement or any matter forming the basis for such termination. In no event may more than one full Termination Fee be payable by Penwest pursuant to the Merger Agreement.

Amendment

Subject to provisions of the Merger Agreement requiring a majority vote by the non-Endo designated directors of Penwest in order to authorize any amendment of the Merger Agreement by Penwest, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders Penwest; provided, however, that after any approval of the transactions contemplated by the Merger Agreement by the shareholders of Penwest, there may not be, without further approval of the shareholders of Penwest, any amendment of the Merger Agreement that changes the amount or the form of the consideration to be delivered under the Merger Agreement to the holders of shares of Penwest common stock, or which by applicable law otherwise expressly requires the further approval of such shareholders. No amendment will be made to the Merger Agreement after the effective time of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Waiver

Subject to provisions requiring a majority vote by the non-Endo designated directors of Penwest in order to authorize any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Penwest, at any time prior to the effective time of the Merger, any party to the Merger Agreement may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party thereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Shareholder Tender Agreements

Former Penwest shareholders Tang Capital, whose principal Kevin Tang was a member of the Board, Perceptive, whose investment manager’s managing member Joseph Edelman was a member of the Board, Mr. Tang, Penwest’s former Chairman of the Board, and Jennifer Good, Penwest’s President and Chief Executive Officer, entered into Shareholder Tender Agreements with Endo and Merger Sub, dated as of the date of the Merger Agreement, pursuant to which, among other things, they agreed to tender into the Offer shares of Penwest common stock beneficially owned or acquired by them (subject to certain limited exceptions) and not to withdraw any such shares previously tendered, and to vote, and have appointed Endo as their proxy to vote, all such shares in favor of the Merger. Such former shareholders also agreed not to sell, transfer, assign or otherwise dispose of any such shares other than pursuant to the Offer. The Shareholder Tender Agreements provide that such shareholders may not solicit an alternative acquisition proposal. The Perceptive Shareholder Tender Agreement inadvertently included 925,000 shares issuable upon exercise of certain warrants that Perceptive had previously beneficially owned, but had transferred in 2008. Upon discovery of this error, the Perceptive Shareholder Tender Agreement was amended on August 20, 2010 to reflect Perceptive’s correct beneficial ownership in Penwest.

13,456,004 shares of Penwest common stock, comprising approximately 36.2% of Penwest’s fully diluted shares of its common stock (which includes the number of shares of Penwest common stock outstanding, together with the shares of Penwest common stock that Penwest may be required to issue pursuant to warrants, options or other obligations that are exercisable at prices less than the Offer Price) as of August 6, 2010, were subject to the Shareholder Tender Agreements.

Confidentiality Agreement

On July 30, 2010, Penwest and Endo Subsidiary entered into the Confidentiality Agreement. As a condition to being furnished Confidential Information (as defined in the Confidentiality Agreement) of the other party, each of Endo Subsidiary and Penwest agreed, among other things, to keep such Confidential Information confidential and to use it only in connection with evaluating a business relationship between Penwest and Endo Subsidiary.

Effects of Inability to Consummate the Merger

If, following the consummation of the Offer, the Merger is not consummated for any reason, Endo, which owns 100% of the common stock of Merger Sub, will indirectly control the number of shares of Penwest common stock acquired by Merger Sub pursuant to the Offer. Under the Merger Agreement, Penwest has taken such action necessary to cause a pro rata portion (based on the percentage of outstanding shares of Penwest common stock acquired by Merger Sub) of the directors of Penwest to consist of persons designated by Merger Sub. Specifically, effective as of September 20, 2010, Messrs. Peter F. Drake, Ph.D., Joseph E. Edelman, John G. Lemkey, David P. Meeker, M.D., Kevin C. Tang, Roderick Wong and Saiid Zarrabian resigned from the Board. In addition, effective as of September 20, 2010, the Endo Designees were appointed as members of the Board. Under the terms of the Merger Agreement, Penwest has taken such action necessary to cause the Endo Designees to the Board to be “Continuing Directors” under the Articles of Incorporation. As a result of its ownership of such shares of Penwest common stock and right to designate nominees for election to the Board, Endo indirectly controls decisions of the Board and the decisions of Merger Sub as a shareholder of Penwest. This concentration of control in one shareholder may adversely affect the market value of the shares of Penwest common stock.

Shareholders of Penwest, other than those affiliated with Endo, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

Source and Amount of Funds

The Merger is not conditioned upon Endo’s or Merger Sub’s ability to finance the purchase of shares of Penwest common stock pursuant to the Merger. Endo and Merger Sub estimate that the total amount of funds required to consummate the Offer and the Merger (including payments for options, warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the shares of Penwest common stock pursuant to the Offer and the Merger Agreement will be approximately $168.3 million, which is comprised of approximately $159.7 million in cash consideration in respect of the shares of Penwest common stock and up to approximately $8.6 million in respect of the outstanding and unexercised options and outstanding warrants to acquire shares of Penwest common stock. Endo has indicated that it has sufficient funds in cash to consummate the Merger, and will cause or arrange for Merger Sub to have, sufficient funds in cash available to consummate the Merger.

Dividends and Distributions

The Merger Agreement provides that, subject to certain exceptions, Penwest will not, between the date of the Merger Agreement and the effective time of the Merger, directly or indirectly, or propose to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock.

Remedies

Each party is entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, in addition to any other remedy to which a party may be entitled at law or in equity.

Further Actions and Agreements

Company Shareholders’ Meeting. We have agreed to call, give notice of, convene and hold a shareholders’ meeting as promptly as practicable after the execution of the Merger Agreement for the purpose of voting upon the approval of the Merger and the Plan of Merger. We have agreed to take all reasonable and lawful action, in consultation with Endo, to solicit proxies from our shareholders, and to take all other action necessary or advisable to secure the vote of our shareholders, in favor of the approval of the Merger and the Plan of Merger. Unless the Merger Agreement is terminated, our obligation to call and hold such shareholders’ meeting will not be limited or otherwise affected by another acquisition proposal or superior proposal or by a change in the recommendation of our Board concerning the approval of the Merger and the Plan of Merger by our shareholders.

Access to Information. We have agreed to afford Endo and its representatives reasonable access to our properties, books, contracts, commitments, personnel, records and other information as Endo may reasonably request prior to the Merger Closing.

Further Action, Consents and Filings. The Merger Agreement obligates Endo and us to use reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger, (ii) obtain from governmental entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Endo or us or any respective subsidiaries in connection with the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions, with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement that are required under securities, antitrust or other applicable laws and (iv) execute and deliver any additional instruments necessary to consummate the Merger.

Public Announcements. We and Endo have agreed to use commercially reasonable efforts to obtain the prior written consent of the other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the Merger.

The Board recommends that you vote “FOR” the approval of the Merger and the Plan of Merger.

DISSENTERS’ RIGHTS

General

Under Chapter 23B.13 of the WBCA, holders of our common stock are entitled to dissent from, and obtain payment of the fair value of their shares (plus accrued interest) in the event of, the consummation of the Merger instead of receiving the $5.00 per share merger consideration, without interest and subject to any required withholding of taxes. The following summarizes the material rights of holders of Penwest common stock under Chapter 23B.13. You should read the applicable sections of Chapter 23B.13, a copy of which is attached to this proxy statement as Annex C, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to Chapter 23B.13.

Pursuant to Chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of this special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of Chapter 23B.13. The notice of special meeting included with this proxy statement constitutes notice to the holders of Penwest common stock, and a copy of Chapter 23B.13 is attached to this proxy statement as Annex C.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the Merger, you should carefully review the text of Chapter 23B.13. You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights. If any holder of shares of Penwest common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares (plus accrued interest) under Chapter 23B.13, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration of $5.00 per share of Penwest common stock, without interest and subject to any required withholding of taxes. We will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement or as required by Chapter 23B.13 of the WBCA.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•

deliver to Penwest, before the vote is taken at the special meeting regarding the Merger and the Plan of Merger, written notice of your intent to demand payment for your shares of Penwest common stock if the Plan of Merger becomes effective, which notice must be separate from your proxy. Your vote against the Merger and the Plan of Merger alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the Merger and the Plan of Merger; and

•	follow the statutory procedures for perfecting dissenters’ rights under Chapter 23B.13, which are described below under the heading “Appraisal Procedures.”

Unless you satisfy all of the requirements of Chapter 23B.13 you may not exercise dissenters’ rights under Chapter 23B.13 and, if the Merger and the Plan of Merger are approved by our shareholders and the Merger occurs, your shares of Penwest common stock will be converted into the right to receive the merger consideration of $5.00 per share, without interest and subject to any required withholding of taxes.

Notice

Written notice of your intent to exercise dissenters’ rights must be delivered to us at:

Penwest Pharmaceuticals Co.

Attn: Corporate Secretary

2981 Route 22

Patterson, New York 12563

(845) 878-8400

Such written notice must be delivered before the vote on the Merger and the Plan of Merger is taken at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Penwest common stock you own, and that you intend to demand payment of the “fair value” of your shares of Penwest common stock if the Merger and the Plan of Merger are approved.

Vote

Your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the Merger and the Plan of Merger. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of Penwest common stock represented by that proxy are to be voted will constitute a vote in favor of approval of the Merger and Plan of Merger and a waiver of your statutory dissenters’ rights.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Penwest common stock under Chapter 23B.13 will terminate if:

•	the Merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the Merger; or

•	your demand for payment is withdrawn with Penwest’s written consent.

Appraisal Procedures

If the Merger and the Plan of Merger are approved by our shareholders, within ten days after the effective date of the Merger we will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice in accordance with the requirements of Chapter 23B.13 and have not voted in favor of approval of the Merger and the Plan of Merger. The notice will contain:

•	where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•

a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the Merger and the Plan of Merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Penwest common stock before that date;

•	the date by which we must receive your payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you; and

•	a copy of Chapter 23B.13.

If you wish to assert dissenters’ rights, you must demand payment, certify whether you acquired beneficial ownership of your shares before August 10, 2010 and deposit your Penwest share certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set forth in the notice, you will lose the right to obtain payment for your shares under Chapter 23B.13.

If we do not consummate the Merger within 60 days after the date set for demanding payment and depositing share certificates, then we will return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and releasing transfer restrictions, we wish to consummate the Merger, we must send a new dissenters’ notice and repeat the payment demand procedure. If we do not effect the Merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date which we had set for demanding payment, you may deliver notice to us in writing of your estimate of the fair value of your Penwest common stock plus the amount of interest due and demand payment of your estimated amount, less any amount already paid by us for the shares under Chapter 23B.13.

Except as provided below, within 30 days after the later of the date the Plan of Merger becomes effective or the date the payment demand is received, we will pay each dissenting shareholder who complied with the payment demand and related requirements of Section 23B.13.230 of the WBCA the amount that we estimate to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•

financial data relating to Penwest, including a balance sheet as of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how we calculated the interest;

•

a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of Penwest common stock before August 10, 2010, we may elect to withhold payment under Chapter 23B.13. To the extent that we so elect, after consummating the Merger, we will estimate the fair value of the shares, plus accrued interest, and will pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. We will send with our offer an explanation of how we estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by us is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if we fail to make payment for your shares within 60 days after the date set for demanding payment or we do not effect the Merger and do not return the deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to us in writing informing us of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount we have already paid under Chapter 23B.13. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by us of such shareholder’s demand for payment of his or her own estimate, Chapter 23B.13 requires that we commence a proceeding in Thurston County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for Penwest common stock under the terms of the Merger Agreement if the Merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against Penwest, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Chapter 23B.13. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Penwest any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Penwest, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to us a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of Penwest common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to us the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent will be set forth either in a record or, if we have designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and (b) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Chapter 23B.13, fair value with respect to dissenters’ shares means the value of the shares of Penwest common stock immediately before the date the Plan of Merger becomes effective, excluding any appreciation or depreciation in anticipation of the Merger, unless that exclusion would be inequitable.

MARKET PRICES AND DIVIDEND DATA

Our common stock is included on The NASDAQ Stock Market under the symbol “PPCO.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on The NASDAQ Stock Market.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year 2010 (Through September 22, 2010)
High	$3.61	$3.88	$5.08	—
Low	$2.28	$1.31	$2.97	—
Fiscal Year 2009
High	$2.12	$3.26	$2.95	$2.92
Low	$1.21	$1.50	$2.08	$1.80
Fiscal Year 2008
High	$6.02	$3.72	$4.22	$2.11
Low	$2.40	$2.56	$1.60	$0.34

The following table sets forth the closing price per share of our common stock, as reported on The NASDAQ Stock Market on August 6, 2010, the last full trading day before the public announcement of the Merger, and on October 1, 2010, the latest practicable trading day before the printing of this proxy statement:

	Common Stock Closing Price
August 6, 2010		$4.21
October 1, 2010	$	[	]

Following the effective time of the Merger, there will be no further market for our common stock and our stock will be delisted from The NASDAQ Stock Market and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table presents information we know regarding the beneficial ownership of our common stock as of September 24, 2010 by each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for each of our directors, our chief executive officer, each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009, and our former chief financial officer, individually, and our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options and/or warrants to purchase shares of common stock that are exercisable within 60 days of September 24, 2010 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 33,627,009 shares of common stock outstanding as of September 24, 2010.

Unless otherwise indicated, the address of each director and named executive officer set forth below is: c/o Penwest Pharmaceuticals Co., 2981 Route 22, Suite 2, Patterson, NY 12563.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percentage
5% Shareholders:
Endo Pharmaceuticals Holdings Inc. and Related Persons	30,810,778	(1)	90.56%
100 Endo Boulevard
Chadds Ford, PA 19317

Directors:
David P. Holveck	0		*
Alan Levin	0		*
Caroline B. Manogue	0		*
Julie McHugh	0		*
Ivan P. Gergel, M.D.	0		*
Anne M. VanLent	0		*
Named Executive Officers:
Anand R. Baichwal, Ph.D.	0		*
Jennifer L. Good	0		*
Amale Hawi, Ph.D	0		*
Benjamin L. Palleiko	0		*
Thomas R. Sciascia, M.D.	0		*
All named executive officers and directors as a group	0		*

*	Represents beneficial ownership of less than 1%.

(1)	The foregoing information is based solely on a Schedule 13D filed with the SEC on September 20, 2010. Endo Pharmaceuticals Holdings Inc. and West Acquisition Corp. report having shared voting power and dispositive power for 30,810,778 shares.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to submit a proxy via the Internet or telephone.

HOUSEHOLDING OF PROXY STATEMENT

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple beneficial owners who share an address unless we received contrary instructions from any beneficial owner at that address. If you hold your shares in “street name” (i.e., in the name of a bank, broker or other nominee), share an address with another beneficial owner, and have received only one proxy statement and annual report, you may contact the bank, broker or other nominee to request a separate copy of these materials or to discontinue householding. You may also request separate copies of our proxy statement and annual report by contacting us at: Corporate Secretary, Penwest Pharmaceuticals Co., 2981 Route 22, Suite 2, Patterson, New York 12563, or by calling us at (845) 878-8400.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of our shareholders. However, if the Merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. If the Merger is not completed and if you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2011 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at the address noted below no later than January 17, 2011. However, if our 2011 annual meeting is held more than 30 days earlier than the 2010 annual meeting was held in 2010, we will advise you of the date by which you must submit proposals in one of our quarterly reports on Form 10-Q.

If you wish to present a proposal at the 2011 annual meeting, other than the nomination for a director, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card or have not complied with the requirements for inclusion of such proposal in the proxy statement under SEC rules, you must give written notice to us at the address noted below. Our bylaws specify the information that must be included in any such notice, including a brief description of the business to be brought before the annual meeting and the name of the shareholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to the 2011 annual meeting of shareholders. However, if we provide less than 70 days notice or prior public disclosure of the date of the 2011 annual meeting of shareholders, we must receive this notice no later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

If you wish to nominate an individual for election to our Board at the 2011 annual meeting, we must receive a notice from the shareholder of the intent to make a nomination no later than 120 days in advance of the 2011 annual meeting of shareholders.

Any proposals, notices or information about shareholder proposals should be sent to:

Penwest Pharmaceuticals Co.

2981 Route 22, Suite 2

Patterson, New York 12563

Attention: Corporate Secretary

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

MacKenzie Partners, Inc.

Banks and Brokers Please Call Collect: (212) 929-5500

Shareholder Please Call: (800) 322-2885

You should not send in your Penwest stock certificates until you receive the transmittal materials from the exchange agent. Our record shareholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the Merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 1, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. You may vote by signing, dating and returning the enclosed proxy card, submitting a proxy via the Internet or telephone or attending the special meeting and voting in person. Please call our proxy solicitor, MacKenzie Partners, Inc., collect at (212) 929-5500 (banks and brokers) or (800) 322-2885 (all others, toll free) if you have any questions about this proxy statement or the Merger, or need assistance with the voting procedures.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this proxy statement, through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Penwest Pharmaceuticals Co.

2981 Route 22, Suite 2

Patterson, New York 12563

Attention: Corporate Secretary

Telephone: (845) 878-8400

If you would like to request documents from us, please do so by [                    ], 2010, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 16, 2010;

•	Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed with the SEC on April 29, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 10, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010;

•

Current Reports on Form 8-K filed with the SEC on February 25, 2010, April 23, 2010, May 3, 2010, June 14, 2010, June 2, 2010, June 25, 2010, July 6, 2010, August 4, 2010, August 10, 2010, and September 20, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on May 17, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any of the documents incorporated by reference in this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Penwest Pharmaceuticals Co., 2981 Route 22, Suite 2, Patterson, New York 12563, Attention: Corporate Secretary, Telephone: (845) 878-8400, on the Investor Relations page of our website at http://www.penwest.com, or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENDO PHARMACEUTICALS HOLDINGS INC.

WEST ACQUISITION CORP.

AND

PENWEST PHARMACEUTICALS CO.

DATED AS OF AUGUST 9, 2010

Annex A-i

Annex A-ii

Section 9.11	Failure or Indulgence Not Waiver; Remedies Cumulative	A-61
Section 9.12	Waiver of Jury Trial	A-61
Section 9.13	Specific Performance	A-61
Section 9.14	Certain Definitions	A-61

Annex A-iii

INDEX OF DEFINED TERMS

Affiliate	A-61
Agreement	A-1
Articles of Incorporation	A-16
Articles of Merger	A-9
Associate	A-61
Business Day	A-61
Bylaws	A-16
Certificate of Merger	A-9
Certificates	A-12
Cleanup	A-62
Closing	A-9
Closing Date	A-9
Code	A-6
Commonly Controlled Entity	A-28
Company	A-1
Company Adverse Recommendation Change	A-46
Company Benefit Agreements	A-28
Company Benefit Plans	A-28
Company Board	A-1
Company Common Stock	A-1
Company Disclosure Letter	A-15
Company Financial Statements	A-21
Company Material Adverse Effect	A-62
Company Material Contract	A-25
Company Notice of Adverse Recommendation	A-47
Company Option	A-16
Company Organizational Documents	A-16
Company Participant	A-30
Company Pension Plan	A-28
Company Preferred Stock	A-16
Company SEC Reports	A-21
Company Shareholder Approval	A-18
Company Shareholders’ Meeting	A-50
Company Stock Plans	A-16
Company Stock Rights	A-17
Company Takeover Proposal	A-46
Company Termination Fee	A-56
Company Warrants	A-11
Company Welfare Plan	A-28
Competition Laws	A-44
Confidentiality Agreement	A-42
Contract	A-63
Copyrights	A-64
Covered Employees	A-52
DGCL	A-1

Annex A-iv

Dissenting Shares	A-14
Effective Time	A-10
Environmental Claim	A-63
Environmental Laws	A-63
Environmental Permits	A-63
ERISA	A-28
ESPP	A-12
Exchange Act	A-2
Exchange Agent	A-12
Exchange Fund	A-12
Expiration Date	A-1
FDA	A-19
GAAP	A-22
Governmental Entity	A-19
Hazardous Substances	A-63
HIPAA	A-20
HSR Act	A-3
Indemnified Parties	A-48
Intellectual Property	A-63
IP Contracts	A-26
known to Company	A-65
Law	A-18
Liability	A-22
Lien	A-19
Litigation	A-25
Maximum Premium	A-48
Merger	A-1
Merger Agreement Transactions	A-64
Merger Consideration	A-11
Merger Sub	A-1
Merger Sub Common Stock	A-11
Merrill Lynch	A-18
Minimum Tender Condition	A-1
Nasdaq	A-3
Nasdaq Marketplace Rules	A-64
New Plan	A-53
Offer	A-1
Offer Closing	A-4
Offer Closing Date	A-4
Offer Conditions	A-2
Offer Documents	A-4
Offer Price	A-1
Order	A-19
Outside Date	A-54
Parent	A-1
Parent SEC Reports	A-36

Annex A-v

Patents	A-64
Paying Agent	A-6
Person	A-61
Plan of Merger	A-64
Primary Company Executives	A-30
Products	A-64
Proxy Statement	A-50
Regulatory Authority	A-19
Regulatory Authorizations	A-64
Release	A-64
Representatives	A-64
Sarbanes-Oxley Act	A-21
Schedule 14D-9	A-7
Schedule TO	A-4
SEC	A-3
Securities Act	A-21
Shareholder Tender Agreements	A-2
Software	A-64
Subsidiary	A-64
Superior Proposal	A-46
Surviving Corporation	A-9
Takeover Statutes	A-7
Tax Return	A-25
Taxes	A-24
to the knowledge of the Company	A-65
Trade Secrets	A-64
Trademarks	A-64
Transactions	A-1
Uncertificated Shares	A-12
WBCA	A-1

Annex A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 9, 2010, is by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), West Acquisition Corp., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”), and Penwest Pharmaceuticals Co., a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS in furtherance of the acquisition of the Company by Parent, Parent proposes to cause Merger Sub to commence an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $5.00, net to the seller in cash, without interest (such consideration or any other consideration paid per share pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall, in accordance with the Washington Business Corporation Act (the “WBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company (the “Merger”), pursuant to which each share of Company Common Stock, other than (i) shares of Company Common Stock directly or indirectly owned by Parent, Merger Sub or the Company and (ii) Dissenting Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated hereby (the “Transactions”), are advisable, fair to and in the best interests of the shareholders of the Company, (ii) adopted and approved this Agreement and the Transactions and declared it advisable that the Company enter into this Agreement and consummate the Transactions, (iii) resolved to recommend that the Company’s shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) taken all actions so that the restrictions contained in the Articles of Incorporation and the WBCA applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of this Agreement or the Shareholder Tender Agreements (as defined below), or to the consummation of the Transactions, including the Merger;

WHEREAS, the Continuing Directors of the Company (as such term is defined in the Company’s Articles of Incorporation), voting separately as a subclass of the Company Board, have unanimously adopted and approved this Agreement and the Merger pursuant to Section 13.2.2 of the Company’s Articles of Incorporation, including the Merger;

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WHEREAS, the board of directors of Merger Sub has adopted, approved and declared it advisable for Merger Sub to enter into this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement and the Transactions, and Parent, in its capacity as the sole shareholder of Merger Sub, has adopted and approved the Merger and the Plan of Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into a Shareholder Tender Agreement in the form attached as Exhibit B hereto with each of Tang Capital Partners L.P., Kevin C. Tang, Perceptive Advisors LLC and Jennifer Good (collectively, the “Shareholder Tender Agreements”), pursuant to which, among other things, each of them has irrevocably agreed to tender shares of Company Common Stock beneficially owned by them in the Offer (the shares subject to such agreements constituting, in the aggregate, approximately 38.6% of the fully diluted Company Common Stock on the date hereof); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company will enter into the Sixth Amendment to the Amended and Restated Strategic Alliance Agreement in the form attached as Exhibit D hereto, effective in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Upon the terms and subject to the conditions of this Agreement (including ARTICLE VIII), as promptly as practicable (but in no event later than August 20, 2010), Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer; provided, that the Company agrees that no shares of Company Common Stock owned by the Company will be tendered pursuant to the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Exhibit A (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(i) The initial Expiration Date (defined in Exhibit A) shall be 12:00 midnight, New York City time, at the end of the 20th Business Day following commencement of the Offer (determined pursuant to Rules 14d-1(g)(3) and 14d-2 under

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the Exchange Act). Merger Sub expressly reserves the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (A) reduce the number of shares of Company Common Stock subject to the Offer, (B) reduce the Offer Price or change the form of consideration payable in the Offer, (C) change, modify or waive the Minimum Tender Condition (as defined in Exhibit A), (D) impose conditions to the Offer that are different than or in addition to the Offer Conditions, (E) extend the Offer except as provided in this Section 1.1 for a period of five (5) Business Days on each such occasion or (F) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock or that would reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions.

(ii) Notwithstanding anything in this Agreement to the contrary, Merger Sub (A) may, in its sole discretion (subject to the obligations of Parent and Merger Sub under Section 1.1(a)(ii)(B) and Section 1.1(a)(iii)), without consent of the Company, extend the Offer on one or more occasions for a period of five (5) Business Days on each such occasion if, on any then-scheduled Expiration Date (defined in Exhibit A), any of the Offer Conditions shall not be satisfied or, in Merger Sub’s sole discretion, waived (if permitted under this Agreement) until such time as such condition or conditions are satisfied or waived and (B) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”), the staff thereof or the Nasdaq Stock Market (the “Nasdaq”) applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated; provided, however, that in no event shall Merger Sub be required to extend the Offer (1) beyond the Outside Date or (2) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to ARTICLE VIII.

(iii) In addition to the extension obligation set forth in Section 1.1(a)(ii)(B), Parent and Merger Sub agree that if on any scheduled Expiration Date of the Offer, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions set forth in Exhibit A are satisfied or, in Merger Sub’s sole discretion, waived, then Merger Sub shall, and Parent shall cause Merger Sub to, on each of the first two such scheduled expiration dates, extend the Offer for periods of five (5) Business Days on each such occasion; provided, however, that this provision shall not require Merger Sub to extend the expiration of the Offer more than two times, for five (5) Business Days on each such occasion, and in no event shall Merger Sub be required to extend the Offer (1) beyond the Outside Date or (2) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to ARTICLE VIII.

(iv) On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any applicable Tax withholding pursuant to Section 1.1(d)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as

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practicable after the Expiration Date (defined in Exhibit A) (as it may be extended and re-extended in accordance with this Section 1.1(a)). The Offer Price payable in respect of each share of Company Common Stock pursuant to the preceding sentence shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions of this Agreement. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer upon the expiration of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act; provided, however, such period (including any extensions thereof) shall not exceed twenty (20) Business Days. The Offer Documents (as defined below) may, in Merger Sub’s sole discretion, provide for such a reservation of right.

(v) Nothing contained in this Section 1.1(a) shall affect any termination rights in ARTICLE VIII. Unless this Agreement is terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company in its sole discretion. In the event this Agreement is terminated pursuant to Section 8.1, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of shares of Company Common Stock in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to promptly return, all tendered shares to the tendering shareholders.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal and summary advertisement and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the shareholders of the Company as and to the extent required by United States federal securities Laws. The Company shall promptly furnish or otherwise make available to Parent or Parent’s legal counsel in writing upon request all information concerning the Company that may be required by applicable securities Laws or be reasonably requested by Parent in connection with any action contemplated by this Section 1.1(b). Parent shall cause the Schedule TO and other Offer Documents to comply in all material respects with the provisions of applicable Law. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the shareholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by applicable

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United States federal securities Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence and summaries of all material oral communications between them and their Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments. In the event that Parent or Merger Sub receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

(c) Parent and Merger Sub shall make all appropriate arrangements with the Paying Agent so that:

(i) holders of Company Options (whether or not such Company Options shall otherwise be exercisable) may tender shares of Company Common Stock issuable upon exercise of such Company Options pursuant to the Offer by delivering to the Paying Agent prior to the Offer Closing such documents as may be required pursuant to the terms of the Company Options to effect the exercise thereof for shares of Company Common Stock (other than payment of the exercise price of such Company Options) (together with all other documentation required in connection with the valid tender of shares of Company Common Stock pursuant to the Offer), provided, that such exercise shall not be deemed to occur unless and until Merger Sub accepts for payment and pays for shares of Company Common Stock tendered pursuant to the Offer at the Offer Closing. Any exercise of Company Options in accordance with this Section shall be deemed to have occurred as of immediately prior to the Offer Closing, and such Paying Agent shall pay to the holder of the Company Options the aggregate Offer Price with respect to the shares of Company Common Stock issuable upon exercise of the Company Options less an amount equal to the aggregate exercise price of such Company Options so exercised. Holders of Company Options that tender shares of Company Common Stock issuable upon exercise of such Company Options in accordance with this Section shall have the right to withdraw such tender (and revoke the related conditional exercise of such Company Options) on the same terms and conditions as would apply if they had tendered outstanding shares of Company Common Stock into the Offer.

(ii) holders of Company Warrants (whether or not such Company Warrants shall otherwise be exercisable) may tender shares of Company Common Stock issuable upon exercise of such Company Warrants pursuant to the Offer by delivering to the Paying Agent prior to the Offer Closing such documents as may be required pursuant to the terms of the Company Warrants to effect the exercise thereof for shares of Company Common Stock (other than payment of the exercise price of such Company Warrants) (together with all other documentation required in connection with the valid tender of shares of Company Common Stock pursuant to the Offer), provided, that such

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exercise shall not be deemed to occur unless and until Merger Sub accepts for payment and pays for shares of Company Common Stock tendered pursuant to the Offer at the Offer Closing. Any exercise of Company Warrants in accordance with this Section shall be deemed to have occurred as of immediately prior to the Offer Closing, and such Paying Agent shall pay to the holder of the Company Warrants the aggregate Offer Price with respect to the shares of Company Common Stock issuable upon exercise of the Company Warrants less an amount equal to the aggregate exercise price of such Company Warrants so exercised. Holders of Company Warrants that tender shares of Company Common Stock issuable upon exercise of such Company Warrants in accordance with this Section shall have the right to withdraw such tender (and revoke the related conditional exercise of such Company Warrants) on the same terms and conditions as would apply if they had tendered outstanding shares of Company Common Stock into the Offer.

(d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the consideration necessary to pay for any Company Stock Rights that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer, and shall cause Merger Sub to fulfill all of Merger Sub’s obligations under this Agreement.

(e) Parent, Merger Sub, and the paying agent for the Offer (the “Paying Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Company Stock Rights such amounts as Parent, Merger Sub, or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, or any other provision of Tax Law. To the extent that amounts are so withheld and paid over by Parent, Merger Sub or the Paying Agent, as applicable, to the appropriate taxing authority, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Company Stock Rights to whom such withheld amounts would otherwise have been paid.

Section 1.2 Company Actions.

(a) The Company hereby approves and consents to the Transactions and represents that:

(i) the Company Board, at a meeting duly called and held, has unanimously:

(A) determined that the Transactions are advisable, fair to and in the best interests of the shareholders of the Company;

(B) adopted and approved this Agreement and the Transactions and declared it advisable that the Company enter into this Agreement and consummate the Transactions;

(C) resolved to recommend that the Company’s shareholders accept the Offer and approve the Merger and the Plan of Merger; and

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(D) taken all actions so that the restrictions contained in the Articles of Incorporation and Chapter 23B.19 of the WBCA will not apply to the execution, delivery or performance of this Agreement or the Shareholder Tender Agreements, or to the consummation of the Transactions, including the Merger (the “Takeover Statutes”); and

(ii) the Continuing Directors of the Company (as such term is defined in the Company’s Articles of Incorporation), voting separately as a subclass of the Company Board, have unanimously adopted and approved this Agreement and the Merger pursuant to Section 13.2.2 of the Company’s Articles of Incorporation.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing, subject to Section 6.5(b), the recommendation described in Section 1.2(a)(iii) and shall disseminate the Schedule 14D-9 to the shareholders of the Company as and to the extent required by Rule 14d-9 under the Exchange Act. Each of Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel in writing upon request all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the provisions of applicable Law. Each of the Company, Parent, and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the shareholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by applicable United States federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent with copies of all correspondence and summaries of all material oral communications between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) that does not contain or relate to a Company Adverse Recommendation Change with the SEC or mailing thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board contained in the Schedule 14D-9. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, it shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

(c) In connection with the Offer and the Merger, the Company shall instruct its transfer agent to furnish Parent and Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the latest

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practicable date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, in each case as of the latest date practicable, and shall furnish to Parent and Merger Sub such information and assistance (including periodically updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent, Merger Sub and their respective affiliates, associates and Representatives shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession or under their control promptly upon the request of the Company.

Section 1.3 Directors.

(a) Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment pursuant to the Offer) bears to the total number of shares outstanding, and the Company shall, promptly following Parent’s written request, cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors (with such method to be by the election of Parent, including the selection of the individuals designated for resignation). The Company shall take such actions necessary to cause Parent’s designees to be Continuing Directors under the Company’s Articles of Incorporation. At each such time, the Company shall also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Company Board in proportion to the number of directors designated by Parent to the Company Board, to the extent permitted by applicable Law and the Nasdaq Marketplace Rules.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and, to the extent applicable to a “controlled company,” the Nasdaq Marketplace Rules. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its shareholders such information with respect to the Company and its officers and directors as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.3(a) and this Section 1.3(b) shall be subject to the receipt of such information.

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(c) Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the affirmative vote of a majority of the directors of the Company then in office who were not so designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company Board, and if any other action on the part of the Company, including any action by any other director of the Company, shall be required, Parent shall cause the directors designated by Parent to take all necessary actions required to ratify such actions) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or any of the Company’s rights or benefits hereunder and (v) any amendment of the Company’s Articles of Incorporation.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the WBCA and the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 23B.11.060 of the WBCA and Section 259 of the DGCL.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the merger to be consummated by filing (i) articles of merger substantially in the form attached hereto as Exhibit C (the “Articles of Merger”) with the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other filings or recordings required by the WBCA in connection with the Merger and (ii) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the

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DGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Washington (at the time specified therein, or if no such time is specified therein, as of the close of business on the date so filed), or at such subsequent date or time as Parent and the Company shall agree and specify in the Articles of Merger or, if not specified therein, by the WBCA. The time at which the Merger becomes effective is referred to herein as the “Effective Time.” This Agreement shall be deemed the “plan of merger” under Chapter 11 of the WBCA and together with Exhibit A and Exhibit E hereto (but excluding the other Exhibits and Schedules hereto) shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of the WBCA.

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and applicable provisions of the WBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Organizational Documents of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Company shall be amended in their entirety as set forth in Exhibit E to this Agreement, and so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE III

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock or of any shares of capital stock of Parent or Merger Sub:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including without limitation all vested and unvested shares of restricted stock, but not including shares to be cancelled pursuant to Section 3.1(c) hereof and Dissenting Shares) shall be converted into the

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right to receive in cash an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, to be issued or paid in consideration therefor in accordance with Section 3.2, without interest.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock that is owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent shall be cancelled without any conversion, and no consideration shall be delivered in respect thereof.

(d) Company Options. Effective as of the Closing, the Company Stock Plans and all Company Options outstanding immediately before the Closing shall be cancelled and of no further force or effect. In consideration for such cancellation of Company Options outstanding under the Company Stock Plans immediately before the Closing, the holders thereof (whether or not such Company Options shall otherwise be exercisable at the Effective Time) shall automatically (and without any further action being required on the part of the holders thereof) receive, at the Effective Time, an amount of cash equal to (i) the number of shares of Company Common Stock subject to each such Company Option held by such holder multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price under such Company Option (with such payments to be subject to any applicable Tax withholding in accordance with Section 3.1(h)).

(e) Company Warrants. Effective as of the Closing, each warrant to acquire shares of Company Common Stock (collectively, “Company Warrants”) shall become a warrant to receive, subject to the conditions set forth therein, an amount of cash determined pursuant to the terms of such Company Warrant. The Company shall give notice of the Merger to the holders of Company Warrants as required pursuant to the terms thereof. Following the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay any consideration owed to a holder of a Company Warrant in accordance with the terms of such Company Warrant.

(f) Other Equity Awards. Prior to the Effective Time, the Company shall take all actions necessary such that no Person has any rights to acquire Company Common Stock or common stock of the Parent or any of its Subsidiaries (including the Surviving Corporation) pursuant to any Company Benefit Plan or Company Benefit Agreement following the Effective Time.

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(g) Employee Stock Purchase Plan. After the date hereof, no future offering periods shall be commenced under Company’s 1997 Employee Stock Purchase Plan (the “ESPP”). Prior to the Effective Time, the Company shall take all actions necessary such that effective as of immediately prior to the Closing the ESPP shall terminate and no Person shall hold any right to acquire Company Stock pursuant to the ESPP on or following the Effective Time.

(h) Withholding. Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct from the consideration otherwise payable pursuant to this Agreement to any holder of Company Options or Company Warrants such amounts as Parent, the Company, the Surviving Corporation or the Exchange Agent, as applicable, is or may be required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations promulgated thereunder, or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Company, the Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Company Options or Company Warrants to whom such withheld amounts would otherwise have been paid.

(i) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

Section 3.2 Exchange of Shares and Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall engage a nationally recognized financial institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, the Merger Consideration to be paid in respect of Company Common Stock. All cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock represented by book-entry (the “Uncertificated Shares”), in each case, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which, in the case of the Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may

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reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates or Uncertificated Shares in exchange for the Merger Consideration. Upon (1) surrender of the Certificates for cancellation to the Exchange Agent or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and (2) such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange the portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1, and any Certificates so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be paid to a Person, other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (I) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (II) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued and paid upon the surrender for exchange of the Certificates or Uncertificated Shares in accordance with the terms of this ARTICLE III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any cash remaining in the Exchange Fund that is unclaimed by holders of Certificates or Uncertificated Shares as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of a Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of all claims or interests of any Person previously entitled thereto.

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(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to former shareholders of the Company after the Effective Time pursuant to this ARTICLE III. If at any time the funds held in the Exchange Fund are insufficient to satisfy the obligations of Parent and/or Merger Sub under this Agreement, Parent shall or shall cause Merger Sub to promptly deposit additional funds held in the Exchange Fund such that the funds held in the Exchange Fund are thereafter sufficient to satisfy the obligations of Parent and Merger Sub hereunder. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this ARTICLE III shall promptly be paid to Parent.

(g) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person that was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent, as applicable, is or may be required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations promulgated thereunder and under any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes as having been paid to the Person to whom such withheld amounts would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making and delivery of an affidavit of that fact by the holder thereof and delivery of a properly completed letter of transmittal to the Exchange Agent, such portion of the Merger Consideration as may be required pursuant to Section 3.1(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) hereof to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13

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of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time), and holders of Dissenting Shares shall have no rights as a shareholder of the Surviving Corporation with respect to such Dissenting Shares, except those provided under Chapter 23B.13 of the WBCA.

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive the Merger Consideration, without any interest thereon, as set forth in Section 3.1(a) or converted or cancelled in accordance with of Sections 3.1(b) or (c), as applicable.

(c) The Company shall give Parent (i) prompt notice of any notices of intent to demand payment for any shares of Company Common Stock, attempted withdrawals of such demands for payment and any other instruments served pursuant to the WBCA and received by the Company relating to the exercise of dissenters’ rights under Chapter 23B.13 of the WBCA and (ii) the opportunity to participate in all negotiations and proceedings that take place prior to the Effective Time with respect to the exercise of dissenters’ rights under the WBCA. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to the exercise of dissenters’ rights or settle or offer to settle any demands for payment with respect to Dissenting Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) set forth in the written disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Company Disclosure Letter relates; provided, that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof, as appropriate, to which its relevance is readily apparent on its face) or (ii) disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and each Company SEC Report filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for in this clause (ii) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Company SEC Report filed prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the

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representation set forth herein, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of a specific date or time), as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Washington and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has furnished or made available to Parent true and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Articles of Incorporation”) and the Amended and Restated Bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Bylaws” and together with the Company Articles of Incorporation, “Company Organizational Documents”). The Company Organizational Documents are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on August 6, 2010, (i) 31,946,576 shares of Company Common Stock were issued and outstanding, (including 64,000 shares of Company Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Company as of such time), (ii) no shares of Company Common Stock were held by Company in its treasury, (iii) 4,150,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Company’s 1997 Equity Incentive Plan, 1998 Spinoff Option Plan and 2005 Stock Incentive Plan (collectively, the “Company Stock Plans”), of which 2,595,069 shares of Company Common Stock were underlying outstanding and unexercised options entitling the holder thereof to purchase a share of Company Common Stock (each, a “Company Option”) and (iv) an aggregate of 7,803 shares of Company Common Stock are reserved for issuance pursuant to the 1997 Employee Stock Purchase Plan. Other than the Company Options and rights to acquire Company Common Stock pursuant to the 1997 Employee Stock Purchase Plan, no award to acquire Company Common Stock is outstanding under the Company Stock Plans or otherwise. At the close of business on August 6, 2010, no shares of Company Preferred Stock were issued and outstanding.

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(b) Except as set forth in Section 4.2(a), at the close of business on August 6, 2010, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From August 6, 2010 until the date of this Agreement, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of August 6, 2010, in accordance with their terms. Except as set forth in Section 4.2(a), as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company (i) relating to any issued or unissued capital stock or equity interest of the Company, (ii) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in the Company, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company (each of (i), (ii) and (iii), collectively, the “Company Stock Rights”). All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any Company Stock Rights or to pay any dividend or make any other distribution in respect thereof, or make any investment (in the form of a loan or capital contribution) in, any Person, other than pursuant to the Company Stock Plans.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list, as of August 6, 2010, of (i) all Company Options then outstanding, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and the names of the holders thereof and (ii) all other outstanding awards under the Company Stock Plans, the number of shares of Company Common Stock subject thereto, the holders thereof and the vesting schedules thereof. Each outstanding Company Option and other award under a Company Stock Plan shall be treated at the Effective Time as set forth in Section 3.1.

(d) The Company has no Subsidiaries. The Company does not directly or indirectly own or have any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

Section 4.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval if required in connection with the Merger, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the

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part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than obtaining the Company Shareholder Approval for consummation of the Merger and the filing and recordation of appropriate merger documents as required by the WBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of outstanding shares of Company Common Stock entitled to vote in accordance with the WBCA and the Company Organizational Documents (the “Company Shareholder Approval”) is the only vote of the holders of capital stock of the Company necessary to approve the Merger. No other vote of the holders of the capital stock of the Company is required to approve this Agreement and the Transactions.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Transactions are advisable, fair to and in the best interests of the shareholders of the Company, (ii) adopting and approving this Agreement and the Transactions and declaring it advisable that the Company enter into this Agreement and consummate the Transactions, and (iii) recommending that the Company’s shareholders accept the Offer and approve the Merger and the Plan of Merger. The Continuing Directors of the Company (as such term is defined in the Company’s Articles of Incorporation), voting separately as a subclass of the Company Board, unanimously adopted and approved this Agreement and the Merger pursuant to Section 13.2.2 of the Company’s Articles of Incorporation.

(c) Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has delivered to the Company Board an opinion to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations contained therein, the $5.00 per share in cash to be received pursuant to the Offer and the Merger by the holders of Company Common Stock (other than Parent, Merger Sub, any beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock who is a reporting person on a Statement of Beneficial Ownership on Schedule 13D (or amendment thereto) filed with the SEC with respect to the Company Common Stock, and their respective affiliates) is fair, from a financial point of view, to such holders. The Company will make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes after receipt thereof by the Company.

Section 4.4 No Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance of this Agreement by the Company will (a) assuming the Company Shareholder Approval is obtained for the Merger, conflict with or violate the Company Organizational Documents; (b) assuming compliance with Section 4.5 hereof and assuming the Company Shareholder Approval is obtained for consummation of the Merger, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an

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“Order”), or any rule or regulation of any securities exchange on which the Company Common Stock is listed for trading, in each case applicable to the Company or by which any property or asset of the Company is bound; (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of any mortgages, pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (each, a “Lien”) on any property or asset of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound (including any Company Material Contract); or (d) result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use by it in the conduct of business of the Company, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, breaches, defaults, losses, impairments, payments, consents or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, or filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory authority or commission or other governmental or government-authorized authority or agency, domestic or foreign (a “Governmental Entity”), except for (a) applicable requirements, if any, of (i) the Exchange Act, including, without limitation, the filing with the SEC of the Schedule 14D-9 and the Proxy Statement, (ii) state securities Laws, (iii) the WBCA, to file the Articles of Merger or other appropriate documentation and (iv) Nasdaq; (b) the HSR Act; (c) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other Transactions; (d) the filing of customary applications and notices, as applicable with the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign Governmental Entity that regulates federal or state public health care programs, or the marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices and related products, or the provision of health care or similar services (each, a “Regulatory Authority”); and (e) such consents, approvals, orders, authorizations, permits, declarations, filings or notifications the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Compliance; Regulatory Compliance. Other than FDA matters, Tax matters, employee benefits matters, labor and employment matters, environmental matters or intellectual property matters, which are the subjects of Sections 4.7, 4.10, 4.14, 4.15, 4.16 and 4.17, respectively, the Company (i) has been operated at all times in compliance with all Laws and Orders applicable to the Company or by which any property, business or asset of the Company is bound and (ii) is not in default or violation of any governmental licenses, permits or franchises to which the Company is a party or by which the Company or any property or asset of

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the Company is bound other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written communication during the past two (2) years from a Governmental Entity that alleges that Company is not in compliance in any material respect with any applicable Law and Order.

Section 4.7 FDA Regulatory Matters.

(a) The Company has developed, tested, manufactured and stored, as applicable, its product candidates, including the Products, in compliance in all material respects with Federal Food, Drug and Cosmetic Act of 1938, as amended, to the extent applicable, and applicable regulations issued by the FDA.

(b) Section 4.7(b) of the Company Disclosure Letter sets forth a true and complete list of all Regulatory Authorizations from the FDA with respect to the Company’s product candidates currently in effect, and there are no other material Regulatory Authorizations required for the Company in connection with the conduct of the Company’s business as currently conducted. All such Regulatory Authorizations owned by the Company are (i) in full force and effect and the Company has not received written notice from any Governmental Entity or third Person that any such Regulatory Authorization is subject to any adverse action, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all formal filing and maintenance requirements and (iv) in good standing, valid and enforceable, except, in the case of each of the foregoing clauses (i) – (iv), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the knowledge of the Company, the clinical trials conducted by or on behalf of the Company (which, for the avoidance of doubt, shall not include investigator-sponsored clinical trials) were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements of the FDA, including, as applicable, the FDA’s good clinical practices and good laboratory practices regulations.

(d) The Company is not subject to any investigation that is pending or, to the knowledge of the Company which has been threatened, in connection with any of the Company’s product candidates, including the Products.

(e) Since January 1, 2007, the Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder (collectively “HIPAA”), and (ii) other applicable state privacy laws.

(f) Since January 1, 2007, all material reports, applications, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the

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Company, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, or failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, with respect to the Products. Neither the Company, nor, to the knowledge of the Company, any current officer, employee, or agent of the Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.

(g) The Company has not received any written notices, correspondence or other communication from the FDA or any other Regulatory Authority since January 1, 2007 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated. To the extent that the Company or, to the knowledge of the Company, any of its clinical trial sites have received FDA483 notices or untitled or warning letters since January 1, 2007, this correspondence has been made available for review by Parent.

(h) The Company has made available for review by Parent complete and accurate copies of all (i) investigational new drug applications submitted to the FDA or any other Regulatory Authority by or on behalf of the Company, including any supplements thereto, (ii) correspondence to or from the FDA or any other Regulatory Authority, including meeting minutes and records of material contracts and (iii) documents in the Company’s possession related to inspections by the FDA or any other Regulatory Authority, in case of each of the foregoing clauses (i) – (iii), relating to the Products.

Section 4.8 SEC Filings; Financial Statements.

(a) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2007 (together with all exhibits, financial statements and schedules thereto, all information incorporated by reference and any documents filed with or furnished to the SEC on a voluntary basis, the “Company SEC Reports”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with applicable Law, including the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to such Company SEC Report. None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed, and any Company SEC Reports filed with the SEC subsequent to the date hereof will not contain when filed, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report.

(b) All of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Company Financial Statements”) at the time filed with the SEC,

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or, if amended, updated, restated or corrected in a subsequent Company SEC Report prior to the date hereof, as of the date of such amendment, update, restatement or correction, complied as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments). At the time filed with the SEC, or, if amended, updated, restated or corrected in a subsequent Company SEC Report prior to the date hereof, as of the date of such amendment, update, restatement or correction, (i) the consolidated balance sheets (including the related notes) included in such Company Financial Statements fairly presented, in all material respects, the consolidated financial position of the Company, at the respective dates thereof, and (ii) the consolidated statements of operations, shareholders’ equity and cash flows (in each case, including the related notes) included in such Company Financial Statements fairly presented, in all material respects, the consolidated statements of operations, shareholders’ equity and cash flows of the Company for the periods indicated, subject, in the case of the unaudited statements referred to in the foregoing clauses (i) or (ii), to normal, recurring year-end audit adjustments.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company as at December 31, 2009, including the notes thereto, the Company has no Liability required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (i) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, (ii) Liabilities incurred in connection with this Agreement and the Transactions and (iii) Liabilities that are not, individually or in the aggregate, material to the Company. As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company has no outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

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(ii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(iii) The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

(iv) Since January 1, 2007, the Company has not received any oral or written notification of any (A) “significant deficiency” or (B) “material weakness” in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2009 and through the date hereof, the Company has conducted its respective business or businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any change, effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement, since December 31, 2009 and through the date hereof, there has not been (a) any material change in accounting methods, principles or practices employed by the Company, other than as required by Law or GAAP or (b) any action of the types described in Section 6.1(b) (other than the following subsections of Section 6.1(b): (xii), (xiii), (xiv) and (xviii)) which, had such action been taken after the date of this Agreement, would be in violation of such Section.

Section 4.10 Taxes.

(a) The Company has duly and timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate in all material respects. The Company has in full paid all material Taxes due and payable by it, except for those Taxes

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being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. There are no Liens for any material amount of Taxes upon the assets of the Company, other than (i) statutory Liens for Taxes not yet due and payable and (ii) Liens for Taxes being contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence with respect to any Taxes or Tax Return of the Company. The Company has not received notice of any claim made by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company and no power of attorney granted by the Company with respect to any Taxes is currently in force.

(c) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(d) The Company has not participated, within the meaning of Treasury Regulation Sections 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Sections 6111 and 6112 of the Code) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(e) Since January 1, 2007, the Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) The Company has no material liability for any amount of Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Since January 1, 2007, the Company has not (i) changed an annual accounting period or changed any accounting method, (ii) settled any material Tax claim or assessment, or (iii) received a Tax ruling from or entered into a closing agreement with any taxing authority.

(h) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(z) of the Code.

(i) As used in this Agreement (A) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer,

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inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.11 Litigation.

(a) There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any of its assets which, individually or in the aggregate, has had or, if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by, any Governmental Entity involving the Company or any of its assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Material Contracts.

(a) As of the date hereof, except for (1) any Contract filed or listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (2) those Contracts set forth in Section 4.12(a) of the Company Disclosure Letter, the Company is not a party to any Company Material Contract. For the purposes of this Agreement, “Company Material Contract” shall mean the following (including any series of one or more related Contracts) as of the date hereof to which an Affiliate of Parent is not also a party:

(i) Any Contract under which the Company is (A) a lessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (C) a lessor of real property, or (D) a lessor of any tangible personal property owned by the Company, in any case referred to in clauses (B) or (D) only which requires future annual payments in excess of $100,000;

(ii) Any Contract between the Company and any employee or former employee, officer or director of the Company providing for aggregate compensation in excess of $100,000 in any twelve (12) month period (other than any unwritten Contract for the employment of any such employee or former employee implied at law);

(iii) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $100,000 by the Company;

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(iv) Any Contract entered into other than in the ordinary course of business containing covenants of the Company (A) to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $100,000 or (B) containing covenants of the Company not to (or otherwise restricting or limiting the ability of the Company) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the development, testing, manufacture, marketing, distribution, sale or maintenance of the Products;

(v) Any Contract requiring aggregate future payments or expenditures by the Company relating to Cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(vi) Any material license Contract, royalty Contract or other Contract, other than standard license agreements for commercially-available off-the-shelf software, with respect to (A) Intellectual Property relating to the Products to which the Company is a party that grants, assigns or otherwise transfers to any Person other than the Company, or restricts the use or registration of, any material rights (including any material licenses, assignments, consents to use or register, options or rights of negotiation), title or interest in or to any Intellectual Property relating to the Products, other than confidentiality agreements with third parties or (B) Intellectual Property which, pursuant to the terms thereof, requires, or may require upon the occurrence of certain events, future material payments by the Company (“IP Contracts”);

(vii) Any Contract pursuant to which the Company is required to (with or without the satisfaction of any conditions), or obtains or grants any material rights (including any options or rights of negotiation) to, undertake the development or commercialization of any pharmaceutical product or technology, or any material interest therein, other than any such Contract involving aggregate payments by the Company of less than $100,000 for research, development or consulting services performed on a time-and-materials and/or fixed-cost basis solely on behalf of the Company;

(viii) Any Contract pursuant to which the Company has entered into a partnership or joint venture with any other Person;

(ix) Any Contract under which the Company is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires future payments by the Company in excess of $100,000 per annum;

(x) Any indenture, mortgage, loan or credit Contract under which the Company has outstanding indebtedness for borrowed money in a principal amount in excess of $100,000 or any outstanding note, bond, indenture or other evidence of indebtedness in a principal amount in excess of $100,000 for borrowed money, or guaranteed outstanding indebtedness for money borrowed by others;

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(xi) Any Contract of the Company containing “change of control” or similar provisions that would be triggered by the Company’s execution, delivery or performance of this Agreement;

(xii) Any Contract entered into since January 1, 2007 relating to the acquisition or disposition by the Company of any business or any material assets other than in the ordinary course of business (whether by merger, sale of stock or assets or otherwise);

(xiii) Any Contract entered into by the Company other than in the ordinary course of business that (A) involves aggregate payments by or to the Company in excess of $100,000 per annum or (B) by its terms does not terminate within one (1) year after the date of such Contract and is not cancelable during such period without penalty or without payment;

(xiv) Any Contract to which the Company is a party the termination or breach of which, or in respect of which the failure to obtain any consent required in connection with this Agreement or any of the Transactions, is reasonably likely to have a Company Material Adverse Effect;

(xv) Any Contract that imposes any material standstill or similar obligation on the Company; and

(xvi) Any Contract that contains a right of first refusal, first offer or first negotiation, in each case that may be exercisable by the Company’s counterparty to such Contract.

All Company Material Contracts are valid and in full force and effect and enforceable against the Company and, to the knowledge of the Company, each other party thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (x) they have previously expired or terminated in accordance with their terms and (y) any failures to be in full force and effect which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not, nor, to the knowledge of the Company, has any counterparty to any Company Material Contract, violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations or defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract which has had or is reasonably expected to have a Company Material Adverse Effect. The Company (i) is not a party to any voting agreement with respect to the voting of any securities of the Company and (ii) does not have any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company.

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Section 4.13 Affiliate Transactions. As of the date hereof, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters) between the Company, on the one hand, and any officer or director, or any equity-holder holding at least five percent (5%) of the voting power of the Company, or any member of the immediate family of such officer, director or equity-holder, or any Person controlled by such officer, director or equity-holder, on the other hand (other than agreements related to their employment). To the knowledge of the Company no director or officer of the Company owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director of, any organization which has a material business relationship with the Company.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (each, a “Company Pension Plan”, all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (each, a “Company Welfare Plan” and each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, material perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Company Benefit Plans”). Section 4.14(a)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) each employment, deferred compensation, change in control, severance, termination, employee benefit, loan or indemnification agreement between the Company, on the one hand, and any Company Participant, on the other hand, and (ii) each compensatory contract between the Company, on the one hand, and any Company Participant, on the other hand (all such contracts under the foregoing clauses (i) and (ii), including any contract which is entered into on or after the date of this Agreement, collectively, “Company Benefit Agreements”).

(b) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan or Company

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Benefit Agreement. During the six year period prior to the date hereof, neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any Company Welfare Plan or any Company Benefit Agreement that is an employee welfare benefit plan, (A) no such Company Welfare Plan or Company Benefit Agreement is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Company Welfare Plan and Company Benefit Agreement that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) to the knowledge of the Company, each such Company Welfare Plan and Company Benefit Agreement (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to the Company on or at any time after the Effective Time. No Company Welfare Plan or Company Benefit Agreement that is an employee welfare benefit plan as defined under ERISA Section 3(1) provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (2) where the benefit is required by Section 4980B of the Code, or (3) during the limited period provided under executive retention agreements and employee retention agreements that are Company Benefit Agreements.

(c)(i) Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code.

(ii) Since January 1, 2007, all material contributions, including participant contributions, and benefit payments required under each Company Benefit Plan and Company Benefit Agreement have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law.

(iii) Since January 1, 2007, no Company Participant has received or is reasonably expected to receive any payment or benefit from the Company that would be nondeductible pursuant to Section 162(m) of the Code, except as otherwise set forth in Section 4.14(c) of the Company Disclosure Letter.

(iv) Since January 1, 2007, each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service or an application therefor with respect to all material and applicable Tax Law changes to the effect that such Company Pension Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked or threatened, and, to the knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably expected to affect the qualification of such Company Pension Plan adversely or materially increase the costs relating thereto or require security under Section 307 of ERISA.

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(v) The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Company Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received.

(vi) To the knowledge of the Company, there are no understandings, agreements or undertakings, written or oral, with any Person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any material liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated upon or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination.

(vii) To the knowledge of the Company, each individual who is classified by the Company as an “employee” or as an “independent contractor” is properly so classified.

(d) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code is, and has been operated in such manner as to be, in material compliance with Section 409A of the Code.

(e) Neither the execution and delivery of this Agreement, the consummation of the Transactions nor compliance with the terms hereof will (either alone or in conjunction with any other event), except as otherwise set forth in Section 4.14(e)(i) of the Company Disclosure Letter, (i) entitle any current or former employee, officer, director or consultant of the Company (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement, or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. No Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

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(f) Other than payments that shall be made to Persons set forth on Section 4.14(f)(i) of the Company Disclosure Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transactions (alone or in combination with any other event) by any other Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement in place before the Closing Date would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such other disqualified individual is entitled to receive any additional payment (e.g., any Tax gross up or other payment) from the Company, Parent or any other Person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

Section 4.15 Labor and Employment Matters.

(a) The Company is not a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of the Company; and no employees of the Company are represented by any labor organization with respect to their employment with the Company.

(b) No labor union, labor organization, works council, or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has no knowledge of any labor union organizing activities with respect to any employees of the Company.

(c) The Company is in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance other than failures to comply which do not have and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company is not delinquent in any respect in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) To the knowledge of the Company, no employee of the Company is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation of any such employee relating (i) to the right of any such employee to be employed by the Company or (ii) to the knowledge or use of Trade Secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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Section 4.16 Environmental Matters.

(a) The Company has been at all times since January 1, 2007 in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent that any applicable Environmental Law requires the Company to have filed applications to renew any such Environmental Permits, the Company has filed such applications in accordance with the time periods set forth in such Environmental Law in order to allow continued operation in accordance with the terms of such Environmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is in compliance with all laws, regulations, directives and requirements relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, use, distribution and disposal of any materials, chemicals, equipment and substances within any member state of the European Union, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Reports.

(d) The Company has not since January 1, 2007 received written notice from any Person, including but not limited to any Governmental Entity, alleging that the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Reports. The Company has not received any requests for information from any Person, including, but not limited to any Governmental Entity, with respect to any matter that would reasonably be likely to result in liability pursuant to any Environmental Law, including, but not limited to, requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Reports.

(e) The Company is not a party or subject to any Order pursuant to Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Reports.

(f) There have been no Releases or threatened Releases of Hazardous Substances by the Company or, to the knowledge of the Company, any third party on or underneath any real property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

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(g) To the knowledge of the Company, there are no conditions or circumstances, including pending or proposed Environmental Laws or any changes or amendments to existing Environmental Laws or Environmental Permits that would be reasonably likely to require the Company to incur expenditures or conduct any Cleanup under any current Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(h) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of Hazardous Substances, that would reasonably be expected to form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, or otherwise would reasonably be expected to result in any costs or liabilities under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) The Company has provided or made available to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

(j) The Company is not required by any Environmental Law or by virtue of the Transactions, or as a condition to the effectiveness of any of the Transactions, (i) to perform a site assessment or investigation for Hazardous Substances, or to remove or remediate Hazardous Substances, (ii) to give notice to or receive approval from any Governmental Entity pertaining in any way to environmental matters, or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining in any way to environmental matters.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list, including the record owner or owners, of all (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications and material unregistered Trademarks, (iii) Copyright registrations and pending applications, and (iv) Internet domain names, in each of the foregoing (i), (ii), (iii), and (iv), that is owned by the Company or exclusively licensed by the Company in any jurisdiction in the world. To the knowledge of the Company, the Company is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property owned by the Company and set forth in Section 4.17(a) of the Company Disclosure Letter, and all issued Patents, registered Trademarks and registered Copyrights in such Intellectual Property is, to the knowledge of the Company, subsisting, valid, and enforceable.

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(b) To the knowledge of the Company, the Company is the owner of, or is licensed to use (in each case free and clear of any material Liens except as set forth in the IP Contracts and standard license agreements for commercially-available off-the-shelf software) all Intellectual Property that is material to the conduct of the business of the Company as currently conducted.

(c) The Company has provided Parent and Merger Sub with access to true and complete copies of all IP Contracts other than standard license agreements for commercially-available, off-the-shelf software. The Company has not licensed or sublicensed any material rights in any material Intellectual Property other than pursuant to the IP Contracts, and no material royalties, honoraria or other fees are payable by the Company for the use of or right to use any material Intellectual Property rights, except pursuant to the IP Contracts.

(d) All issued Patents and pending Patent applications, Trademark registrations and pending applications and all other Intellectual Property applications, registrations and filings set forth in Section 4.17(a) of the Company Disclosure Letter (i) have not expired, been cancelled or abandoned and (ii) have had paid in a timely manner all registration, filing, prosecution, maintenance and renewal fees necessary to preserve the rights of the Company in connection with such Intellectual Property.

(e) To the knowledge of the Company, the conduct of the business of the Company as currently conducted, and the conduct of the business as conducted in the past six (6) years does not misappropriate, infringe, dilute or otherwise violate and has not misappropriated, infringed, diluted, or otherwise violated, any Person’s Intellectual Property rights in any material manner. There has not been any Litigation asserted or, to the knowledge of the Company, threatened (including in the forms of offers or invitations to obtain a license) in the past six (6) years against the Company alleging or implying in writing such misappropriation, infringement, dilution or other violation of any Person’s Intellectual Property rights, challenging the Company’s ownership or use of, or the registrability or maintenance of, any Intellectual Property, challenging the validity or enforceability of any Intellectual Property owned or exclusively licensed by the Company, alleging that the use by the Company of Intellectual Property licensed to the Company is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company acquired the right to use such Intellectual Property, or alleging misuse or antitrust violations arising from the use or other exploitation by the Company of any Intellectual Property; no material Intellectual Property has been or is being used or enforced by the Company or, to the knowledge of the Company, by any of its licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f) To the knowledge of the Company, (i) no Person is misappropriating, infringing, diluting or otherwise violating, either directly or indirectly, any material Intellectual Property owned, used, or held for use by the Company in the conduct of the business and (ii) during the past six (6) years, no Person has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any material Intellectual Property owned, used or held for use by the Company, and no such Litigation has been brought or threatened against any Person during the past six (6) years by the Company.

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(g) The Company has not granted any Person any right to control the prosecution or registration of, or to bring, defend or otherwise control any Litigation with respect to, any Intellectual Property owned by the Company, except as expressly permitted under an IP Contract or a standard license agreement for commercially-available off-the-shelf software.

(h) The Company has not entered into nor is subject to any Orders, consents, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation that (A) restricts the Company with respect to any material Intellectual Property, (B) restricts the Company’s businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permits any Person to use any material Intellectual Property of the Company for such Person’s own benefit, in each case except as expressly permitted under an IP Contract.

(i) The Company has implemented reasonable measures to maintain the confidentiality of the Trade Secrets and other proprietary information owned by or entrusted to the Company. Each current or former employee or officer of the Company, or contractor of the Company who has been provided confidential information of the Company, has executed a proprietary information agreement. To the knowledge of the Company, no current or former employee, officer or contractor of the Company owns any right, title or interest in or to any material Intellectual Property owned by the Company. To the Company’s knowledge, there has not been any disclosure of any material confidential information of the Company (including, to the knowledge of the Company, any such information of any other Person disclosed in confidence to the Company) to any Person in a manner that has resulted or is likely to result in the loss of rights in and to such information.

(j) The Company has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company. No Litigation has been asserted or, to the knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights and the Transactions will not breach or otherwise cause any violation of any Law or rule, policy, or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company in the conduct of the business. The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

(k) No funding, facilities or personnel of any governmental body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, or to the Company’s knowledge, used or held for use, by the Company.

Section 4.18 Shareholders’ Rights Agreement. The Company does not currently have, and does not intend to adopt, a shareholders rights agreement, “poison pill” or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares or any other equity or debt securities of the Company.

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Section 4.19 Company’s Articles of Incorporation and WBCA 23B.19. The Company Board has taken all actions so that the restrictions contained in the Articles of Incorporation and Chapter 23B.19 of the WBCA will not apply to the execution, delivery or performance of this Agreement or the Shareholder Tender Agreement, or to the consummation of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Transactions, including the Merger.

Section 4.20 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and any of the Transactions based upon arrangements made by or on behalf of the Company. The estimated aggregate fees and expenses incurred and to be incurred by the Company in connection with the Transactions (including the fees of Merrill Lynch and the fees of the Company’s legal counsel) are set forth in Section 4.20 of the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Merrill Lynch relating to the Transactions.

Section 4.21 Insurance. The Company has delivered or made available to Parent prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force as of the date hereof naming the Company as an insured or beneficiary or as a loss payable payee or for which the Company has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company has not received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. The Company is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and each other report, schedule, form, statement and other document required to be filed or furnished by Parent with or to the SEC subsequent to the filing of such Form 10-K (collectively with all exhibits, financial statements and schedules thereto, all information incorporated by reference and any documents filed with or furnished to the SEC on a voluntary basis filed prior to the date of this Agreement (collectively, the “Parent SEC Reports”), but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for herein shall be applicable if, and only if, the nature and content of the applicable disclosure in any Parent SEC Report filed prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein, Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Offer Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 5.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Merger and the other Transactions.

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Section 5.2 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Shareholder Tender Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Shareholder Tender Agreements to which it is a party, and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement and the Shareholder Tender Agreements to which it is a party or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the WBCA). Each of this Agreement and the Shareholder Tender Agreements to which it is a party has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of Parent, as the sole shareholder of Merger Sub, is the only vote of the holders of capital stock of Merger Sub necessary to approve the Merger.

(b) The board of directors of Parent, at a meeting duly called and held duly and unanimously adopted resolutions approving this Agreement, the Shareholder Tender Agreements and the Transactions.

(c) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement and the Transactions, (ii) determining that the terms of the Transactions are fair to and in the best interests of Merger Sub and its shareholders and (iii) recommending that Parent, as the sole shareholder of Merger Sub, approve and adopt this Agreement and the Merger.

(d) Parent, in its capacity as sole shareholder of Merger Sub, has unanimously adopted and approved the Merger and the Plan of Merger upon the terms and subject to the conditions set forth herein.

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Section 5.3 No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Shareholder Tender Agreements to which it is a party by each of Parent and Merger Sub and the consummation of the Merger and the other Transactions will not (a) conflict with or violate (i) the Amended and Restated Certificate of Incorporation of Parent or the Amended and Restated By-Laws of Parent or (ii) the Articles of Incorporation of Merger Sub or the Bylaws of Merger Sub, (b) subject to Section 5.4 hereto, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Parent’s common stock is listed for trading, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of any of them is bound except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.4 Required Filings and Consents. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Shareholder Tender Agreements to which it is a party do not, and the performance by each of Parent and Merger Sub of this Agreement and the Shareholder Tender Agreements to which it is a party will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (a) applicable requirements, if any, of (i) the Exchange Act, including, without limitation, the filing with the SEC of the Schedule TO, (ii) state securities, (iii) the WBCA to file the Articles of Merger or other appropriate documentation and (iv) Nasdaq; (b) those required by the HSR Act; (c) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other Transactions; and (d) the filing of customary applications and notices, as applicable, with the FDA or any other Regulatory Authority.

Section 5.5 Financing. Parent has cash available or has existing borrowing facilities or firm financing commitments that, together with the cash of the Company, are sufficient to enable it to pay the Offer Price for all shares of Company Common Stock tendered into the Offer and the Merger Consideration payable as required by this Agreement and to otherwise consummate the Transactions.

Section 5.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.7 Acquiring Persons. None of Parent, Merger Sub or their respective Affiliates is or ever has been an “acquiring person” (as defined in Section 23B.19.020 of the WBCA) with respect to the Company.

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ARTICLE VI

COVENANTS

Section 6.1 Conduct of Company’s Business Pending the Merger.

(a) From the date of this Agreement until the earliest of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a), (ii) the Effective Time and (iii) the termination of this Agreement, except as otherwise consented to by Parent in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), or except as disclosed in Section 6.1(a) of the Company Disclosure Letter or as otherwise explicitly required or explicitly permitted by this Agreement or as otherwise required by applicable Law, (A) the Company shall conduct its respective businesses only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and (B) the Company shall use its commercially reasonable efforts to preserve intact its business organization, to preserve its assets and properties in good repair and condition, to keep available the services of its current officers and employees and to preserve, in all material respects, the current relationships of the Company with its suppliers, partners or similar parties.

(b) Without limiting the generality of the foregoing, except as set forth in Section 6.1(b) of the Company Disclosure Letter or as otherwise explicitly required or explicitly permitted by this Agreement or as otherwise required by applicable Law, from the date of this Agreement until the earliest of (1) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a), (2) the Effective Time and (3) the termination of this Agreement, except as otherwise consented to by Parent in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend the Company Organizational Documents;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity interests;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Company Stock Rights, other than in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of any Company Stock Rights;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Company Stock Rights, other than the issuance of shares upon the exercise of Company Options or Company Warrants, in each case outstanding on the date of this Agreement in accordance with their present terms;

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(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness, other than (A) in connection with the financing of trade receivables in the ordinary course of business consistent with past practice and (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person, other than routine advances to employees and consultants of the Company in the ordinary course of business consistent with past practice;

(viii) (A) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company or (B) enter into, modify, supplement or amend any lease or sublease of real property;

(ix) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (B) any material assets;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company (other than this Agreement);

(xi) implement or adopt any material change in its accounting methods, principles or policies other than as may be required by applicable Law or GAAP and as concurred with by the Company’s independent auditors;

(xii) except to the minimum extent required in order to comply with applicable Law: (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) adopt, enter into, terminate or amend any Company Benefit Plan, Company Benefit Agreement (or any plans, agreements or arrangements that would constitute Company Benefit Plans or Company Benefit Agreements if in effect on the date hereof) or collective bargaining agreement or any other labor agreement, other than amendments that are immaterial or administrative in nature, (C) increase in any manner (including by way of effecting employee promotions) the compensation or benefits of, or pay any bonus to, any Company Participant, (D) grant any awards under any Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement on any awards made thereunder (other than

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such removals that occur in accordance with the terms of the awards), or (E) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, Company Benefit Plan or Company Benefit Agreement (except to the extent provided for under any Company Benefit Plans or Company Benefit Agreements in existence as of the date hereof);

(xiii) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any agreement or contract that would qualify as a Company Material Contract;

(xiv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any, to the Company’s knowledge, any Affiliate or Associate of any of its officers or directors;

(xv) form or commence the operations of any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;

(xvi) make, change, or revoke any material Tax election, change any method of Tax accounting, enter into any closing agreement, settle or compromise any material Tax liability, file any material amended Tax Return, or surrender any claim for a material refund of Taxes;

(xvii)(A) pay, discharge, settle or satisfy any Litigation which (i) requires payment to or by the Company (exclusive of attorney’s fees) in excess of $100,000 in any single instance or in excess of $250,000 in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of the Company, (iii) would involve the issuance of Company Stock Rights or (iv) relates to the Transactions; provided, however, notwithstanding anything in this Agreement to the contrary, the Company may pay, discharge, settle or satisfy any Litigation if the amount required to be paid by the Company pursuant thereto (net of the retention amount) is covered by insurance, (B) pay, discharge, settle or satisfy any Liabilities or obligations (other than Litigation), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities or obligations incurred in the ordinary course of business consistent with past practice or as reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or (C) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xviii) make or agree to make any new capital expenditure or expenditures that exceed $100,000 individually or $150,000 in the aggregate;

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(xix) fail to take any action necessary to protect or maintain the Intellectual Property owned by the Company that is material to the conduct of the business of the Company as currently conducted and planned by the Company to be conducted, including the prosecution of all pending applications for Patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto;

(xx)(A) except as consistent with the ordinary conduct of its business consistent with past practice or as permitted by Section 6.5, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property that is material to the conduct of the business of the Company, or disclose or agree to disclose to any Person, other than Representatives of Parent, any Trade Secrets except pursuant to the terms of a confidentiality agreement, or (B) compromise, settle or agree to settle any one or more actions or institute any action concerning any Intellectual Property that is material to the conduct of the business of the Company;

(xxi) except as required by Law or as expressly required by this Agreement, take any action that (A) would reasonably be expected to (1) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, or (2) significantly increase the risk of any Governmental Entity entering an Order prohibiting or impeding the consummation of the Transactions or (B) otherwise would reasonably be expected to materially delay or impair the consummation of the Transactions; or

(xxii) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of, the foregoing actions.

Section 6.2 Access to Information; Confidentiality. Subject to the confidentiality agreement between Parent and the Company, dated July 30, 2010 (the “Confidentiality Agreement”) and applicable Law, the Company shall afford to Parent and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access at all reasonable times on reasonable notice during the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 to all their properties, books, contracts, commitments, personnel and records, including for the purpose of conducting Phase I environmental site assessments (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties, litigation matters, personnel and environmental compliance and property condition as Parent may reasonably request; provided, that nothing in this Section 6.2 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (A) violate applicable Law, (B) violate any of its obligations with respect to confidentiality (provided, that the Company shall, upon the request of

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Parent, use its commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure, it being understood that the Company shall not be required to make any payments in connection with the fulfillment of its obligations under this clause (B)), or (C) result in the loss of attorney-client privilege (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege, it being understood that the Company shall not be required to make any payments in connection with the fulfillment of its obligations under this clause (C)). In addition, the Company and its officers and employees shall reasonably cooperate with Parent, at Parent’s sole cost and expense, in Parent’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. No review pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 6.2 shall be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Company hereby consents to Parent contacting any time after the date hereof those Persons set forth on Section 6.2 of the Company Disclosure Letter in connection with supplies to the Company following the Closing.

Section 6.3 Notification of Certain Matters. Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of the occurrence, or failure to occur, of any event, in each case if known by the party otherwise required to give such notice, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality,” or “Company Material Adverse Effect” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Offer Closing or (b) any material failure of Parent or Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, (A) the Company shall give prompt notice to Parent of any change or event having, or which would be reasonably likely to have, a Company Material Adverse Effect, in each case if known by the Company, (B) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of any change or event which would be reasonably likely to result in the failure of any of the conditions set forth in Exhibit A to be satisfied, in each case if known by the party otherwise required to give such notice, and (C) each of Parent and the Company shall give prompt notice to the other after receiving or becoming aware of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.3 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Transactions.

Section 6.4 Antitrust Filings; Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties hereto and to the extent applicable and as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and

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(ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the Transactions. “Competition Laws” mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice or any other Governmental Entities with respect to Competition Laws and the Transactions, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity with respect to Competition Laws and the Transactions. Each party shall use its reasonable best efforts to furnish to each other party all information required for any filing, form, declaration, notification, registration and notice with respect to Competition Laws and the Transactions. Each party shall give the other parties hereto reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices with respect to Competition Laws and the Transactions, and permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties hereto in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Transactions. None of the parties hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry with respect to Competition Laws and the Transactions without giving the other parties hereto prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law with respect to the Transactions. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (A) to avoid the entry of any judgment that would restrain, prevent or delay the Closing, (B) to eliminate every impediment under any Competition Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) and (C) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

(b) Subject to Section 6.4(c), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the Transactions, (iii) the preparation of the Proxy Statement and any other documents that may be required to be filed with the SEC, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate any of the Transactions, and to fully carry out the purposes of, this Agreement and (v) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 6.4(a) or this Section 6.4(b).

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(c) Notwithstanding anything to the contrary in this Section 6.4, neither Parent nor the Company shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to any of the Transactions to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction.

Section 6.5 No Solicitation; Company Board Recommendation.

(a) Except as set forth in this Section 6.5, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise take any action for the purpose of knowingly encouraging or facilitating, any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished pursuant thereto. Notwithstanding the foregoing, at any time prior to the Offer Closing, in response to a bona fide written Company Takeover Proposal that the Company Board in good faith determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Company Takeover Proposal did not result from a breach of this Section 6.5(a), the Company may, if a majority of the Company Board determines (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company (including the standards of conduct set forth in Section 23B.08.300 of the WBCA) under applicable Law, and subject to compliance with this Section 6.5(a) and Section 6.5(c) and after giving Parent written notice of such determination, (A) furnish information with respect to the Company to the Person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall include a customary “standstill” or similar covenant) and containing provisions allowing necessary disclosures to Parent pursuant to Section 6.5(c) hereof; provided, that (1) all such information has previously been provided to Parent or is provided to Parent at the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for the Company to comply with the terms of this Agreement, including Section 6.5(b) and Section 6.5(c), and (B) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.5(a) by any Representative of the Company shall be deemed to be a breach of this Section 6.5(a) by the Company.

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The term “Company Takeover Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person (other than Parent or Merger Sub) contemplating, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase by such Person, in one transaction or a series of transactions, of assets that generate 20% or more of the revenues or constitute 20% or more of the assets of the Company, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than any of the Transactions.

The term “Superior Proposal” means a bona fide written proposal that did not arise from a material breach of Section 6.5 or offer constituting a Company Takeover Proposal (provided, that for purposes of this definition references to 20% in the definition of “Company Takeover Proposal” shall be deemed to be references to 50%) which a majority of the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Offer and this Agreement (including any changes to the terms of the Offer and this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Except as set forth in this Section 6.5, neither the Company Board nor any committee thereof shall, (i)(A) withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement or the Transactions or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement with respect to any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 6.5(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to the Offer Closing Date, the Company Board may make a Company Adverse Recommendation Change if (x) the Company has received a Company Takeover Proposal that constitutes a Superior Proposal or (y) a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Company Board as of the date of this Agreement and, in the case of either of the foregoing clauses (x) or (y), a majority of the Company Board determines (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company (including the standards of conduct set forth in Section 23B.08.300 of the WBCA) under applicable Law; provided,

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however, that no such Company Adverse Recommendation Change may be made until after the third (3rd) Business Day following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal, if any, that is the basis of the proposed action by the Company Board (it being understood and agreed that (1) any amendment to any material term of the Superior Proposal, if any, resulting in the Company Notice of Adverse Recommendation or (2) with respect to any previous Company Adverse Recommendation Change, any material change in the principal stated rationale by the Company Board for such previous Company Adverse Recommendation Change, shall, in the case of either of the foregoing clauses (1) or (2), require a new Company Notice of Adverse Recommendation and a new three (3) Business Day period). The Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation. Notwithstanding the foregoing, if fewer than three (3) Business Days remain before the then scheduled Expiration Date, the notice period with respect to the Company Board effecting a Company Adverse Recommendation Change pursuant to this Section 6.5(b) shall be no less than twenty-four (24) hours.

(c) In addition to the obligations of the Company set forth in Section 6.5(a) and Section 6.5(b), (i) the Company shall promptly advise Parent in writing no later than twenty-four (24) hours after it receives any Company Takeover Proposal or any inquiry that would reasonably be expected to lead to any Company Takeover Proposal and the material terms and conditions of any such Company Takeover Proposal or inquiry and (ii) the Company shall (A) keep Parent reasonably and promptly informed of the status of and any material change to any material term of any such Company Takeover Proposal or inquiry and (B) provide to Parent promptly after receipt or delivery thereof copies of all correspondence sent to or received by the Company and all information provided by the Company to any Person pursuant to such Company Takeover Proposal or inquiry. In addition, during the period from the date of this Agreement through the Offer Closing, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party.

(d) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its positions thereunder or (ii) from making any disclosure to the Company’s shareholders (including, without limitation, any amendments to its Schedule 14D-9 relating to a Company Adverse Recommendation Change) if, in the case of this clause (ii), in the good faith judgment of a majority of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law.

Section 6.6 Shareholder Litigation. Prior to termination of this Agreement, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 6.7 Indemnification; Director and Officer Insurance.

(a) For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company (the “Indemnified Parties”), to the same extent such Persons are indemnified as of the date of this Agreement against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the WBCA adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefore; provided, that such Indemnified Party shall promptly reimburse Parent or the Surviving Corporation for any expenses so advanced if it is subsequently determined that such Person was not entitled to indemnification hereunder.

(b) For not less than six (6) years from and after the Effective Time, the Company Organizational Documents shall contain, and Parent shall cause the Company Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company than are presently set forth in the Company Organizational Documents.

(c) Subject to the next sentence, the Company and the Surviving Corporation shall maintain, and Parent shall cause the Company and the Surviving Corporation to maintain for not less than six (6) years from and after the Effective Time, at no expense to the beneficiaries, the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. In lieu of the foregoing insurance coverage, Parent may after the Offer Closing Date instruct the Company to purchase prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company at the instruction of Parent prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

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(d) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 6.7; provided, that such Indemnified Party is successful in enforcing such claim.

(e) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company as provided in the Company Organizational Documents shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party and their heirs and representatives, without the prior written consent of such affected Indemnified Party or other Person.

(f) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 6.7.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8 Public Announcements. Each of the Company and Parent shall issue a press release announcing the execution of this Agreement in forms mutually agreed to by the Company and Parent. During the period between the date of this Agreement and the earlier of the Offer Closing and the termination of this Agreement in accordance with Section 8.1, the Company shall obtain the prior written consent of Parent, and Parent or Merger Sub shall obtain the prior written consent of the Company, prior to issuing any press releases with respect to any of the Transactions, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq. In addition, the Company and Parent shall develop a joint communications strategy with respect to the matters set forth in Section 6.8 of the Company Disclosure Letter and each party shall ensure that, during the period between the date of this Agreement and the earlier of the Offer Closing and the termination of this Agreement in accordance with Section 8.1, all public statements and communications (including any communications that would require a filing under Rules 14d-2 or 14d-9 of the Exchange Act),

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with analysts, members of the financial community or otherwise, with respect to any of the Transactions shall be consistent in all material respects with such joint communications strategy. Notwithstanding the foregoing, this Section 6.8 shall not apply with respect to any communications regarding any Company Takeover Proposal or Company Adverse Recommendation Change.

Section 6.9 Preparation of SEC Documents; Shareholders’ Meeting.

(a) As soon as practicable after the date hereof, and in any event no later than September 1, 2010, the Company shall prepare and file with the SEC, subject to the prior review and comment of Parent (it being understood that the Company shall consider in good faith any comments made by Parent), a proxy statement relating to the Company Shareholder Approval (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”). The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after clearing comments received from the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent the reasonable opportunity to review and comment thereon. The Company will advise Parent promptly of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(b) Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c) The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the approval by the Company’s shareholders in accordance with the WBCA (the “Company Shareholders’ Meeting”). The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of Nasdaq and the Company Organizational Documents.

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(d) The parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Offer Closing.

Section 6.10 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary and subject in any event to the provisions of Section 6.1(b), the Company will not, on or after the date hereof and prior to the Offer Closing, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company (or any person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) that is a shareholder of the Company unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee of the Company Board (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an employment compensation, severance or other employee benefit arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement. The Company shall, prior to the Offer Closing, take such actions necessary and appropriate to ratify, confirm and approve, in accordance with and for the purpose of Rule 14d-10 under the Exchange Act, compensation paid or payable to Covered Employees under any Company Benefit Plan or Company Benefit Agreement or otherwise in connection with the Transactions.

Section 6.11 Rule 16b-3. Prior to the Offer Closing, the Company shall use its commercially reasonable efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Takeover Statutes. The Company and the Company Board shall take all actions necessary so that the restrictions contained in Chapter 23B.19 of the WBCA shall remain inapplicable to any and all of the Transactions. If any other Takeover Statute becomes applicable to any of the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.13 Voting of Shares. Parent shall vote (or cause to be voted) all shares of Company Common Stock beneficially owned by it or Merger Sub in favor of approval of the Merger at the Company Shareholders’ Meeting.

Section 6.14 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Offer Closing Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’

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operations prior to the Offer Closing Date. Prior to the Offer Closing Date, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.15 Sixth Amendment to the Amended and Restated Strategic Alliance Agreement. On the date hereof, each of Parent and the Company will execute the Sixth Amendment to the Amended and Restated Strategic Alliance Agreement in the form attached hereto as Exhibit D.

Section 6.16 Employees.

(a) For a period of one (1) year following the Offer Closing, Parent shall or shall cause the Surviving Corporation to either (i) provide the employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with compensation (excluding equity based compensation) that, taken as a whole, has a value not materially less, in the aggregate, than the compensation provided by the Company and the Company Subsidiaries to such employees as of the date hereof or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with compensation (excluding equity based compensation) that, taken as a whole, has a value not materially less, in the aggregate, than the compensation provided to similarly situated employees of Parent and its Subsidiaries from time to time. In addition, for a period of one (1) year following the Offer Closing, Parent shall or shall cause the Surviving Corporation provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with benefits that, taken as a whole, have a value not materially less, in the aggregate, than the benefits provided to similarly situated employees of Parent and its Subsidiaries from time to time.

(b) For a period of one (1) year following the Offer Closing, Parent shall or shall cause the Surviving Corporation to provide Covered Employees whose employment is terminated by Parent or the Surviving Corporation with severance benefits in accordance with such employee’s individual compensatory agreement, if any, or, in the absence of any such agreement, in accordance with the Company’s severance policy in effect on the date hereof as set forth in Section 6.16 of the Company Disclosure Letter. Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation to continue any specific plans (except with respect to existing individual compensatory agreements) or to continue the employment of any specific Person.

(c) For purposes of determining eligibility to participate in, and non-forfeitable rights under any employee benefit plan or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (including for purposes of vacation eligibility), but not for purposes of benefit accrual under any defined benefit pension plan of Parent or any of its Subsidiaries, Covered Employees shall receive service credit for service with the Company (and with any predecessor or acquired entities or any other entities for which the Company granted service credit) as if such service had been completed with Parent; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

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(d) To the extent applicable, Parent shall or shall cause the Surviving Corporation and any of their respective Subsidiaries to waive, or use reasonable best efforts to cause its insurance carriers to waive, any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Parent shall or shall cause the Surviving Corporation or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(e) Nothing in this Section 6.16 shall (i) confer any rights or remedies of any kind or description upon any Covered Employee or any other Person other than the Company and Parent and their respective successors and assigns, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or Company Benefit Agreement or benefit plan or agreement of Parent or (iii) limit the ability of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Covered Employee at any time.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligation of Each Party. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject, at or prior to the Effective Time, to the satisfaction or waiver of the following conditions:

(a) The Company Shareholder Approval shall have been obtained in accordance with the Company Organizational Documents and the WBCA;

(b) No applicable Law or Order shall then be in effect which has the effect of prohibiting the consummation of the Merger or the other Merger Agreement Transactions;

(c) There shall not then be pending or threatened any Litigation by any Governmental Entity which challenges or seeks to enjoin the Merger or the other Merger Agreement Transactions; and

(d) The Offer Closing shall have occurred.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Subject to Section 1.3(c), this Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other:

(i) if the Offer Closing shall not have occurred by October 19, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement has been the principal cause of, or resulted in, the failure of the Offer Closing to have occurred on or by such date; or

(ii) if any Order having any of the effects set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement has been the principal cause of, or resulted in, such Order; or

(c) by Parent, upon written notice to the Company:

(i) prior to the Offer Closing, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clauses (iv) or (v) of Exhibit A and (B) has not been waived by Parent and is incapable of being cured, or is not cured, by the Company within twenty (20) calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, however, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub shall then be in material breach of this Agreement such that the Company would then have the right to terminate this Agreement pursuant to Section 8.1(d)(i);

(ii) at any time prior to the Offer Closing, upon a Company Adverse Recommendation Change;

(iii) prior to the Offer Closing if the Company shall have materially breached any of the provisions of Section 6.5;

(iv) if the Company Board fails to reaffirm publicly its recommendation to the Company’s shareholders to tender their shares of Company Common Stock in the Offer and to vote in favor of the Merger within three (3) days of Parent’s written request for such reaffirmation (or if the Outside Date is less than three (3) days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the Outside Date); or

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(v) at any time prior to the Offer Closing, if on any then scheduled Expiration Date (defined in Exhibit A), Parent is not required to extend the Offer pursuant to this Agreement and any of the conditions set forth in Exhibit A shall not have been satisfied; or

(d) by the Company, upon written notice to Parent:

(i) prior to the Offer Closing if (A) Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto that are qualified by materiality not being true and correct in all respects both as of the date of this Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) or (2) the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto that are not so qualified not being true and correct in all material respects both as of the date of this Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); or (B) Parent and Merger Sub shall not have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and in the case of either clauses (i) or (ii) above, such breach or failure to perform is incapable of being cured, or is not cured, by Parent within twenty (20) calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, however, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company shall then be in material breach of this Agreement such that Parent would then have the right to terminate this Agreement pursuant to Section 8.1(c)(i);

(ii) at any time prior to the Offer Closing, if the Company enters into a binding agreement with respect to a Superior Proposal; provided, that no termination of this Agreement pursuant to this Section 8.1(d)(ii) shall be effective, unless the Company shall have complied in all material respects with the provisions of Section 6.5 and the Company shall have paid the Company Termination Fee and otherwise complied with its obligations under Section 8.2(c);

(iii) if (A) Merger Sub fails to commence the Offer in violation of Section 1.1 hereof and such breach is not cured within five (5) calendar days following receipt of written notice of such breach from the Company, (B) the Offer shall have expired or been terminated without Merger Sub having purchased any shares of Company Common Stock pursuant thereto, or (C) Merger Sub, in violation of the terms of this Agreement, fails to accept for payment and to purchase validly tendered shares of Company Common

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Stock pursuant to the Offer; provided, that the right to terminate this Agreement pursuant to clause (B) of this Section 8.1(d)(iii) shall not be available if the Company’s failure to fulfill any covenant or agreement contained in this Agreement has been the cause of, or resulted in, the Offer having expired or been terminated without Merger Sub having purchased any shares of Company Common Stock pursuant thereto; or

(iv) if following any scheduled Expiration Date (defined in Exhibit A), any of the conditions set forth in Exhibit A shall not have been satisfied and Parent has neither waived such condition nor extended the Offer, then the Company may terminate this Agreement on the Business Day following such scheduled Expiration Date.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereto shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the Confidentiality Agreement, the provisions of Section 4.20, Section 5.6, the last sentence of Section 6.2, this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for fraud or for any willful breach or hereof or for any willful misrepresentation.

(b) Except as provided in this Section 8.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not any of the Transactions is consummated.

(c) (i) In the event that: (x) (A) prior to the Offer Closing, a Company Takeover Proposal shall have been publicly announced or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) and (C) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal; or (y) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), 8.1(c)(iii) or 8.1(c)(iv); or (z) this Agreement is terminated by Company pursuant to Section 8.1(d)(ii), then the Company shall pay Parent a fee equal to $5,000,000 (five million dollars) (the “Company Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, the Company shall pay Parent the Company Termination Fee on the Business Day following the date of execution of such definitive agreement or, if earlier, consummation of such transaction); provided, however, for purposes of this Section 8.2, all references to “20%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%” and the Company shall be entitled to credit against payment of the Company Termination Fee in respect of any expense reimbursement previously paid under Section 8.2(c)(ii).

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(ii) In the event this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) above, the Company shall pay Parent or its designees by wire transfer, as promptly as practicable (but in any event within two (2) Business Days) following the delivery by Parent of an invoice therefor, up to $2,000,000 (two million dollars) as reimbursement for reasonable out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with the Transactions (including, but not limited to, such fees and expenses of Parent and Merger Sub’s counsel, accountants, financial advisors and financing sources, but excluding any discretionary fees paid to such financial advisors).

(iii) The Company acknowledges that the agreements contained in this Section 8.2(c) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount(s) due pursuant to this Section 8.2(c), and, to obtain such payment, Parent commences a suit which results in a final, nonappealable judgment against the Company for the amount(s) due pursuant to this Section 8.2(c), the Company shall pay to Parent its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In the event that Parent shall receive full payment of the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the recipient of such fee or any of its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and neither the recipient of such fee nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination.

(iv) In no event shall more than one full Company Termination Fee be payable by the Company pursuant to this Agreement.

Section 8.3 Amendments. Subject to Section 1.3(c) and subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders the Company; provided, however, that after any approval of the Merger by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law otherwise expressly requires the further approval of such shareholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, whether before or after the Company Shareholders’ Meeting, any party hereto may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly

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authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties hereto in this Agreement which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered if delivered personally, sent via electronic mail (receipt confirmed), facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company to:

Penwest Pharmaceuticals Co.

2981 Route 22

Suite 2

Patterson, New York 12563

Fax No: (845) 878-3420

Attention: Jennifer L. Good

E-mail address: jennifer.good@penwest.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Fax No: (617) 526-5000

Attention: Stuart M. Falber, Esq.

E-mail address: stuart.falber@wilmerhale.com

Michael J. LaCascia, Esq.

E-mail address: michael.lacascia@wilmerhale.com

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(b) if to Parent or Merger Sub, to it at:

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard Chadds Ford, PA 19317

Fax No.: (610) 558-9864

Attention: Caroline B. Manogue, Esq.

E-mail address: manogue.caroline@endo.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

E-mail address: eileen.nugent@skadden.com

Ann Beth Stebbins, Esq.

E-mail address: annbeth.stebbins@skadden.com

Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly provided herein, whenever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. References to a Person are also to its permitted successors and assigns.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Confidentiality Agreement and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this

Agreement and (b) except for the provisions of Section 6.7, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

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Section 9.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE, EXCEPT FOR THE PROVISIONS OF THIS AGREEMENT THAT RELATE EXPRESSLY TO THE WBCA, WHICH SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE WBCA.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the Transactions (other than actions or proceedings arising out of the Sixth Amendment to the Amended and Restated Strategic Alliance Agreement, the form of which is attached as Exhibit D hereto, which, for clarity, shall be addressed in accordance with its terms), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions (other than actions relating to the Sixth Amendment to the Amended and Restated Strategic Alliance Agreement, the form of which is attached as Exhibit D hereto, which, for clarity, shall be addressed in accordance with its terms) in any court other than a federal court located in the State of Delaware or a Delaware state court and (d) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2.

Section 9.9 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in the Company Disclosure Letter shall expressly not be deemed to constitute an admission by the Company or Parent, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

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Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ACTIONS, PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATING TO THE SIXTH AMENDMENT TO THE AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT, THE FORM OF WHICH IS ATTACHED AS EXHIBIT D HERETO, WHICH, FOR CLARITY, SHALL BE ADDRESSED IN ACCORDANCE WITH ITS TERMS) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Certain Definitions.

(a) For purposes of this Agreement, the terms “Associate” and “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(b) “Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to remain closed.

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(c) “Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare, or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care, or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(d) For purposes of this Agreement, the phrase “Company Material Adverse Effect” shall mean any change, effect, event, occurrence or development that, individually or in the aggregate with all other changes, effects, events, occurrences, or developments, (i) results in any change or effect that is or would reasonably be expected to be materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise), or results of operations of the Company, or (ii) prevents, materially impedes or materially delays the consummation by the Company of the Transactions; provided, however, that any change, effect, event, occurrence, or development arising or resulting from, or related to, any of the following, shall not constitute, and shall not be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect: (A) general economic conditions (or changes in such conditions) or conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in general, (B) conditions (or changes in such conditions) affecting the industry in which the Company participates, (C)(1) global or national economic or political conditions (or changes in such conditions) or (2) acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism, (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, (E) any resignations of any employees directly attributable to the announcement or pendency of the Transactions, (F) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (G) any action taken, or failure to take action, in each case, which Parent has requested in writing, or compliance with the terms of, or the taking of any action required under this Agreement, or the failure to take any action prohibited by this Agreement, (H) any actions taken by Parent, or the failure by Parent to take any action, in each case with respect to Opana ER, or the introduction of any tamper resistant formulations of an oxymorphone product, (I) the clinical trial results of any Product or product candidate, (J) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect) or (K) any of the specific events or circumstances described in Section 9.14(d) of the Company Disclosure Letter, except any such change, effect, event, occurrence, state of facts, circumstance or development referred to in clauses (A), (B), (C), (D) and (F) may be taken into account for purposes of each such respective clause if, and only to the extent that, it adversely affects the Company, in a materially disproportionate manner relative to (x) other

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participants operating in the industry in which the Company operates in the case of clauses (A), (B), (C)(1) and (F) or (y) other participants operating in the industry and the affected geography in which the Company operates in the case of clauses (C)(2) and (D).

(e) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy, benefit plan or undertaking of any nature, in each case (i) if legally binding and (ii) if unexpired and unterminated, as in effect as of the date hereof or as may hereinafter be in effect.

(f) “Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company, now or in the past or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(g) “Environmental Laws” shall mean all federal, state, local or foreign laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, laws relating to Releases or threatened Release of Hazardous Substances, the protection of human health as a result of exposure to Hazardous Substances, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(h) “Environmental Permits” shall mean permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Laws.

(i) “Hazardous Substances” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

(j) “Intellectual Property” shall mean: (i) trademarks, service marks, product names, corporate names, trade names, brand names, certification marks, marketing designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications for the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or

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application (“Trademarks”); (ii) industrial design registrations, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations, and renewals), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (iii) writings and other works of authorship and other copyright rights, (including copyrights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”)), in any jurisdiction, whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”); (iv) trade secrets, non-public information, and all other confidential or proprietary information and materials, including discoveries, research and development information, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (v) any other intellectual property or proprietary rights and the right to sue for past infringement, misappropriation, or other violation of any of the foregoing.

(k) “Merger Agreement Transactions” shall mean the transactions contemplated by this Agreement other than the execution, delivery and performance of (i) the Sixth Amendment to the Amended and Restated Strategic Alliance Agreement in the form attached as Exhibit D hereto and (ii) the Shareholder Tender Agreements.

(l) “Nasdaq Marketplace Rules” shall mean the rules concerning Nasdaq-listed companies promulgated by Nasdaq from time to time and published in the Nasdaq Manual Online located at www.nasdaq.com.

(m) “Plan of Merger” shall mean shall mean this Agreement, excluding the exhibits and schedules referred to herein, other than Exhibit A and Exhibit E.

(n) “Products” shall mean the Company’s compounds A000 and 761.

(o) “Regulatory Authorizations” shall mean all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

(p) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(q) “Representatives” shall mean, with respect to any Person, the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents of such Person.

(r) For purposes of this Agreement, a “Subsidiary” of any Person shall mean another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other

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governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person), (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership) or (iii) based on the extent of control by the first Person, is required to be consolidated in the consolidated financial statements of the first Person in accordance with GAAP.

(s) For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to Company,” and similar formulations shall mean the actual current knowledge of the people set forth in Section 9.14(s) of the Company Disclosure Letter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ David P. Holveck
Name:	David P. Holveck
Title:	President and Chief Executive Officer

WEST ACQUISITION CORP.

By:	/s/ David P. Holveck
Name:	David P. Holveck
Title:	President and Chief Executive Officer

PENWEST PHARMACEUTICALS CO.

By:	/s/ Jennifer L. Good
Name:	Jennifer L. Good
Title:	President and Chief Executive Officer

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EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock unless:

(i)	there shall have been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Agreement, the “Expiration Date”) that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock on a “fully diluted basis” (which assumes conversion or exercise of only those derivative securities which both (i) if applicable, have a per share exercise or “strike” price that is less than the Offer Price and (ii) are then vested or exercisable or would become vested or exercisable at any time within 60 days after the Expiration Date assuming that the holder of any such security satisfies the vesting or exercise conditions applicable thereto during such time period) on the Expiration Date (the “Minimum Tender Condition”);

(ii)	any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any other applicable Competition Law enacted by a material foreign jurisdiction shall have expired or been terminated;

(iii)	no applicable Law and no temporary restraining order, preliminary injunction, permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction shall then be in effect which (A) has the effect of making illegal or otherwise prohibiting the consummation of the Offer or any of the other Transactions, (B) imposes any material limitations on Parent’s (1) ownership of the Company, or (2) operation of all or a material portion of the businesses or assets of the Company, on the one hand, or (to the extent directly related to the Transactions) of Parent, on the other hand or (C) compels the Company, on the one hand, or (to the extent directly related to the Transactions) Parent and its Subsidiaries, taken as a whole, on the other hand, to dispose of or hold separate any material portion of their respective businesses or assets;

(iv)

(A) the representations and warranties of the Company set forth in Sections 4.2(a) and (b) shall be true and correct in all material respects both as of the date of this Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such

Annex A-67

earlier date) and (B) the representations and warranties of the Company contained in this Agreement and in the certificate delivered by the Company pursuant to subparagraph (vi) below (other than those referred to in clause (A)) (disregarding for purposes of this subparagraph (iv), any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties) shall be true and correct in all respects both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect;

(v)	the Company shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Offer Closing Date;

(vi)	the Company shall have delivered to Parent a certificate, signed by the chief executive officer of the Company, to the effect that each of the conditions specified in subparagraphs (iv) and (v) above is satisfied;

(vii)	there shall not then be pending any Litigation by any Governmental Entity that would reasonably be expected to result in any of the consequences referred to in clauses (A), (B) or (C) of subparagraph (iii) above;

(viii)	since the date of the Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(ix)	the Company and Parent shall not have reached an agreement that the Offer or the Agreement be terminated, and the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition (defined herein)), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX B

Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bank of America Merrill Lynch GLOBAL CORPORATE & INVESTMENT BANKING

August 9, 2010

The Board of Directors

Penwest Pharmaceuticals Co.

2981 Route 22

Suite 2

Patterson, New York 12563

Members of the Board of Directors:

We understand that Penwest Pharmaceuticals Co. (“Penwest”) proposes to enter into an Agreement and Plan of Merger, dated as of August 9, 2010 (the “Agreement”), among Endo Pharmaceuticals Holdings, Inc. (“Endo”), West Acquisition Corp., a wholly owned subsidiary of Endo (“Merger Sub”), and Penwest, pursuant to which, among other things, Merger Sub will commence a tender offer to purchase all outstanding shares of the common stock, par value $0.001 per share, of Penwest (“Penwest Common Stock”) at a purchase price of $5.00 per share in cash (the “Consideration” and, such offer, the “Tender Offer”) and, following consummation of the Tender Offer, Merger Sub will merge with and into Penwest and each outstanding share of Penwest Common Stock not tendered in the Tender Offer (other than shares of Penwest Common Stock owned by Endo, Merger Sub or Penwest and any Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive the Consideration (the “Merger” and, together with the Tender Offer, the “Transaction”). We understand that, concurrently with the execution of the Agreement, Endo, Merger Sub and certain shareholders of Penwest (including the Penwest 13D Filers (as defined below)) will enter into shareholder tender agreements pursuant to which such shareholders will agree, subject to the terms thereof, to tender their shares of Penwest Common Stock into the Tender Offer. “Penwest 13D Filer” means each person who, as of the date hereof, is the beneficial owner of more than 5% of the outstanding shares of Penwest Common Stock and is a reporting person on a Statement of Beneficial Ownership on Schedule 13D (or amendment thereto) filed with the Securities and Exchange Commission with respect to the Penwest Common Stock prior to the date hereof. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Penwest Common Stock (other than Endo, Merger Sub, the Penwest 13D Filers and their respective affiliates) of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Penwest;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Penwest furnished to or discussed with us by the management of Penwest, including certain financial forecasts relating to Penwest prepared by the management of Penwest (such forecasts, “Penwest Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Penwest with members of senior management of Penwest;

(iv)	discussed with members of senior management of Penwest the terms of, and their assessment as to the prospects of Penwest under, the strategic alliance agreement between Penwest and Endo;

Annex B-1

The Board of Directors

Penwest Pharmaceutical Co.

(v)	reviewed the trading history for Penwest Common Stock; reviewed the Agreement and certain related agreements; and

(vii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Penwest that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Penwest Forecasts, we have been advised by Penwest, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Penwest as to the future financial performance of Penwest. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Penwest, nor have we made any physical inspection of the properties or assets of Penwest. We have not evaluated the solvency or fair value of Penwest or Endo under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Penwest, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Penwest or the contemplated benefits of the Transaction. We have also relied, at the direction of Penwest, upon the assessments of senior management of Penwest as to the prospects of Penwest under the strategic alliance agreement between Penwest and Endo.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Penwest or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Penwest Common Stock (other than Endo, Merger Sub, the Penwest 13D Filers and their respective affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Penwest or in which Penwest might engage or as to the underlying business decision of Penwest to proceed with or effect the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to the Board of Directors of Penwest in connection with the Transaction and will receive a fee for our services, all of which is contingent upon consummation of the Transaction. In addition, Penwest has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies,

Annex B-2

The Board of Directors

Penwest Pharmaceutical Co.

governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Penwest, Endo and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Penwest and have received or in the future may receive compensation for the rendering of these services, including having acted as placement agent in connection with a private placement of Penwest’s equity securities.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Endo and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under a credit facility of Endo and (ii) having provided or providing certain treasury management products and services to Endo.

It is understood that this letter is for the benefit and use of the Board of Directors of Penwest in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by holders of Penwest Common Stock (other than Endo, Merger Sub, the Penwest 13D Filers and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex B-3

ANNEX C

WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13

23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash

Annex C-1

pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2009 c 189 § 41; 2009 c 188 § 1404; 2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

Notes:

Reviser’s note: This section was amended by 2009 c 188 § 1404 and by 2009 c 189 § 41, each without reference to the other. Both amendments are incorporated in the publication of this section under RCW 1.12.025(2). For rule of construction, see RCW 1.12.025(1).

Effective date — 2009 c 188: See note following RCW 23B.11.080.

23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

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(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

[2009 c 189 § 42; 2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2009 c 189 § 43; 2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220

Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

Annex C-3

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2009 c 189 § 44; 2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to *RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

Notes:

*Reviser’s note: RCW 23B.13.220 was amended by 2009 c 189 § 44, changing subsection (2)(c) to subsection (3)(c).

23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[2009 c 189 § 45; 1989 c 165 § 147.]

23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied

Annex C-4

with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

23B.13.260

Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[2009 c 189 § 46; 1989 c 165 § 149.]

23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[2009 c 189 § 47; 1989 c 165 § 150.]

23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

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(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2009 c 189 § 48; 2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

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23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

* * * * *

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on [            ], 2010,

the day prior to the shareholder meeting date.

Penwest Pharmaceuticals Co.

VOTE BY INTERNET

http://www.proxyvoting.com/ppco

Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form.

OR
VOTE BY TELEPHONE 1-866-540-5760 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the instructions.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-prepaid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 81746
▼ FOLD AND DETACH HERE ▼

	Please mark your votes as	☒
THIS PROXY CARD IS ONLY VALID WHEN SIGNED.	indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” Item 1.

	FOR	AGAINST	ABSTAIN
1.

The proposal to approve the merger of West Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation, with and into Penwest Pharmaceuticals Co. and approve the Plan of Merger (as set forth in the proxy statement).

	☐	☐	☐
Note: With respect to other matters that properly come before the Special Meeting, this proxy will be voted in the discretion of the named proxies.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name appears above. When shares are held by joint tenants, all persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title and authority as such. If a corporation, please sign in full corporate name and provide title of authorized officer signing the proxy. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

Penwest Pharmaceuticals Co.

PROXY

Solicited by the Board of Directors

for use at the Special Meeting of Shareholders to be Held on [            ], 2010

The undersigned, revoking all prior proxies, hereby appoint(s) [                            ] and [                            ], and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the special meeting of shareholders of Penwest Pharmaceuticals Co. (the “Company”) to be held at [                            ] on [            ], 2010, at [10:00 a.m.], and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the special meeting, all shares of Common Stock, par value $0.001 per share, of the Company that the undersigned would be entitled to act or vote upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof.

Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. If you are a participant in the Penwest Pharmaceuticals Co. Savings Plan, then by signing this proxy you hereby direct the trustee or other fiduciary of such plan to vote these shares of Common Stock in such plan in the participants name and/or account in accordance with the instructions given herein, including the matters shown on the reverse side and any other matters which may come before the meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE APPROVAL OF THE MERGER AND THE PLAN OF MERGER AND FOR OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)

▼  FOLD AND DETACH HERE  ▼

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
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